Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

DELUXE CORPORATION,

Fox acquirer sub, inc.,

FAPS HOLDiNGS, INC.

and

APPLEPOINT FAPS HOLDINGS LP

(SOLELY IN ITS CAPACITY AS THE STOCKHOLDER REPRESENTATIVE)

Dated as of April 21, 2021

TABLE OF CONTENTS

Page

Article 1 defined terms		1
1.1	Defined Terms	1
1.2	Other Definitional and Interpretive Matters	21
Article 2 The Merger; Closing		22
2.1	Merger; Surviving Company	22
2.2	Effective Time	23
2.3	Closing	23
2.4	Closing Deliveries of the Parties	23
2.5	Effects of the Merger	24
2.6	Certificate of Incorporation; Bylaws	24
2.7	Effect of Merger on Capital Stock; Treatment of Options	25
2.8	Pre-Closing Statement	27
2.9	Closing Payments	27
2.10	Post-Closing Merger Consideration Adjustment and Payments	28
2.11	Exchange of Certificates	33
2.12	Withholding Rights	34
Article 3 Representations and Warranties of the Company		35
3.1	Organization; Authority of the Company	35
3.2	Capitalization	36
3.3	Subsidiaries of the Company	37
3.4	No Conflicts; Consents and Approvals	38
3.5	Real Property	39
3.6	Intellectual Property	39
3.7	Financial Statements; No Undisclosed Liabilities	42
3.8	Absence of Certain Events	43
3.9	Tax Matters	43
3.10	Legal Proceedings; Compliance with Laws	45
3.11	Employee Benefits Matters	47
3.12	Material Contracts	49
3.13	Brokers	51
3.14	Insurance	52
3.15	Labor Matters	52
3.16	Environmental Matters	53
3.17	Data Privacy	54
3.18	Transactions with Related Persons	56
3.19	Anti-Corruption Matters	56
3.20	Permits	56
3.21	Sanctions and AML	57
3.22	Suppliers and Vendors; Customers	57
3.23	Other Representations or Warranties	58

i

Article 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER		59
4.1	Authority of Purchaser	59
4.2	Activities of Merger Sub	59
4.3	Consents and Approvals	59
4.4	Brokers and Finders	60
4.5	Financing	60
4.6	Independent Investigations	61
4.7	Litigation; Orders	61
4.8	Solvency	62
4.9	No Other Representations	62
Article 5 Covenants of the Company		63
5.1	Conduct of Business	63
5.2	Access to Information	66
5.3	Payoff Letters	67
5.4	Exclusive Dealing	67
5.5	Written Consent; Notice to Company Stockholders	67
5.6	Affiliate Contracts	68
5.7	Required Financials	68
Article 6 Covenants of Purchaser		69
6.1	Access to Information	69
6.2	Indemnification of Directors and Officers	69
6.3	Employee Matters	71
6.4	Merger Sub	74
Article 7 Other Covenants and Agreements		74
7.1	Efforts to Consummate	74
7.2	Regulatory Matters and Approvals; Other Third-Party Consents	74
7.3	Public Announcements	75
7.4	Financing	76
7.5	Further Assurances	80
7.6	Notices of Certain Events	80
7.7	Tax Matters	80
Article 8 CONDITIONS PRECEDENT		81
8.1	Conditions to Each Party’s Obligation	81
8.2	Conditions to Obligation of Purchaser and Merger Sub	82
8.3	Conditions to Obligations of the Company	82
8.4	Frustration of Closing Conditions	83
Article 9 Termination		83
9.1	Termination	83
9.2	Effect of Termination	84

Article 10 indemnification		84
10.1	Indemnification	84
10.2	Escrow Claim Period	85
10.3	Claims for Indemnification	85
10.4	Payment of Claims	86
10.5	Third-Party Claims	86
10.6	Early Release; Disbursement of Special Escrow Amount	86
10.7	Specified Matter Exclusive Remedy	87
Article 11 General Provisions		88
11.1	Survival	88
11.2	Company Disclosure Schedule	88
11.3	Entire Agreement	89
11.4	Amendment and Waiver	89
11.5	Severability	89
11.6	Expenses and Obligations	89
11.7	Notices	90
11.8	Counterparts	91
11.9	Governing Law	92
11.10	WAIVER OF JURY TRIAL	93
11.11	Rights Cumulative	93
11.12	Assignment	93
11.13	Specific Performance	93
11.14	Third-Party Beneficiaries	94
11.15	Stockholder Representative	94
11.16	Release	97
11.17	Legal Representation	98
11.18	No Recourse	100
11.19	Debt Financing Sources	100

Exhibit A	Calculation of Working Capital
Exhibit B	Letter of Transmittal
Exhibit C	Option Surrender Agreement
Exhibit D	Form of Written Consent

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 21, 2021, is made by and among Deluxe Corporation, a Minnesota corporation (“Purchaser”), Fox Acquirer Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Purchaser (“Merger Sub”), FAPS Holdings, Inc., a Delaware corporation (the “Company”), and ApplePoint FAPS Holdings LP, a Delaware limited partnership (as the “Stockholder Representative”). Each of Purchaser, Merger Sub, the Company and the Stockholder Representative is hereinafter called a “Party” and, collectively, the “Parties.”

RECITALS

WHEREAS, the Parties intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Surviving Company will become a Subsidiary of Purchaser;

WHEREAS, the board of directors of the Company has adopted, approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the DGCL and other applicable Laws and upon the terms and subject to the conditions set forth herein, and has declared that it is advisable and in the best interests of the stockholders of the Company that this Agreement and the transactions contemplated hereby be adopted and approved by the stockholders of the Company;

WHEREAS, the respective boards of directors of the Purchaser and Merger Sub have each adopted, approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the DGCL and other applicable Laws and upon the terms and subject to the conditions set forth herein; and

WHEREAS, immediately following the execution and delivery of this Agreement, the Company is delivering to Merger Sub a written consent from stockholders of the Company representing a majority of the outstanding Class A Common Stock evidencing their adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby, in each case in accordance with the DGCL and Company’s Organizational Documents.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article 1

defined terms

1.1              Defined Terms. The following terms shall have the following meanings in this Agreement:

“280G Approval” has the meaning set forth in Section 6.3(i).

“Accountant” has the meaning set forth in Section 2.10(c).

“Accounting Policies” means (i) the accounting principles, methods and practices utilized in preparing the Latest Balance Sheet and related statements of income and cash flows applied on a consistent basis with the Latest Balance Sheet, using consistent estimation methodologies and judgments and with consistent classifications used in the Latest Balance Sheet and related statements of income and cash flows, (ii) to the extent supplemental guidance is required and is not in conflict with the principles, methods and practices, estimation methodologies and judgments determined pursuant to clause (i), GAAP, and (iii) calculations based exclusively on the facts and circumstances as they exist as of the Adjustment Time, and excluding the effects of any event, act, change in circumstances or similar development arising or occurring thereafter (including on the Closing Date) and any action of the Company Group or any of their Affiliates after the Closing Date.

“Additional Class A Merger Consideration” means an amount equal to the sum of (i) the Adjustment Amount (if any and if positive), plus (ii) any portion of the Adjustment Escrow Amount payable to the Selling Equityholders pursuant to Section 2.10(e) plus (iii) any portion of the Special Escrow Amount payable to the Selling Equityholders pursuant to Section 10.6 plus (iv) any portion of the Stockholder Representative Expense Amount payable to the Selling Equityholders pursuant to Section 11.15(d). For the avoidance of doubt, no interest shall be paid on or in respect of any portion of the Additional Class A Merger Consideration, regardless when payable or paid.

“Additional Per Class A Share Merger Consideration” means, with respect to each component of the Additional Class A Merger Consideration, the quotient equal to (a) the amount of such component of the Additional Class A Merger Consideration divided by (b) the Fully-Diluted Class A Common Shares, and, with respect to the entire Additional Class A Merger Consideration, the quotient equal to (i) the entire Additional Class A Merger Consideration divided by (ii) the Fully-Diluted Class A Common Shares.

“Additional Per Preferred Share Merger Consideration” means an amount equal to the product of (i) the Additional Per Class A Share Merger Consideration multiplied by (ii) the Preferred Stock Deemed Conversion Shares.

“Adjusted Closing Date Class A Merger Consideration” means (i) the Closing Date Class A Merger Consideration, minus, (ii) the Adjustment Escrow Amount, minus (iii) the Special Escrow Amount, minus (iv) the Stockholder Representative Expense Amount.

“Adjustment Amount” means the net aggregate amount (which may be positive or negative) of all increases or decreases to the Closing Date Class A Merger Consideration pursuant to Section 2.10(d).

“Adjustment Amount Per Class A Share” means an amount equal to the quotient of (i) the Adjustment Amount (if any and if positive) divided by (ii) the Fully-Diluted Class A Common Shares.

“Adjustment Escrow Account” means the escrow account established pursuant to the Escrow Agreement with the Escrow Agent to hold the Adjustment Escrow Amount subject to disbursement as provided in Section 2.10.

“Adjustment Escrow Amount” means an amount equal to $2,000,000.

“Adjustment Escrow Amount Per Class A Share” has the meaning set forth in Section 2.10(e)(i)(C).

“Adjustment Time” means 11:59 p.m. in New York, New York on the day immediately preceding the Closing Date, except with respect to items relating to income Taxes, where it means as of the end of the Closing Date.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. For purposes of this definition, the terms “control,” “controlling,” “controlled by” and “under common control with,” as used with respect to any Person, mean the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, SPC, OTPP and their respective Affiliates and portfolio companies (other than the Company and its Subsidiaries) shall not be considered Affiliates of the Company or its Subsidiaries.

“Aggregate Common Stock Closing Payment Amount” means an amount equal to the sum of (i) the product of (a) the Closing Per Class A Share Merger Consideration multiplied by (b) the aggregate number of shares of Class A Common Stock issued and outstanding as of immediately prior to the Effective Time (other than Excluded Shares) plus (ii) the Class B Merger Consideration plus (iii) the Class C Merger Consideration.

“Aggregate Option Closing Payment Amount” means an amount equal to the sum of all of the Option Closing Payments.

“Aggregate Option Exercise Amount” means an amount, in the aggregate for all Options, equal to the sum of, in respect of each Option outstanding as of immediately prior to the Effective Time, (i) the Option Exercise Price for such Option multiplied by (ii) the number of shares of Class A Common Stock underlying such Option.

“Aggregate Preferred Stock Closing Payment Amount” means an amount equal to the product of (i) the Closing Per Preferred Share Merger Consideration multiplied by (ii) the aggregate number of Preferred Stock Deemed Conversion Shares.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Corruption and Anti-Money Laundering Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) all other applicable Laws or Orders relating to anti-bribery or anti-corruption (governmental or commercial) and (c) all applicable money laundering-related Laws of the United States and similar laws and regulations of any other jurisdictions where the members of the Company Group conduct business.

“Antitrust Laws” has the meaning set forth in Section 7.2(b).“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any other employee benefit plans, programs, policies, arrangements or agreements (including bonus, profit-sharing, incentive compensation, deferred compensation, equity and equity-based awards, severance arrangements, employment, consulting, change in control, retention, transaction bonus, pension, retirement or retirement savings, group insurance, welfare-benefit, excess or supplemental benefit, vacation, sick leave, supplemental unemployment benefit, disability, or fringe benefit plan, policy, program or arrangement and similar agreements and “employee welfare benefit plans” and “employee pension benefit plans”, as defined in Sections 3(1) and 3(2), respectively, of ERISA), whether or not subject to ERISA, whether formal or informal, oral or written, insured or self-insured, registered or unregistered (i) which the Company or any of its Subsidiaries sponsors or maintains, (ii) under which any current or former employee, individual consultant, officer and/or director or their respective dependents or beneficiaries has any present or future right to payment or benefits or (iii) under which a member of the Company Group has, or could reasonably be expected to have, any Liability.

“Audited Financial Statements” has the meaning set forth in Section 3.7(a).

“Business Day” means any day other than (i) a Saturday, Sunday or federal holiday in the United States or (ii) a day on which commercial banks in New York, New York are authorized or required to be closed.

“Card Association Registrations” has the meaning set forth in Section 3.10(c)(i).

“Card Associations” has the meaning set forth in Section 3.10(c)(i).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as may be amended or modified from time to time including, in each case, any rules or regulations promulgated thereunder (including any analogous provisions under state and local law).

“Cash and Cash Equivalents” means, with respect to any Person, without duplication, the aggregate amount of all cash and cash equivalents (including marketable securities, short-term investments and other liquid investments able to be converted to cash within thirty days, but excluding Restricted Cash and cash held for merchants) calculated in accordance with the Accounting Policies.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificate” means a certificate representing any shares of Common Stock or Series A Preferred Stock.

“Change” has the meaning set forth in the definition of Material Adverse Effect.

“Claims Notice” has the meaning set forth in Section 10.3.

“Class A Common Stock” has the meaning set forth in Section 3.2(a).

“Class B Common Stock” has the meaning set forth in Section 3.2(a).

“Class B Merger Consideration” means $100, plus the amount of all declared or accrued dividends in respect of the Class B Common Stock to the extent unpaid as of the Adjustment Time.

“Class C Common Stock” has the meaning set forth in Section 3.2(a).

“Class C Merger Consideration” means the aggregate amount of accrued Special Dividends (as defined in the certificate of incorporation) to the extent unpaid as of the Adjustment Time.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Date Cash and Cash Equivalents” means, without duplication, (i) all Cash and Cash Equivalents of the Company Group as of the Adjustment Time plus (ii) the Stockholder Loan Amount.

“Closing Date Indebtedness” means, without duplication, all Indebtedness of the Company Group as of the Adjustment Time (but shall not take into account any payment of Taxes after the Adjustment Time); provided that notwithstanding anything to the contrary herein, any fees, costs, expenses, prepayment penalties and other similar obligations owed or incurred with respect of any outstanding Indebtedness repaid, prepaid, discharged, settled or otherwise retired on or prior to the Closing Date shall be calculated as of the Closing.

“Closing Date Class A Merger Consideration” means an amount equal to (i) the Enterprise Value, plus (ii) Estimated Cash and Cash Equivalents, plus (iii) the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital, minus (iv) the amount, if any, by which the Estimated Working Capital is less than the Target Working Capital, minus (v) Estimated Closing Date Indebtedness, minus (vi) Estimated Transaction Expenses, plus (vii) the Aggregate Option Exercise Amount, minus (viii) the Class B Merger Consideration minus (ix) the Class C Merger Consideration plus (x) the Tax Benefit Amount.

“Closing Per Class A Share Merger Consideration” means an amount equal to the quotient of (i) the Adjusted Closing Date Class A Merger Consideration divided by (ii) the Fully-Diluted Class A Common Shares.

“Closing Per Preferred Share Merger Consideration” means an amount equal to the product of (i) the Closing Per Class A Share Merger Consideration multiplied by (ii) the Preferred Stock Deemed Conversion Shares.

“Closing Statement” has the meaning set forth in Section 2.10(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.2(a).

“Company” has the meaning set forth in the Preamble.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Purchaser and Merger Sub prior to the execution and delivery of this Agreement.

“Company Documents” means any Transaction Documents to which the Company or any of its Subsidiaries is party.

“Company Group” means (i) prior to the Closing, collectively, the Company and its Subsidiaries and (ii) from and after the Closing, collectively, the Surviving Company and its Subsidiaries.

“Company Software” means any and all Software owned or purported to be owned by any member of the Company Group.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of September 2, 2020, between Purchaser and First American Payment Systems, L.P.

“Contaminant” has the meaning set forth in Section 3.6(g).

“Continuing Employee” has the meaning set forth in Section 6.3(a).

“Contract” means any contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, lease, license or use and occupancy agreement, which is legally binding.

“COVID-19 Measures” means (i) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order (including any executive order), Legal Action, directive, guidelines or recommendations by any Governmental Body in connection with or in response to COVID-19, including, but not limited to, the CARES Act, IRS Notice 2020-65 and the Consolidated Appropriations Act, 2021 or (ii) actions that the Company reasonably determines are necessary or prudent for the Company Group to take in connection with (a) mitigating the adverse effects of the COVID-19 pandemic on the business of the Company Group or (b) protecting the health and safety of customers, employees and other business relationships to ensure compliance with any Law, recommendations of, or restrictions imposed by, the Centers for Disease Control and Prevention or any other Governmental Body or quasi-governmental authorities having jurisdiction over the Company Group, in each case, in connection with or in response to the COVID-19 pandemic.

“Credit Facility” means that certain Credit Agreement, dated March 4, 2020, with First American Payment Systems, L.P. as the borrower and JPMorgan Chase Bank, N.A. as the administrative agent.

“D&O Tail Insurance” has the meaning set forth in Section 6.2(c).

“Deal Communications” has the meaning set forth in Section 11.17(b).

“Debt Financing” has the meaning set forth in Section 4.5.

“Debt Financing Commitments” has the meaning set forth in Section 4.5.

“Debt Financing Sources” means the Persons that have committed to provide or arrange all or any part of the Debt Financing in connection with the Merger, including the parties to the Debt Financing Commitments and any joinder agreements entered into pursuant thereto or other agreements (including any credit agreements and indentures) relating thereto and their respective Affiliates, and such Persons’ and their Affiliates’ respective officers, directors, employees, controlling persons, agents and representatives involved in the Debt Financing and their respective successors and assigns.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 2.7(h).

“DOJ” has the meaning set forth in Section 7.2(a).

“Effective Time” has the meaning set forth in Section 2.2.

“End Date” has the meaning set forth in Section 9.1(b)(i).

“Enforceability Exceptions” means bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).

“Enterprise Value” means $960,000,000.

“Environmental Laws” means all federal, state, local and foreign statutes, regulations, ordinances or other legal requirements, including principles of common law and any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator concerning the environment, natural resources, pollution or protection of human (including occupational) health and safety.

“Environmental Report” means any report or similar document regarding any site assessment, audit, investigation, remediation, or other study concerning any Environmental Laws or Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliates” means any Person that, together with the Company or any of its Subsidiaries, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means the escrow agreement to be entered into at Closing by Purchaser, the Stockholder Representative and the Escrow Agent in such form as mutually agreed among Purchaser and the Stockholder Representative (each acting reasonably) and the Escrow Agent.

“Estimated Cash and Cash Equivalents” has the meaning set forth in Section 2.8.

“Estimated Closing Date Indebtedness” has the meaning set forth in Section 2.8.

“Estimated Tax Benefit Amount” has the meaning set forth in Section 2.8.

“Estimated Transaction Expenses” has the meaning set forth in Section 2.8.

“Estimated Working Capital” has the meaning set forth in Section 2.8.

“Excess Special Escrow Amount” has the meaning set forth in Section 10.6(b).

“Excess Special Escrow Amount Per Class A Share” has the meaning set forth in Section 10.6(b).

“Excess Stockholder Representative Expense Amount” has the meaning set forth in Section 11.15(d).

“Excess Stockholder Representative Expense Amount Per Class A Share” has the meaning set forth in Section 11.15(d)(x).

“Excluded Shares” means Treasury Shares, Dissenting Shares and shares of Common Stock or Series A Preferred Stock owned by Purchaser or Merger Sub.

“Final Cash and Cash Equivalents” has the meaning set forth in Section 2.10(d)(ii).

“Final Indebtedness” has the meaning set forth in Section 2.10(d)(iii).

“Final Tax Benefit Amount” has the meaning set forth in Section 2.10(d)(iv).

“Final Transaction Expenses” has the meaning set forth in Section 2.10(d)(iv).

“Final Working Capital” has the meaning set forth in Section 2.10(d)(i).

“Financial Statements” has the meaning set forth in Section 3.7(b).

“Fraud” means (i) a false representation of material fact by a Party set forth in the express representations and warranties contained in Articles III and IV of this Agreement or any certificate delivered pursuant to this Agreement, (ii) with actual knowledge that such representation is false, (iii) with the specific intention to mislead, deceive or induce another Party to act or refrain from acting in reliance upon it, (iv) causing such other Party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action and (v) causing such other Party to suffer damage by reason of such reliance. For the avoidance of doubt, Fraud does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence and recklessness.

“Fried Frank” has the meaning set forth in Section 11.17(a).

“Fully-Diluted Class A Common Shares” means a number of shares equal to the sum of (i) the aggregate number of shares of Class A Common Stock issued and outstanding immediately prior to the Effective Time, plus (ii) the aggregate number of Preferred Stock Deemed Conversion Shares in respect of all shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, plus (iii) the aggregate number of shares of Class A Common Stock issuable upon the exercise in full of all Options outstanding and unexercised immediately prior to the Effective Time.

“FTC” has the meaning set forth in Section 7.2(a).

“GAAP” means generally accepted accounting principles in the United States as in effect as of the date hereof (or in respect of the Financial Statements, as of the date of the particular Financial Statement to which it is being referred), applied in a manner consistent with the principles, policies and methodologies used by the Company Group in preparation of the Financial Statements as modified by the Accounting Policies.

“Governmental Body” means any international, federal, state, provincial, municipal, local, foreign or other governmental administrative or regulatory authority, department, commission, agency, board, bureau or instrumentality, including any court, tribunal or arbitral body or self-regulatory organization.

“Hazardous Materials” means any material, substance or waste classified, regulated or otherwise characterized as “hazardous,” “toxic,” “radioactive,” or as a “pollutant,” “contaminant” or terms of similar meaning under or otherwise forms the basis of liability under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Taxes” means Taxes imposed on, or determined by reference to, net income, in whole or in part.

“Indebtedness” means, with respect to any Person, the aggregate amount (including the current portions thereof), without duplication, arising under (i) indebtedness for borrowed money and all other obligations evidenced by notes, bonds, debentures, capital leases or other similar instruments (other than trade payables, accrued expenses and Liabilities incurred in the ordinary course of business and consistent with past practice, provided such items are reflected in Working Capital to the extent such items are required to be included in Working Capital pursuant to the terms of this Agreement); (ii) all obligations of such Person for the reimbursement of any obligor on any drawn letter of credit, banker’s acceptance or similar credit transaction; (iii) obligations of such Person for the purchase price (whether unpaid or deferred) for the acquisition of any business, securities, assets or other properties or the entry into any affiliations with any business, including the amounts of any escrows, holdbacks or other similar amounts; (iv) obligations in respect of any declared but unpaid dividends or distributions, (v) obligations arising under any hedging or swap agreements, (vi) all obligations of such Person or any of its Subsidiaries as lessee under leases required to be treated as capital leases under GAAP; (vii) any escheatment obligations, (viii) the amount of the employer portion of any employment, payroll or social security Taxes with respect to Pre-Closing Tax Periods for which payment has been deferred by the CARES Act; (ix) Pre-Closing Income Taxes; and (x) Indebtedness of the type described in any of clauses (i) through (ix) above guaranteed by such Person or any of its Subsidiaries. The term “Indebtedness” shall include the amount required to pay, prepay, discharge, settle or otherwise retire any amount set forth in clauses (i) through (ix) on the date in question and includes all principal, interest, fees, costs, expenses, prepayment penalties and other similar obligations owed in respect thereof (and, for the avoidance of doubt, for purposes of determining the Closing Date Indebtedness, shall include all amounts set forth in the Payoff Letters). Notwithstanding the foregoing, the term “Indebtedness” shall not include (A) any intercompany obligations among such Person and its Subsidiaries or among any of such Person’s Subsidiaries, (B) any obligations to pay rent under any operating lease, (C) undrawn portion of any letters of credit, (D) amounts included in Transaction Expenses or (E) amounts included in Working Capital; an illustrative example of the Indebtedness of the Company Group is set forth on Section 1.1(a) of the Company Disclosure Schedule.

“Indemnitees” has the meaning set forth in Section 6.2(a).

“Indemnitors” has the meaning set forth in Section 6.2(b).

“Indemnified Person” has the meaning set forth in Section 10.1(a).

“Information Statement” has the meaning set forth in Section 5.5(b).

“Insurance Policies” has the meaning set forth in Section 3.14.

“Intellectual Property” means any and all intellectual property and all rights, title and interests anywhere in the world (whether statutory, common law or otherwise) associated with or arising out of any intellectual property, including all: (i) patents, industrial designs and applications for any of the foregoing, including all continuations, divisionals, continuations-in-part, provisionals and issuances or registrations issuing on any of the foregoing, and all renewals, reexaminations, substitutions, extensions and reissues of any of the foregoing; (ii) trademarks, service marks, service names, brand names, trade dress, trade names, logos, corporate names, trade styles and other source or business identifiers and general intangibles of a like nature, together with all of the goodwill associated with any of the foregoing, and all registrations, applications for registration, renewals and extensions of any of the foregoing; (iii) copyrights and copyrightable works, rights in works of authorship, compilations, data, database and design rights, whether or not registered or published, “moral rights” and all registrations, applications for registration, renewals, extensions and reversions of any of the foregoing; (iv) trade secrets and all corresponding rights in trade secrets and confidential information and other non-public or proprietary information (whether or not patentable), including know-how, inventions (whether patentable or unpatentable and whether or not reduced to practice), discoveries, invention disclosures, research in progress, data, designs, algorithms, processes, formulae, drawings, strategies, prototypes and techniques (collectively, “Trade Secrets”); (v) Internet domain names, electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing, and all social media accounts; and (vi) other intellectual property rights arising from or related to Software or technology.

“Interim Financial Statements” has the meaning set forth in Section 3.7(b).

“IRS” means the United States Internal Revenue Service.

“ISO Partner” means a wholesale or retail registered “independent sales organization” in the business of developing and marketing merchant bank card programs, originating merchant relationships and providing merchant bank card management services.

“ISV Partner” means any independent software vendor from which any member of the Company Group receives compensation as a result of such member of the Company Group selling, reselling or licensing any products or services of the Company Group.

“IT Systems” means any and all computer systems, networks, hardware, technology, Software, databases, websites, and equipment used to process, store, maintain and operate data information and all functions used in connection with any of the businesses of the Company Group as presently conducted.

“Knowledge of the Company”, or variations thereof, means the actual knowledge of the individuals set forth on Section 1.1(b) of the Company Disclosure Schedule.

“Knowledge of Purchaser”, or variations thereof, means the actual knowledge of the individuals set forth on Section 1.1(c) of the Company Disclosure Schedule.

“Latest Balance Sheet” has the meaning set forth in Section 3.7(b).

“Latest Balance Sheet Date” has the meaning set forth in Section 3.7(b).

“Law” means any domestic or foreign common or statutory law, code, ordinance, rule, regulation or other requirement or rule of law enacted, promulgated, entered into or imposed by any Governmental Body.

“Lease” has the meaning set forth in Section 3.5(b).

“Leased Real Property” has the meaning set forth in Section 3.5(b).

“Legal Action” means any complaint, action, suit, litigation, debarment proceeding, arbitration, condemnation proceeding or other similar legal proceeding before any Governmental Body.

“Letter of Transmittal” has the meaning set forth in Section 2.11.

“Liability” means any actual liability or obligation (including as related to Taxes), whether absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Liability Claim” has the meaning set forth in Section 10.3.

“Licensed Intellectual Property” has the meaning set forth in Section 3.6(b).

“Liens” means, with respect to any specified asset, any and all liens, licenses, encumbrances, easements, pledges, charges, claims, equitable interests or other security interests or other encumbrances.

“Loss” means any loss, liability, damage, fine, penalty, assessment, fee, expense, cost, judgment, award, interest or other amounts actually paid, including any amounts paid with respect to a settlement of a Legal Action (including reasonable attorneys’ and expert fees and expenses incurred in connection therewith), to the extent arising out of, relating to or resulting from, the Specified Matter; but excluding any punitive, incidental, consequential, special or indirect damages (other than any such damages payable to a third party), loss of future profits, revenue or income, diminution in value or loss of business reputation or opportunity.

“Material Adverse Effect” means any event, change, effect, condition, circumstance, occurrence, state of facts or development (collectively, a “Change”) that, individually or in the aggregate with other Changes, (a) has had or would reasonably be expected to have a material adverse effect upon the business, results of operations, financial condition, assets or Liabilities of the Company Group taken as a whole; provided that in the case of this clause (a) only, any adverse Change to the extent arising from any of the following shall not be deemed to be or constitute a Material Adverse Effect and shall not be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) Changes affecting the economy generally or affecting financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index, or changes in interest rates or exchange rates), (ii) Changes that generally affect the industries or markets in which the Company or any of its Subsidiaries operates, (iii) (x) Changes to national or international political conditions, including the engagement or escalation by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or escalation of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country, (y) Changes related to any epidemic, pandemic, including the COVID-19 pandemic, and any future resurgence, or evolutions or mutations of COVID-19 or related disease outbreaks, epidemics or pandemics, or any escalation or worsening thereof or (z) Changes arising from or as a result of earthquakes, hurricanes, tornados or other natural disasters, (iv) Changes in GAAP after the date hereof, (v) Changes in any applicable Laws, accounting rules or Operating Rules, the rules of any other applicable bankcard association or network or the payment card industry generally or, in each case the interpretation thereof, (vi) any failure, in and of itself, by the Company Group or any member of the Company Group to meet any internal or published projections, forecasts, predictions or guidance of revenues, income, cash position, cash-flow or other financial measure (provided that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any Change underlying such failure not otherwise excluded from the definition of “Material Adverse Effect” has resulted in or contributed to a Material Adverse Effect), (vii) the taking of any action or omission expressly required by this Agreement and/or the Transaction Documents or at the express written request of Purchaser or Merger Sub or (viii) any Change resulting from the public announcement of this Agreement, except to the extent such Change arising from or related to the matters described in clauses (i), (ii), (iii), (iv) or (v) materially and disproportionately affects the Company Group, taken as a whole, as compared to other companies operating in the industries and markets in which the Company Group operates; or (b) has had or would reasonably be expected to have a material adverse effect on the Company’s ability to perform its obligations under this Agreement or the Transaction Documents to which it is a party and/or to consummate the transactions contemplated hereby or thereby pursuant to and in accordance with the terms herein and therein.

“Material Contracts” has the meaning set forth in Section 3.12(a).

“Member Bank” has the meaning set forth in Section 3.10(c)(i).

“Merchant” means any customer for whom any member of the Company Group provides processing or other electronic payment, credit or debit card-related products, systems or services as of the date of this Agreement.

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Network Rules” has the meaning set forth in Section 3.10(c)(ii).

“Objection Notice” has the meaning set forth in Section 2.10(c).

“Open Source Software” means any Software that is, or that contains or is derived in any manner (in whole or in part), from any Software that is distributed as free software, open source software, copyleft software, “freeware” or “shareware” or under similar licensing or distribution models, including Software licensed pursuant to: (i) the GNU General Public License, the GNU Library General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, any Creative Commons “sharealike” license, or any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses or (ii) any license under which any Software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms.

“Operating Rules” means the rules and regulations of Visa, MasterCard, American Express or Discover.

“Option Closing Payment” has the meaning set forth in Section 2.7(g).

“Option Exercise Price” means for any Option, the exercise price per share of Class A Common Stock under such Option.

“Option Plan” means the 2014 FAPS Holdings, Inc. Stock Option Plan.

“Option Surrender Agreement” has the meaning set forth in Section 2.7(g).

“Optionholders” means the holders of Options immediately prior to the Effective Time.

“Options” has the meaning set forth in Section 3.2(b).

“Orders” has the meaning set forth in Section 3.10(b).

“Organizational Documents” means: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) any statement of partnership and the partnership agreement of a general partnership; (iii) the certificate of limited partnership and the limited partnership agreement of a limited partnership; (iv) the certificate of formation and the limited liability company agreement or, if applicable, operating agreement of a limited liability company; (v) any similar charter or operating document adopted or filed in connection with the creation, formation or organization of any Person who is not an individual; and (vi) any amendment to any of the foregoing.

“OTPP” means Ontario Teachers’ Pension Plan Board.

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by, or exclusively licensed to, any member of the Company Group, including the Scheduled Intellectual Property and the Company Software.

“Party” and “Parties” has the meaning set forth in the Preamble.

“Paying Agent” means U.S. Bank National Association.

“Paying Agent Agreement” means the paying agent agreement to be entered into at Closing by Purchaser, the Stockholder Representative and the Paying Agent in such form as mutually agreed among Purchaser and the Stockholder Representative (each acting reasonably) and the Paying Agent.

“Payoff Letters” has the meaning set forth in Section 5.3.

“Permits” has the meaning set forth in Section 3.20.

“Permitted Liens” means: (i) Liens for Taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in good faith and for which proper reserves have been established prior to the date of the applicable balance sheet, (ii) Liens of carriers, warehousemen, mechanics, workmen, materialmen and repairmen and other similar Liens arising in the ordinary course of business and consistent with past practice for sums not yet due and payable prior to the date hereof, or are being contested in good faith and for which proper reserves have been established prior to the date of the applicable balance sheet and reflected on the applicable balance sheet, (iii) with respect to Leased Real Property, any and all matters of record in the jurisdiction where the Leased Real Property is located, including utility, municipal and zoning easements and similar restrictions, if any, easements and rights of way, that do not individually or in the aggregate materially interfere with the Company’s or any of its Subsidiaries’ uses or occupancy of such Leased Real Property, (iv) any other Liens that will be terminated at or prior to Closing in accordance with this Agreement, (v) non-exclusive licenses of Intellectual Property granted in the ordinary course of business and consistent with past practice, and (vi) other Liens disclosed in Section 1.1(d) of the Company Disclosure Schedule.

“Permitted Removal” has the meaning set forth in Section 11.17(d).

“Person” shall be construed broadly and shall include any individual, corporation, partnership, limited liability company, firm, joint venture, association, trust, Governmental Body or other entity, whether or not a legal entity.

“Personal Information” means, in addition to any definition for “personal information” or any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law, or by any member of the Company Group in any of its privacy policies, notices or contracts, all information that identifies, could be used to identify or is otherwise related to an identified or identifiable person.

“Pre-Closing Income Taxes” means an amount equal to the current unpaid liabilities for Income Taxes imposed on each Company Group member (regardless of whether such Income Taxes are due and payable as of the Closing Date, but only relating to Tax Returns that are not yet due and have not been filed) for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date; provided, that such liabilities shall be calculated (1) except as set forth otherwise in this definition, in a manner consistent with the past practices of the Company Group in the preparation of their Tax Returns, (2) taking into account any deduction for accrual of employee compensation without regard to whether such compensation is to be paid in cash within two and a half months after the Closing Date, (3) taking into account any estimated tax payments or overpayments in previous periods, and, for the avoidance of doubt, any net operating losses and tax credits (but solely to the extent that such amounts actually reduce the Tax liability of the Company Group with respect to unpaid Income Taxes for a Pre-Closing Tax Period, or in the case of estimated tax payments or overpayments, are refundable in cash), (4) without regard to any action taken by Purchaser (or its Affiliates, including the Company Group) on the Closing Date outside of the ordinary course of business or after the Closing Date, (5) in a manner consistent with Section 7.7(d) and Section 7.7(e) and (6) by excluding any deferred Tax assets or liabilities. For the avoidance of doubt, Pre-Closing Income Taxes may be a positive or negative number, provided that if such number will be negative it will not exceed $300,000.

“Pre-Closing Statement” has the meaning set forth in Section 2.8.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Preferred Stock” has the meaning set forth in Section 3.2(a).

“Preferred Stock Deemed Conversion Shares” means, in respect of each share of Series A Preferred Stock, the number of shares of Class A Common Stock that would be issued in respect thereof if such share of Series A Preferred Stock were converted immediately prior to the Effective Time pursuant to Section 5 of the Series A Certificate of Designation.

“Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including cross-border) of any Personal Information, including, but not limited to, the Personal Information and Protection of Electronic Documents Act (Canada), the California Consumer Privacy Act (CCPA), Gramm-Leach Bliley Act (GLBA), Fair Credit Reporting Act (FCRA), Federal Trade Commission Act, Illinois Biometric Information Privacy Act (BIPA), the Payment Card Industry Data Security Standard (PCI-DSS) and all other applicable security rules and requirements promulgated by the PCI Security Standards Council or by any entity that functions as a card brand, card association, card network, payment processor, acquiring bank, merchant bank or issuing bank, the Telephone Consumer Protection Act (TCPA), the EU General Data Protection Regulation (GDPR), and any and all applicable Laws relating to breach notification or marketing (including anti-spam) in connection with any Personal Information, and any Laws relating to the use of biometric identifiers or biometric information.

“Privileged Deal Communications” has the meaning set forth in Section 11.17(b).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Documents” means any Transaction Documents to which Purchaser or Merger Sub is party.

“Purchaser Plans” has the meaning set forth in Section 6.3(c).

“Q1 Financials” means the unaudited consolidated balance sheets of the Company as of March 31, 2020 and March 31, 2021 and the related consolidated statements of comprehensive income, shareholders’ equity and cash flows of the Company for the 3-month period ended each of March 31, 2020 and March 31, 2021.

“Recoverable Losses” has the meaning set forth in Section 10.1.

“Referral Bank” means a bank that refers prospective new Merchants to any member of the Company Group.

“Related Person” has the meaning set forth in Section 3.18.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any hazardous material or pollutant or contaminant).

“Released Group” has the meaning set forth in Section 11.1.

“Remaining Adjustment Escrow Amount Per Class A Share” has the meaning set forth in Section 2.10(e)(ii)(B).

“Representatives” means, with respect to a Person, such Person’s officers, directors, managers, employees, investment bankers, attorneys, accountants, consultants and other authorized agents, advisors or representatives.

“Residual Communication” has the meaning set forth in Section 11.17(d).

“Restricted Cash” means, with respect to the Company Group, as of the Adjustment Time, the accounts of the Company Group listed on Section 1.1(e) of the Company Disclosure Schedule determined in accordance with the Accounting Policies.

“Required Financials” has the meaning set forth in Section 5.7.

“Required Information” has the meaning set forth in Section 7.4(a).

“Sanctions” means economic sanctions and trade embargoes, including without limitation the sanctions laws, executive orders, and implementing regulations promulgated or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the UN Security Council, the EU, or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Intellectual Property” has the meaning set forth in Section 3.6(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Selling Equityholders” means, collectively, the Stockholders and the Optionholders.

“Series A Certificate of Designation” means the Certificate of Designation, Powers, Preferences and Rights of 12% Series A Preferred Stock (as amended or modified).

“Series A Preferred Stock” has the meaning set forth in Section 3.2(a).

“Software” means any and all (i) software or computer programs of any type, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form; (ii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, development tools, templates, menus, buttons, images, videos, models and icons; (iii) data, databases and compilations of data, including any and all collections of data, whether machine readable or otherwise; and (iv) documentation and other materials related to any of the foregoing, including user manuals and training materials.

“SPC” means Stella Point Capital LLC.

“Special Escrow Account” means the account established to hold the Special Escrow Amount subject to disbursement as provided in Article 10.

“Special Escrow Amount” means an amount equal to $30,000,000.

“Special Escrow Early Release Amount” has the meaning set forth on Section 1.1(f) of the Company Disclosure Schedule.

“Special Escrow Early Release Amount Per Class A Share” has the meaning set forth in Section 10.6(a).

“Special Escrow Termination Date” has the meaning set forth on Section 1.1(f) of the Company Disclosure Schedule.

“Specified Matter” has the meaning set forth on Section 1.1(f) of the Company Disclosure Schedule.

“Specified Matter Conclusion Date” has the meaning set forth on Section 1.1(f) of the Company Disclosure Schedule.

“Specified Matter Settlement” has the meaning set forth on Section 1.1(f) of the Company Disclosure Schedule.

“Sponsors” has the meaning set forth in Section 11.16(a).

“Stockholder Approval” has the meaning set forth in Section 3.4(b).

“Stockholder Loan Amount” means the amounts owing under the promissory notes set forth on Section 1.1(g) of the Company Disclosure Schedule (in each case, including principal, interest, prepayment penalties or fees, premiums, breakage amounts or other amounts payable in connection with prepayment) that remains unpaid as of the Adjustment Time.

“Stockholder Representative” has the meaning set forth in the Preamble.

“Stockholder Representative Expense Account” means the account established by the Stockholder Representative to hold the Stockholder Representative Expense Amount subject to disbursement as provided in Section 11.15.

“Stockholder Representative Expense Amount” means an amount equal to $3,000,000.

“Stockholders” means, collectively, holders of Common Stock and holders of Series A Preferred Stock immediately prior of the Effective Time.

“Stockholders Agreement” means that certain Stockholders’ Agreement, dated as of August 19, 2014, by and among the Company, ApplePoint FAPS Holdings LP and the other parties signatory thereto (as amended. Restated, supplemented or otherwise modified from time to time).

“Straddle Period” means any taxable year or period beginning on or before and ending after the Adjustment Time.

“Subsidiary” means, with respect to a Person (including the Company), any other Person of which (i) a majority of the outstanding voting securities are owned, directly or indirectly, by such Person, or (ii) such Person is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable governing body of such other Person

“Surviving Company” has the meaning set forth in Section 2.1.

“Surviving Company Bylaws” has the meaning set forth in Section 2.6(b).

“Surviving Company Charter” has the meaning set forth in Section 2.6(a).

“Target Working Capital” means $(5,900,000), which for the avoidance of doubt is a negative number.

“Tax” means any federal, state, local or foreign taxes, charges, fees, levies or other assessments, including net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, employment insurance, mandatory pension and other social fund taxes or premiums, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, transfer, or stamp tax, or escheat payments or any other tax, custom, duty, or other like assessment or charge, including any assessment or claw back of amounts received as an overpayment or deemed overpayment of Taxes under any government assistance amounts (including the Canada Emergency Wage Subsidy), together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body.

“Tax Benefit Amount” means an amount equal to (a) 25.5% multiplied by (b) the amount of the Transaction Tax Deductions reduced by the amount of Transaction Tax Deductions used to reduce taxable income in the current period in the calculation of Pre-Closing Income Taxes.

“Tax Returns” means all returns, declarations, reports, claims for refund, estimates, information returns and statements filed or required to be filed in respect of any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property”.

“Transaction Documents” means this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed in connection with the consummation of the transactions contemplated hereby.

“Transaction Expenses” means costs and expenses incurred by the Company Group in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and each of the other Transaction Documents that have not been paid as of the Closing, whether accrued or not, including (without duplication) (i) all fees and disbursements of attorneys, investment bankers, accountants and other professional advisors, which, in each case, have been incurred by the Company Group in connection with the preparation, negotiation, execution, delivery, performance and consummation of this Agreement and each of the other Transaction Documents, (ii) any sale, change of control, retention, transaction or similar bonuses, severance or other payment obligation that is or becomes payable to current or former employees, directors or consultants of the Company or any of its Subsidiaries, on or following the Closing as a result of the consummation of the transactions contemplated by this Agreement and not in connection with any subsequent event that occurs by action of the Purchaser (such as a termination of employment occurring after the Closing), (iii) any transaction fees, monitoring fees, expense reimbursements or other similar amounts payable to any Selling Equityholder or its, his or her Affiliates, (iv) all brokers and finders fees incurred by the Company Group in connection with the transactions contemplated by this Agreement, (v) the Company Group’s portion of applicable payroll, employment or similar Taxes and any “tax gross-up payment” (if any) due or payable as a result of or in connection with (x) any of the foregoing or (y) the cancellation or exercise of any Options in the transactions contemplated hereby and (vi) any management fees due to any Affiliates of the Company, including to SPC, OTPP and their respective Affiliates, including certain payments due under that certain Management Services Agreement, by and among SPC, Stella Point Capital, LLC and the Company.

“Transaction Tax Deductions” means Tax deductions to which the Company and its Subsidiaries are entitled that are attributable to (i) any fees and expenses incurred by the Company and its Subsidiaries in connection with the transactions contemplated herein (including all items set forth in the definition of “Transaction Expenses,” regardless of whether such items remain unpaid as of the Closing), to the extent deductible, (ii) the capitalized financing fees, costs, expenses and interest (including amounts treated as interest for U.S. federal income tax purposes (and original issue discount or similar items) and any breakage fees or accelerated deferred financing fees or debt prepayment fees or capitalized debt costs) that become deductible for U.S. income tax purposes by Purchaser, the Company or any of its Subsidiaries or any of their Affiliates as a result of the Closing or the satisfaction of Indebtedness on the Closing Date and (iii) attributable to the cancellation or exercise of any Options in the transactions contemplated hereby.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“Treasury Shares” has the meaning set forth in Section 2.7(f).

“Waived 280G Benefits” has the meaning set forth in Section 6.3(i).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq. and any similar state or local Laws.

“WCB Assessments” has the meaning set forth in Section 3.15(e).

“Working Capital” means an amount determined by taking (i) 100% of the current assets of the Company Group (excluding deferred Tax assets and current Income Tax assets) minus (ii) 100% of the current liabilities of the Company Group (excluding deferred Tax Liabilities and current Income Tax Liabilities), in each case calculated as of the Adjustment Time in accordance with the Accounting Policies and Exhibit A and the methodology set forth in Exhibit A. Exhibit A includes a template showing the components of an example of the calculation of Working Capital, assuming January 31, 2021 was the Adjustment Time; actual Working Capital will be calculated in accordance with the terms of this Agreement as of the actual Adjustment Time. Notwithstanding anything to the contrary, Exhibit A shall control in the event there is a conflict between the methodology set forth and utilized to prepare Exhibit A and the Accounting Policies. For the avoidance of doubt, the Parties agree that Exhibit A specifies the general ledger accounts that will be specifically excluded in determining the line items that comprise Working Capital. Notwithstanding the foregoing, “Working Capital” shall not include any amounts reflected in Cash and Cash Equivalents, Indebtedness or Transaction Expenses.

“Written Consent” has the meaning set forth in Section 5.5(a).

1.2              Other Definitional and Interpretive Matters. Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)              When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)              Any reference in this Agreement to $ shall mean U.S. dollars.

(c)              The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

(d)              Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e)              The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

(f)               The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g)              The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h)              “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(i)               Except as the context may otherwise require, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent, in each case, to the extent permitted by this Agreement, and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein.

(j)                References to any Person include the successors and permitted assigns of that Person.

(k)              Any dollar threshold set forth herein shall not be used as a benchmark for determination of what is “material” or a “Material Adverse Effect” or any phrase of similar import under the Agreement.

(l)                The word “threatened” means “threatened in writing”.

(m)             The word “or” is not exclusive.

(n)              The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”;

(o)              References to “wholly owned Subsidiaries” of a Person means any direct or indirect wholly owned Subsidiaries of such Person.

(p)              References to any Law shall be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder.

(q)              Any documents, materials or information made available to the virtual data room of the Company hosted by Datasite under the name “Project Fox” as of 5:00 p.m. New York, New York time two Business Days before the date hereof are deemed to have been delivered, provided or made available to Purchaser and Merger Sub.

(r)               The Parties agree that the terms and language of this Agreement were the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

Article 2

The Merger; Closing

2.1              Merger; Surviving Company.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the terms of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the Company shall continue as the surviving company of the Merger (the “Surviving Company”) and shall continue its corporate existence under the laws of the State of Delaware, and the separate corporate existence of Merger Sub shall cease.

2.2              Effective Time.    On the Closing Date, concurrently with the payment by Purchaser of the payments required to be made by it at the Closing pursuant to this Agreement, the Company, Purchaser and Merger Sub shall cause a certificate of merger, in a form mutually agreeable to Purchaser and the Company (the “Certificate of Merger”), to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL and shall take all such other actions as may be required by Law to make the Merger effective as promptly as practicable. The Merger shall become effective at the time that the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and time as is specified in the Certificate of Merger (such time and date being referred to herein as the “Effective Time”).

2.3              Closing.    The closing of the Merger (the “Closing”) will take place (a) on the first Business Day of the calendar month immediately following the calendar month in which the satisfaction or waiver (subject to applicable Law) of the last to be satisfied or waived of the conditions set forth in Article 8 (excluding conditions that, by their terms, are to be satisfied at the Closing, but subject to the satisfaction thereof at the Closing) occurs; provided that, if the Company delivers the Required Financials less than fifteen (15) Business Days prior to the last day of the month during which the conditions to Closing are so satisfied or waived, the Closing will take place on the first Business Day of the second calendar month following such satisfaction or waiver; or (b) at such other time or date as is agreed to in writing by the Parties (the “Closing Date”).  Notwithstanding the forgoing, the Closing will be deemed to have occurred at 12:00:01 a.m. Central Time, on the Closing Date. The Closing shall take place by electronic transfer of signature pages and wire transfer of immediately available funds, unless a physical closing is agreed to in writing by the Parties.

2.4              Closing Deliveries of the Parties.    At the Closing:

(a)               Purchaser, the Stockholder Representative and the Escrow Agent shall execute and deliver the Escrow Agreement;

(b)               Purchaser, the Stockholder Representative and the Paying Agent shall execute and deliver the Paying Agent Agreement;

(c)               Purchaser shall deliver to the Company a certificate executed by or on behalf of Purchaser and Merger Sub as to the satisfaction of the conditions set forth in Sections 8.3(a) and 8.3(b); and

(d)               the Company shall deliver to Purchaser each of the following:

(i)                 a certificate executed by or on behalf of the Company as to the satisfaction of the conditions set forth in Sections 8.2(a) and 8.2(b);

(ii)              a statement certifying that the Company is not and has not been a “United States real property holding corporation” (within the meaning of Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, together with a copy of any notice required to be sent to the IRS in accordance with Treasury Regulation Section 1.897-2(h)(2) (which required notices, if any, shall be mailed by the Company); provided that in the event that the Company fails to furnish such statement, Purchaser’s exclusive remedy shall be to withhold to the extent required under Section 1445 of the Code and the Treasury Regulations promulgated thereunder; and

(iii)            the Payoff Letters for the Credit Facility and the other Payoff Letters the Company was able to obtain pursuant to Section 5.3.

2.5              Effects of the Merger.    The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed by any Party, at the Effective Time all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company.

2.6              Certificate of Incorporation; Bylaws.    At the Effective Time,

(a)               the certificate of incorporation of the Company shall be amended and restated in its entirety to be in the form of the certificate of incorporation of Merger Sub immediately prior to the Merger (the “Surviving Company Charter”), and as amended shall be the certificate of incorporation of the Surviving Company until thereafter amended in accordance therewith and with the DGCL;

(b)               the bylaws of the Company shall be amended and restated in their entirety to be in the form of the bylaws of Merger Sub immediately prior to the Merger (the “Surviving Company Bylaws”), and as amended shall be the bylaws of the Surviving Company until thereafter amended in accordance therewith and with the DGCL; and

(c)               (i) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company, and (ii) the officers (other than the directors) of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case, unless otherwise determined by Purchaser prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the Surviving Company Charter and the Surviving Company Bylaws.

2.7              Effect of Merger on Capital Stock; Treatment of Options.    By virtue of the Merger and without any action on the part of Purchaser, the Company, Merger Sub or any holder of shares of Series A Preferred Stock, Common Stock or Options, the following shall occur:

(a)              at the Effective Time, each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares of Series A Preferred Stock owned by the Company, Purchaser or Merger Sub) shall automatically be cancelled, retired and cease to exist in consideration for the right to receive, subject to Section 2.12, the Closing Per Preferred Share Merger Consideration and any Additional Per Preferred Share Merger Consideration, in cash without any interest thereon;

(b)              at the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Company;

(c)              at the Effective Time, the Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares) shall automatically be cancelled, retired and cease to exist in consideration for the right to receive, in the aggregate, subject to Section 2.12, the Class B Merger Consideration, in cash without any interest thereon;

(d)              at the Effective Time, the Class C Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares) shall automatically be cancelled, retired and cease to exist in consideration for the right to receive, in the aggregate, subject to Section 2.12, the Class C Merger Consideration, in cash without any interest thereon;

(e)              at the Effective Time, each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares) shall automatically be cancelled, retired and cease to exist in consideration for the right to receive, subject to Section 2.12, the Closing Per Class A Share Merger Consideration and any Additional Per Class A Share Merger Consideration, in cash without any interest thereon;

(f)               at the Effective Time, each share of Common Stock held in the treasury of the Company immediately prior to the Effective Time (“Treasury Shares”) shall automatically be cancelled, retired and cease to exist without any conversion thereof and no payment of cash or any other consideration will be made with respect thereto;

(g)              at the Effective Time, each Option that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, shall automatically be cancelled, retired and cease to exist in consideration for the right to receive, subject to Section 2.12 and the Optionholder’s execution and delivery of an Option Surrender Agreement in the form attached hereto as Exhibit C (“Option Surrender Agreement”) (i) a single lump sum cash payment (without any interest thereon) (each, an “Option Closing Payment”), payable through the Surviving Company’s (or one of its Subsidiaries’) payroll on or prior to the next regularly scheduled payroll date of the Surviving Company (or such Subsidiary); provided that such payroll occurs at least five (5) Business Days after the Closing, equal to the product of (x) the total number of shares of Class A Common Stock underlying the unexercised portion of such Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of the Closing Per Class A Share Merger Consideration over the Option Exercise Price under such Option and (ii) a cash payment or payments (without any interest thereon), payable through the Surviving Company’s (or one of its Subsidiaries’) next practicable payroll date that occurs after the date of determination of any Additional Class A Merger Consideration, in the aggregate equal to the product of (x) the total number of shares of Class A Common Stock underlying the unexercised portion of such Option immediately prior to the Effective Time multiplied by (y) the Additional Per Class A Share Merger Consideration, in accordance with Section 2.10(e); provided that any payments to Optionholders under this Agreement may be offset by any Stockholder Loan Amount owed to the Surviving Company by such Optionholder. Notwithstanding anything to the contrary in this Agreement, each Option with an Option Exercise Price that is equal to or in excess of the Closing Per Class A Share Merger Consideration shall automatically be cancelled, retired and cease to exist and shall not be entitled to any payment under this Agreement at or any time after the Closing. The Company shall take all actions necessary to terminate the Option Plan as of the Closing Date and ensure that from and after the Closing there are no outstanding rights to acquire shares of Class A Common Stock. Prior to the Closing, the Company and the board of directors of the Company shall adopt resolutions and take such other actions that are necessary or appropriate to implement the provisions of this Section 2.7(g), including, without limitation, obtaining from each Optionholder, an executed Option Surrender Agreement;

(h)              notwithstanding anything to the contrary set forth in this Agreement, any shares of Class A Common Stock that are outstanding immediately prior to the Effective Time and that are held by a holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who has not effectively withdrawn or lost such holder’s appraisal, dissenters’ or similar rights for such shares under, the DGCL (“Dissenting Shares”) shall not be converted into or represent a right to receive any portion of the Closing Per Class A Share Merger Consideration or any Additional Per Class A Share Merger Consideration payable in respect of such shares of Class A Common Stock pursuant to this Agreement, and the holder thereof shall only be entitled to such rights as are granted by the DGCL;

(i)               notwithstanding Section 2.7(h), if any holder of Dissenting Shares shall effectively withdraw or lose such holder’s appraisal or dissenter’s rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s Dissenting Shares shall then cease to be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Closing Per Class A Share Merger Consideration and any Additional Per Class A Share Merger Consideration payable in respect of each such share of Class A Common Stock pursuant to this Agreement, in cash and without interest thereon, in accordance with this Section 2.7 and Section 2.10(d); and

(j)               the Company shall give Purchaser and Merger Sub prompt notice of any written notices of objection to the Merger served by any holder of shares of Class A Common Stock, attempted withdrawals of such notices, and any other instruments served pursuant to applicable Law that are received by the Company or any of its Representatives relating to dissenters’ rights under the DGCL, and Purchaser shall be entitled to participate in all negotiations and proceedings with respect to any exercise of dissenters’ rights under the DGCL. Neither the Stockholder Representative nor the Company shall, nor shall either of them permit any of their Representatives or the Subsidiaries of the Company to, except with the prior written consent of Purchaser, make any payment with respect to any exercise of dissenters’ rights, offer to settle or settle with any such holder of shares of Common Stock or approve any withdrawal of any such dissenters’ rights, except as required by applicable Law.

2.8              Pre-Closing Statement.

At least five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Purchaser a written statement (the “Pre-Closing Statement”), based upon the books and records of the Company Group which shall set forth the Company’s good faith estimate of (i) Closing Date Cash and Cash Equivalents (the “Estimated Cash and Cash Equivalents”), (ii) Working Capital (the “Estimated Working Capital”), (iii) Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), (iv) Transaction Expenses (the “Estimated Transaction Expenses”) and wire instructions for the payment thereof, (v) the Class B Merger Consideration, (vi) the Class C Merger Consideration, (vii) the Aggregate Option Exercise Amount, (viii) the Tax Benefit Amount (the “Estimated Tax Benefit Amount”), (ix) the Closing Date Class A Merger Consideration based upon such clauses (i)–(viii), (x) the Adjusted Closing Date Class A Merger Consideration, (xi) the Aggregate Common Stock Closing Payment Amount payable at the Closing to the holders of Class A Common Stock setting forth the allocation of the proceeds to each such Stockholder entitled to a portion of such amount, (xii) the Aggregate Option Closing Payment Amount payable at the Closing to the Optionholders setting forth the allocation of the proceeds to each Optionholder entitled to a portion of such amount and (xiii) the Aggregate Preferred Stock Closing Payment Amount payable at the Closing to the holders of Series A Preferred Stock setting forth the allocation of the proceeds to each such Stockholder entitled to a portion of such amount. If, prior to the Closing Date, Purchaser objects in writing to any item or the amount of any estimate set forth in the Pre-Closing Statement, and, if the Company agrees with the objection (in the Company’s sole discretion), the Company shall change the applicable estimate and notify Purchaser thereof on or prior to the Closing Date in which event the Pre-Closing Statement shall be deemed amended to reflect such change. For the avoidance of doubt, no failure of Purchaser to object to any item or any amount of any estimate set forth in the Pre-Closing Statement shall affect Purchaser’s rights under Section 2.10.

2.9              Closing Payments.

(a)              At the Closing, Purchaser shall, or shall cause the Merger Sub to pay on behalf of the Company, to such accounts designated in any Payoff Letter with respect to the Credit Facility delivered at least two (2) Business Days prior to Closing, the amount(s) set forth therein.

(b)              At the Closing, Purchaser shall, or shall cause the Merger Sub to, pay out of the Closing Date Class A Merger Consideration to the Paying Agent, by wire transfer of immediately available funds, an amount equal to the sum of (i) the Aggregate Common Stock Closing Payment Amount plus (ii) the Aggregate Preferred Stock Closing Payment Amount payable to the Stockholders entitled to a portion of such amount, as set forth in the Pre-Closing Statement, to the account designated to Purchaser by the Paying Agent no later than two (2) Business Days prior to the Closing.

(c)              At the Closing, Purchaser shall, or shall cause the Merger Sub to, pay the Class B Merger Consideration and the Class C Merger Consideration, in each case, by wire transfer of immediately available funds, to the accounts designated to Purchaser by the Company no later than two (2) Business Days prior to the Closing.

(d)              At the Closing, Purchaser shall, or shall cause the Merger Sub to, pay out of the Closing Date Class A Merger Consideration to the Company, by wire transfer of immediately available funds, an amount equal to the Aggregate Option Closing Payment Amount payable to the Optionholders entitled to a portion of such amount, as set forth in the Pre-Closing Statement to an account designated by the Company to Purchaser no later than two (2) Business Days prior to the Closing Date.

(e)              At the Closing, Purchaser shall pay, or shall cause the Surviving Company to pay, by wire transfer of immediately available funds, the Estimated Transaction Expenses to the account(s) designated by the Company on the Pre-Closing Statement.

(f)               At the Closing, Purchaser shall, or shall cause the Merger Sub to, deposit out of the Closing Date Class A Merger Consideration, by wire transfer of immediately available funds, an amount equal to the Adjustment Escrow Amount, to be held in the Adjustment Escrow Account in accordance with the terms of the Escrow Agreement.

(g)              At the Closing, Purchaser shall, or shall cause the Merger Sub to, transfer, out of the Closing Date Class A Merger Consideration, by wire transfer of immediately available funds, an amount equal to the Stockholder Representative Expense Amount, to the Stockholder Representative Expense Account as designated by the Stockholder Representative on the Pre- Closing Statement, to be held, used and disbursed by the Stockholder Representative in accordance with the terms of Section 11.15.

(h)             At the Closing, the Company shall transfer, by wire transfer of immediately available funds, an amount equal to the Special Escrow Amount, to the Special Escrow Account, to be held, used and disbursed by Purchaser in accordance with the terms of Article 10.

2.10          Post-Closing Merger Consideration Adjustment and Payments.

(a)              As promptly as practicable, but in no event later than sixty (60) days following the Closing, Purchaser shall in good faith prepare and deliver to the Stockholder Representative a written statement (the “Closing Statement”), based upon the books and records of the Company Group, with Purchaser’s calculation of (i) Working Capital, (ii) the adjustments (if any) to Estimated Working Capital, (iii) Closing Date Indebtedness, (iv) Transaction Expenses, (v) Closing Date Cash and Cash Equivalents, (vi) Tax Benefit Amount and (vii) the Adjustment Amount based upon such items together with documentation reasonably supporting or explaining such calculation.

(b)              The Pre-Closing Statement and the Closing Statement shall be prepared and calculated based on the Accounting Policies and Exhibit A.

(c)              After receipt of the Closing Statement, the Stockholder Representative and its Representatives shall have reasonable access to all relevant books and records, accounting work papers, and internal and external personnel and accountants of the Company Group to the extent reasonably requested by the Stockholder Representative to complete its review of the Closing Statement; provided that such access shall be subject to customary confidentiality requirements and not unreasonably interfere with the normal business operations of the Surviving Company or its Subsidiaries. If, within thirty (30) days following the delivery of the Closing Statement, the Stockholder Representative has not given Purchaser written notice of its objection to any item in the Closing Statement, (an “Objection Notice”), which shall describe the nature of any such objection in reasonable detail and identify the specific items involved and, to the extent reasonably ascertainable, an estimate of the dollar amount of such objection, then the Closing Statement shall be deemed final and binding on Purchaser, the Surviving Company, the Selling Equityholders and the Stockholder Representative. If the Stockholder Representative delivers an Objection Notice, then Purchaser and the Stockholder Representative shall consult in good faith to resolve the applicable disputed items. Unless otherwise agreed to in writing by Purchaser and the Stockholder Representative, any such consultations shall be governed by Rule 408 of the Federal Rules of Evidence (as in effect as of the date of this Agreement) and any applicable similar state rule. The only disagreements that may be set forth in the Objection Notice are those that relate to any claimed inconsistencies between the determinations of the amounts set forth in the Closing Statement pursuant to Section 2.10(a), on the one hand, and the requirements for determinations thereof in accordance with this Agreement, on the other hand. If any disputed items in the Objection Notice have not been resolved within thirty (30) days following delivery of such notice, in each case, which may be extended from time to time by mutual agreement of the Stockholder Representative and Purchaser, from and after such applicable time either the Stockholder Representative or Purchaser may submit such disputed items to KPMG LP or, if such firm is unable to serve in such capacity, to such other nationally recognized independent public accountant that is mutually agreeable to the Stockholder Representative and Purchaser (the “Accountant”) or, if no such agreement can be reached, the Stockholder Representative and Purchaser each shall, within ten (10) days thereof, select a candidate for the Accountant and the two candidates so selected shall promptly select a third nationally recognized independent accounting firm which shall be appointed as the Accountant; provided that the Accountant may not have served as an auditor or consultant to Purchaser, the Stockholder Representative, or any of its Affiliates in the past five (5) years. The Accountant shall consider only those items and amounts as to which Purchaser and the Stockholder Representative have disagreed within the time periods and on the terms specified above. Both Purchaser and the Stockholder Representative may furnish to the Accountant such information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other Party. The Accountant shall resolve each item of disagreement based solely on the supporting material provided by Purchaser and the Stockholder Representative and not pursuant to any independent review. The determination of value made by the Accountant with respect to the disputed items submitted to the Accountant shall not be greater than the greatest value for such items claimed by Purchaser or the Stockholder Representative or less than the smallest value for such items claimed by Purchaser or the Stockholder Representative. The determination of the Accountant shall be conclusive and binding upon the Parties for all purposes of this Agreement absent manifest error (and, in the event of manifest error, the determination shall be referred back to the Accountant to correct such error). The terms of appointment and engagement of the Accountant shall be as agreed upon between Purchaser and the Stockholder Representative, and any associated engagement fees shall be borne based on the inverse of the percentage that the Accountant’s determination bears to the total amount of the total items in dispute as originally submitted to the Accountant; provided that any retainer or other upfront fees or expenses shall be shared equally between Purchaser and the Stockholder Representative subject to re-allocation pursuant to the prior clause. For example, should the items in dispute total in amount to $1,000 and the Accountant awards $600 in favor of the Stockholder Representative, 60% of the costs of its review would be borne by Purchaser and 40% of the costs of its review would be borne by the Stockholder Representative. The Parties acknowledge that the accountant’s determination shall be enforceable as an arbitral award in any court of competent jurisdiction.

(d)               The Closing Date Class A Merger Consideration shall be adjusted as follows (without duplication):

(i)               (A) increased by the amount, if any, by which Working Capital, as finally determined pursuant to Section 2.10(c) (the “Final Working Capital”), is greater than the Estimated Working Capital or (B) reduced by the amount, if any, by which the Final Working Capital is less than the Estimated Working Capital;

(ii)              (A) increased by the amount, if any, by which the Closing Date Cash and Cash Equivalents, as finally determined pursuant to Section 2.10(c) (the “Final Cash and Cash Equivalents”), is greater than the Estimated Cash and Cash Equivalents or (B) reduced by the amount, if any, by which the amount of Final Cash and Cash Equivalents is less than the Estimated Cash and Cash Equivalents;

(iii)             (A) reduced by the amount, if any, by which the Closing Date Indebtedness, as finally determined pursuant to Section 2.10(c) (the “Final Indebtedness”), is greater than the Estimated Closing Date Indebtedness or (B) increased by the amount, if any, by which the Final Indebtedness is less than the Estimated Closing Date Indebtedness;

(iv)             (A) increased by the amount, if any, by which the Tax Benefit Amount, as finally determined pursuant to Section 2.10(c) (the “Final Tax Benefit Amount”), is greater than the Estimated Tax Benefit Amount or (B) reduced by the amount, if any, by which the amount of Final Tax Benefit Amount is less than the Estimated Tax Benefit Amount; and

(v)             (A) reduced by the amount, if any, by which the Transaction Expenses, as finally determined pursuant to Section 2.10(c) (the “Final Transaction Expenses”), is greater than the Estimated Transaction Expenses or (B) increased by the amount, if any, by which the Final Transaction Expenses are less than the Estimated Transaction Expenses.

(e)               When the Adjustment Amount is finally determined pursuant to Section 2.10(d), the Stockholder Representative will calculate in good faith the amount payable to each Stockholder and Optionholder in respect of the Adjustment Amount (if any and if positive) and/or the Adjustment Escrow Amount and shall communicate such calculations to Purchaser and the Paying Agent in writing. No later than the fifth (5th) Business Day following the final determination of the Adjustment Amount and the communication by the Stockholder Representative to Purchaser and the Paying Agent of the foregoing calculations,

(i)                 if the Adjustment Amount is positive:

(A)       Purchaser shall pay (or shall cause the Surviving Company to pay from its own resources) to the Paying Agent, for distribution to each Stockholder that delivered a Letter of Transmittal, based on the number of shares of Class A Common Stock and shares of Series A Preferred Stock held by such Stockholder immediately prior to the Effective Time, subject to Section 2.12, in cash and without interest thereon, an aggregate amount equal to the product of (x) the Adjustment Amount Per Class A Share multiplied by (y) the sum of the number of shares of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares) plus the aggregate number of Preferred Stock Deemed Conversion Shares in respect of all shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, by wire transfer of immediately available funds to an account specified in writing by the Paying Agent;

(B)        Purchaser shall pay to the Surviving Company (or shall cause the Surviving Company to pay from its own resources), for further payment through the next practicable payroll date of the Surviving Company to the Optionholders that delivered an executed Option Surrender Agreement, subject to Section 2.12, in cash and without interest thereon, an aggregate amount equal to the product of (x) the Adjustment Amount Per Class A Share multiplied by (y) the number of shares of Class A Common Stock issuable upon exercise in full of all Options outstanding and unexercised immediately prior to the Effective Time; and

(C)        Purchaser and the Stockholder Representative shall provide a joint written instruction to the Escrow Agent to release and pay (1) to the Paying Agent, for distribution to each Stockholder that delivered a Letter of Transmittal, based on the number of shares of Class A Common Stock and shares of Series A Preferred Stock held by such Stockholder immediately prior to the Effective Time, subject to Section 2.12, in cash and without interest thereon, an aggregate amount equal to the product of (x) the quotient equal to the Adjustment Escrow Amount divided by the Fully-Diluted Class A Common Shares (the “Adjustment Escrow Amount Per Class A Share”) multiplied by (y) the sum of the number of shares of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares) plus the aggregate number of Preferred Stock Deemed Conversion Shares in respect of all shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, by wire transfer of immediately available funds to an account specified in writing by the Paying Agent, and (2) to the Surviving Company, for further payment through the next practicable payroll of the Surviving Company to the Optionholders that delivered an executed Option Surrender Agreement, subject to Section 2.12, in cash and without interest thereon, an aggregate amount equal to the product of (x) the Adjustment Escrow Amount Per Class A Share multiplied by (y) the number of shares of Class A Common Stock issuable upon exercise in full of all Options outstanding and unexercised immediately prior to the Effective Time;

(ii)              if the Adjustment Amount is negative:

(A)        Purchaser and the Stockholder Representative shall provide a joint written instruction to the Escrow Agent to release and pay an amount equal to (the absolute value of) the Adjustment Amount to Purchaser solely and exclusively from the Adjustment Escrow Account (which payment shall not exceed the then-remaining amount in the Adjustment Escrow Account);

(B)        Purchaser and the Stockholder Representative shall provide a joint written instruction to the Escrow Agent to release and pay (1) to the Paying Agent, for distribution to each Stockholder that delivered a Letter of Transmittal, based on the number of shares of Class A Common Stock and shares of Series A Preferred Stock held by such Stockholder immediately prior to the Effective Time, subject to Section 2.12, in cash and without interest thereon, an aggregate amount equal to the product of (x) the quotient equal to the then-remaining amount (if any) in the Adjustment Escrow Account after the payment to Purchaser under clause (A) above divided by the Fully-Diluted Class A Common Shares (the “Remaining Adjustment Escrow Amount Per Class A Share”) multiplied by (y) the sum of the number of shares of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares) plus the aggregate number of Preferred Stock Deemed Conversion Shares in respect of all shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, by wire transfer of immediately available funds to an account specified in writing by the Paying Agent, and (2) to the Surviving Company, for further payment through the next practicable payroll of the Surviving Company to the Optionholders that delivered an executed Option Surrender Agreement, subject to Section 2.12, in cash and without interest thereon, an aggregate amount equal to the product of (x) the Remaining Adjustment Escrow Amount Per Class A Share multiplied by (y) the number of shares of Class A Common Stock issuable upon exercise in full of all Options outstanding and unexercised immediately prior to the Effective Time; and

(C)         if the Adjustment Amount exceeds the amount in the Adjustment Escrow Account, then such excess amount shall be paid directly to the Purchaser by the Stockholder Representative, on behalf of the Stockholders and Optionholders, by wire transfer of immediately available funds.

(iii)            if the Adjustment Amount is zero, Purchaser and the Stockholder Representative shall provide a joint written instruction to the Escrow Agent to release and pay (1) to the Paying Agent, for distribution to each Stockholder that delivered a Letter of Transmittal, based on the number of shares of Class A Common Stock and shares of Series A Preferred Stock held by such Stockholder immediately prior to the Effective Time, subject to Section 2.12, in cash and without interest thereon, an aggregate amount equal to the product of (x) the Adjustment Escrow Amount Per Class A Share multiplied by (y) the sum of the number of shares of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares) plus the aggregate number of Preferred Stock Deemed Conversion Shares in respect of all shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, by wire transfer of immediately available funds to an account specified in writing by the Paying Agent, and (2) to the Surviving Company, for further payment through the next practicable payroll of the Surviving Company to the Optionholders that delivered an executed Option Surrender Agreement, subject to Section 2.12, in cash and without interest thereon, an aggregate amount equal to the product of (x) the Adjustment Escrow Amount Per Class A Share multiplied by (y) the number of shares of Class A Common Stock issuable upon exercise in full of all Options outstanding and unexercised immediately prior to the Effective Time.

(f)                The Adjustment Amount shall be treated as an adjustment to the Closing Date Class A Merger Consideration for income Tax purposes.

2.11          Exchange of Certificates.

(a)               Prior to, or promptly following the Closing, but in no event later than three (3) Business Days following the Effective Time, Purchaser shall cause the Paying Agent to deliver or mail to each holder of record of a Certificate (other than any holder of Excluded Shares) a letter of transmittal substantially in the form of Exhibit B (the “Letter of Transmittal”). The adoption of this Agreement and the approval of the Merger by the Stockholders shall be deemed to constitute the approval of the Letter of Transmittal and the Option Surrender Agreement. Upon submission to the Paying Agent of a Certificate for cancellation or an affidavit of loss relating to a Certificate, with a duly executed Letter of Transmittal, an executed Internal Revenue Service Form W-9 or Form W-8 (as applicable), and such other documents and indemnity or surety bond for lost shares as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, subject to the next sentence, with respect to each share of Class A Common Stock, the Closing Per Class A Share Merger Consideration and any Additional Per Class A Share Merger Consideration, with respect to each share of Series A Preferred Stock, the Closing Per Preferred Share Merger Consideration and any Additional Per Preferred Share Merger Consideration, with respect to each share of Class B Common Stock, the Class B Merger Consideration, and with respect to each share of Class C Common Stock, the Class C Merger Consideration, in each case into which the shares formerly represented by such Certificate shall have been converted in accordance with Section 2.7, and the Certificate so surrendered shall be canceled. If any transfer of ownership of shares of Common Stock has not been registered in the Company’s transfer records, payment may be made to a Person other than the registered owner only in accordance with the requirements described in the Letter of Transmittal. In the event that any Selling Equityholder fails to furnish such a Form W-9 or Form W-8 (as applicable), Purchaser’s exclusive remedy shall be to withhold to the extent required under the Code and the Treasury Regulations promulgated thereunder. No interest shall be paid or will accrue on the cash payable to holders of Certificates in accordance with this Article 2. Assuming the payment in full to the Paying Agent of the amounts pursuant to Section 2.9(b) and Section 2.10(e), Purchaser will not have any liability or obligation to any Stockholder or the Stockholder Representative for any distribution made or required to be made by the Paying Agent pursuant to this Section 2.11(a).

(b)               All cash paid upon the surrender of Certificates in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock or Series A Preferred Stock represented by such Certificates and the stock transfer books of the Company shall be closed immediately upon the Effective Time and thereafter there shall be no transfers of shares on the stock transfer books of the Company. If, after the Effective Time, Certificates are presented to the Surviving Company or the Paying Agent for any reason, they shall be canceled and exchanged for payment as provided in this Article 2 except as otherwise provided by Law.

(c)               None of Purchaser, the Surviving Company or the Paying Agent shall be liable to any Person with respect to any cash delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law. If any amounts payable in accordance with this Article 2 would otherwise escheat to any Governmental Body, then any such amounts immediately prior to the date on which such amounts would otherwise escheat to any Governmental Body, shall become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(d)               If any Certificate shall have been lost, stolen or destroyed, then upon (1) the making of an affidavit of that fact by the Person in form reasonably satisfactory to Purchaser claiming such Certificate to be lost, stolen or destroyed and (2) if required by Purchaser or the Paying Agent, the posting by such Person of a bond in such amount as the Paying Agent may direct as indemnity against any claim that may be made against Purchaser, the Surviving Company or the Paying Agent with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate, with respect to each share of Class A Common Stock, the applicable Closing Per Class A Share Merger Consideration and any Additional Per Class A Share Merger Consideration with respect thereto, with respect to each share of Series A Preferred Stock, the Closing Per Preferred Share Merger Consideration and any Additional Per Preferred Share Merger Consideration with respect thereto, with respect to each share of Class B Common Stock, the Class B Merger Consideration with respect thereto and, with respect to each share of Class C Common Stock, the Class C Merger Consideration with respect thereto.

(e)               Promptly following the date hereof, the Company shall deliver to each holder of Options an Option Surrender Agreement. Each Optionholder that delivers to the Company a validly executed Option Surrender Agreement shall be entitled to receive payment set forth in Section 2.9 and 2.10 in accordance with the terms thereof, subject to Section 2.12.

2.12          Withholding Rights.

Notwithstanding any provision in this Agreement to the contrary, each of Purchaser, Merger Sub, the Company, the Paying Agent and the Escrow Agent (and any of their Affiliates) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law; provided, however, that Purchaser, Merger Sub, the Company, shall use reasonable commercial efforts to notify the Stockholder Representative of its intention to deduct and withhold such amounts and the reason therefor within a reasonable time prior to the date of such withholding and shall cooperate with the Stockholder Representative in good faith to reduce the amount of, or eliminate the necessity for, such withholding. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Body, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction or withholding was made.

Article 3

Representations and Warranties of the Company

Except as disclosed in the Company Disclosure Schedule, which Schedule is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 3, the Company hereby represents and warrants to Purchaser and Merger Sub as follows:

3.1              Organization; Authority of the Company.

(a)               The Company is a Delaware corporation, duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Company Documents, to carry out the transactions contemplated hereby and thereby, to own, lease and operate its properties and to carry on its business as now being conducted. Subject to the filing and recording of the Certificate of Merger in accordance with the DGCL, and receipt of the Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the other Company Documents (other than those Company Documents executed as of the date hereof but which are not to become effective until the Effective Time) have been duly authorized by all necessary corporate action of the Company (and those Company Documents executed as of the date hereof but which are not to become effective until the Effective Time will be duly authorized by all necessary corporate action of the Company at the Effective Time). This Agreement has been duly and validly executed and delivered by the Company. This Agreement constitutes, and, when executed and delivered by the Company, each of the other Company Documents will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by the Enforceability Exceptions.

(b)               There are no outstanding or authorized (i) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, rights of first refusal, preemptive rights, or other contracts or commitments that require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock or equity interests, or (ii) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company, and there is no agreement or arrangement not yet fully performed which would result in the creation of any of the foregoing. Except for the Stockholders Agreement, the Company is not a party to any, and there are no proxies, voting agreements, voting trust, registration rights agreement or similar agreement that otherwise include any restrictions on the registration, sale or transfer of any equity interests of the Company, other than such restrictions on the transfer of equity interests as are set forth in the Stockholders Agreement or any Organizational Document of the Company.

3.2              Capitalization.

(a)               The total number of shares of capital stock that the Company has authority to issue is 18,500,000, consisting of (i) 17,999,998 shares that have been designated as Class A common stock, par value $0.01 per share (the “Class A Common Stock”), (ii) one (1) share that has been designated as Class B common stock, par value $0.01 per share (the “Class B Common Stock”), (iii) one (1) share that has been designated as Class C common stock, par value $0.01 per share (the “Class C Common Stock” and, together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”), and (iv) 500,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of which 100,000 shares have been designated as 12% Series A Preferred Stock (the “Series A Preferred Stock”). Other than the Common Stock and the Series A Preferred Stock, there are no other classes or series of capital stock of the Company authorized or issued and outstanding.

(b)               As of the date hereof, (i) 9,870,773 shares of Class A Common Stock are issued and outstanding, (ii) one (1) share of Class B Common Stock is issued and outstanding; (iii) one (1) share of Class C Common Stock is issued and outstanding; (iv) 80,435 shares of Class A Common Stock are held in the treasury of the Company; (v) 916,464 shares of Class A Common Stock are reserved for issuance under the Option Plan, under which the Company may grant options to acquire shares of Class A Common Stock (the “Options”) of which 749,418 Options are outstanding; and (vi) 10,003 shares of Series A Preferred Stock are issued and outstanding. Section 3.2(b) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all holders of Common Stock and Preferred Stock together with the number of shares by class and series held by each such holder. All of the outstanding shares of capital stock or equity securities of the members of the Company Group have been duly authorized and are validly issued, fully paid and nonassessable, have been issued in compliance with applicable securities Laws or exemptions therefrom and have not been issued in violation of, and are not subject to, any preemptive or subscription rights or rights of first refusal, in each case, which have been granted by any member of the Company Group. No shares of Common Stock or Preferred Stock are held by any Subsidiary of the Company. Each holder of Class A Common Stock and Series A Preferred Stock is a party to or has agreed in writing to be bound by the Stockholders Agreement.

(c)               Section 3.2(c) of the Company Disclosure Schedule sets forth a true, correct and complete list of all holders of outstanding Options as of the date hereof, indicating, with respect to each Option, the name of the holder, the number and class of shares of Common Stock for which such Option is exercisable, the exercise price for such Option, the date of grant, expiration date, and the number of vested and unvested Options. With respect to the Options, each grant of an Option was duly authorized no later than the date on which the grant of such Option was by its terms to be effective by all necessary corporate action, each grant was made in compliance with the requirements of applicable Law and the terms of the Option Plan, each Option was granted with an exercise price at least equal to the fair market value of each share of the applicable class of Common Stock on the date of grant as determined in compliance with Section 409A of the Code and the terms of the Option Plan and no Option is intended to be an “incentive stock option” as defined in Section 422 of the Code. (i) There are no outstanding or authorized options, rights, warrants, contracts or commitments for the issuance or sale of, or any securities of the Company convertible into or exchangeable for, any equity interests of the Company, (ii) there are no stock appreciation, phantom stock, profit participation or similar rights with respect to the Company and (iii) there is no agreement or arrangement not yet fully performed which could reasonably be expected to result in the creation of any of the foregoing.

3.3              Subsidiaries of the Company. Section 3.3 of the Company Disclosure Schedule sets forth the names and jurisdictions of incorporation or organization of each member of the Company Group (other than the Company) as well as the percentage ownership by the Company of such member of the Company Group. Each member of the Company Group (other than the Company, which is addressed in Section 3.1) is an entity validly existing and in good standing (to the extent such concept is recognized) under the Laws of its jurisdiction of incorporation, organization or formation and has all requisite corporate, partnership or similar power and authority to own, lease and operate, as applicable, its properties, rights and assets and carry on its business as now being conducted, except for such failures that, would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Company Group, taken as a whole. Each member of the Company Group (other than the Company, which is addressed in Section 3.1) is duly qualified to do business and is in good standing (to the extent such concept is recognized) in each jurisdiction where the conduct of its business or ownership of its properties requires such qualification, except where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Company Group, taken as a whole. All outstanding shares of capital stock or other equity interests of the members of the Company Group (other than the Company, which is addressed in Section 3.2) are owned of record and beneficially by the Company or another member of the Company Group and are duly authorized, validly issued, fully paid, and nonassessable and are owned free and clear of all Liens, except for Liens arising under applicable securities Laws, Liens arising under the Organizational Documents of the applicable member of the Company Group or Liens securing obligations under the Credit Facility that will be terminated at or prior to the Closing. All outstanding shares of capital stock or other equity interests of the members of the Company Group (other than the Company, which is addressed in Section 3.2) have been issued in compliance with applicable securities Laws or exemptions therefrom and have not been issued in violation of any preemptive or similar right. There are (i) no outstanding or authorized options, rights, warrants, contracts or commitments for the issuance or sale of, or any securities of any member of the Company Group (other than the Company, which is addressed in Section 3.2) convertible into or exchangeable for, any equity interests of any member of the Company Group (other than the Company, which is addressed in Section 3.2), (ii) no stock appreciation, phantom stock, profit participation or similar rights with respect to any member of the Company Group (other than the Company, which is addressed in Section 3.2) and (iii) no agreement or arrangement not yet fully performed which would result in the creation of any of the foregoing. No member of the Company Group is a party to any, and, there is no proxy, voting agreement, voting trust, registration rights agreement or similar agreement that otherwise include any restrictions on the registration, sale or transfer of any equity interests of any member of the Company Group (other than the Company, which is addressed in Section 3.2), other than such restrictions on the transfer of equity interests as are set forth in the Stockholders Agreement or any Organizational Document of such member of the Company Group. No member of the Company Group is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

3.4              No Conflicts; Consents and Approvals.

(a)               The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby and the performance by the Company of its obligations hereunder, assuming (i) compliance with the HSR Act, (ii) the receipt of the Stockholder Approval, (iii) the filing of the Certificate of Merger in accordance with the DGCL and (iv) the receipt of the consents, approvals and waivers listed in Section 3.4 of the Company Disclosure Schedule, will not:

(i)                 (x) violate or conflict with any term, condition or provision of any Organizational Document of the Company or any other member of the Company Group, (y) result in a violation or breach of, cause acceleration, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, require any consent or waiver of, or notice to, any Person under any Contract by which the respective properties of the Company or any other member of the Company Group are bound, or (z) violate or conflict with any Law or the Operating Rules applicable to the businesses of the Company Group, except, in the case of clauses (y) and (z), for such violations or conflicts that would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Company Group, taken as a whole; or

(ii)              result in the creation of any Lien upon any of their respective properties, except for any such Liens that (i) will be terminated at or prior to the Closing or (ii) would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Company Group, taken as a whole.

(b)               The board of directors of the Company has, at a meeting duly called and held or by written consent, (i) approved and declared advisable this Agreement, (ii) determined that the transactions contemplated hereby are advisable and in the best interests of the stockholders of the Company, (iii) resolved to recommend adoption of this Agreement, the Merger and the other transactions contemplated hereby to the holders of Class A Common Stock, and (iv) directed that this Agreement be submitted to the holders of Class A Common Stock for their approval and authorization. The affirmative vote of the holders of a majority of the issued and outstanding shares of Class A Common Stock is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to approve and authorize the Company’s execution and delivery of this Agreement, the Merger and the other transactions contemplated hereby (“Stockholder Approval”).

(c)               Except for (i) compliance with, and filings under, the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (iii) the receipt of the Stockholder Approval and such other consents, authorizations and approvals as set forth in Section 3.4 of the Company Disclosure Schedule and (iv) such other items required solely by reason of the participation of Purchaser (as opposed to any third party) in the transactions contemplated hereby, no authorization, consent, or approval of, or filing with, any Governmental Body or any other Person is required to be obtained or made by the Company or any other member of the Company Group in connection with the execution and delivery of, or performance by the Company of its obligations under, this Agreement.

3.5              Real Property.

(a)               No member of the Company Group owns any real property.

(b)               Section 3.5(b) of the Company Disclosure Schedule sets forth a true, correct and complete listing of all real property leased by any member of the Company Group (“Leased Real Property”). No member of the Company Group has agreed to sell, purchase, lease or license (except in the ordinary course), nor is any member of the Company Group obligated to sell, purchase, lease or license (except in the ordinary course), any real property to or from any third party. A true, correct and complete copy of each lease in respect of any Leased Real Property (each, a “Lease”) has been made available by the Company to Purchaser.

(c)               Except for: (i) Permitted Liens, (ii) such other easements, rights of way, restrictions or Liens that do not interfere with the use, operation or occupancy of the Leased Real Property in connection with the business as presently conducted by the Company Group, and which are not, and have not been, violated in any material respect or (iii) would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Company Group, taken as a whole, (A) the applicable member of the Company Group holds a valid leasehold estate in each Leased Real Property subject only to performance of the terms of the applicable Lease to be performed by such Person, (B) no member of the Company Group has encumbered any Leased Real Property, (C) each Lease in respect of any Leased Real Property is in full force and effect, enforceable in accordance with its terms and conditions (except as may be limited by the Enforceability Exceptions), and there has not been any default or any event that would give rise under the passage of time to a default thereunder by any member of the Company Group or, to the Knowledge of the Company, any other party thereto, and (D) each Lease in respect of any Leased Real Property was negotiated at arm’s-length in good faith. To the Knowledge of the Company, there are no pending or threatened, condemnation or eminent domain proceedings affecting the Leased Real Property.

3.6              Intellectual Property.

(a)               Section 3.6(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all registered, applied for or issued items of Intellectual Property, in each case, included in the Owned Intellectual Property (the Intellectual Property required to be set forth in Section 3.6(a) of the Company Disclosure Schedule, collectively, the “Scheduled Intellectual Property”). All material Scheduled Intellectual Property is subsisting, and all issuances and registrations included in the Scheduled Intellectual Property that are material to any member of the Company Group are valid and enforceable.

(b)               Except as would not reasonably be expected, individually or in the aggregate, to be material to any of the businesses of the Company Group, taken as a whole: (i) a member of the Company Group is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, and (ii) the members of the Company Group have valid and enforceable rights to use, pursuant to a valid and enforceable Contract, all other Intellectual Property used, practiced or held for use or practice by any members of the Company Group (the “Licensed Intellectual Property”), in each case, free and clear of all Liens other than Permitted Liens. The Owned Intellectual Property and the Licensed Intellectual Property constitute all material Intellectual Property used in, and necessary and sufficient for, the conduct and operation of the businesses of the Company Group.

(c)               Except as would not reasonably be expected, individually or in the aggregate, to be material to any of the businesses of the Company Group, taken as a whole, the Company Group’s use, practice or other commercial exploitation of the Owned Intellectual Property, the conduct and operation of the businesses of the Company Group, and the products and services of the Company Group have not in the past six (6) years infringed, misappropriated or otherwise violated, and do not infringe, misappropriate or otherwise violate any Intellectual Property right of any Person. No member of the Company Group is the subject of any pending Legal Action and, to the Knowledge of the Company, no Legal Action has been threatened against any member of the Company Group in the past six (6) years, either (i) involving a claim against a member of the Company Group of infringement, misappropriation or other violation of any Intellectual Property of any Person or (ii) challenging the use, ownership, validity or enforceability of any Owned Intellectual Property or Licensed Intellectual Property. In the past six (6) years, no member of the Company Group has received any written notice alleging that it has infringed, misappropriated or otherwise violated or is infringing, misappropriating, or otherwise violating, any Intellectual Property of any Person.

(d)               To the Knowledge of the Company, no Person has in the past three (3) years infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Owned Intellectual Property in any material respect, and in the past three (3) years, no such claims have been made against any Person by any member of the Company Group.

(e)               Each member of the Company Group has taken adequate security measures, which are reasonable in the industry in which such member of the Company Group operates, to protect and maintain the secrecy, confidentiality and value of all material Trade Secrets included in the Owned Intellectual Property. Except as would not reasonably be expected, individually or in the aggregate, to be material to any of the businesses of the Company Group, taken as a whole, no Trade Secret included in the Owned Intellectual Property has been authorized to be disclosed or has been actually disclosed by a member of the Company Group to any Person other than pursuant to a valid and enforceable written Contract restricting the disclosure and use thereof. A member of the Company Group has entered into valid and enforceable written Contracts with all past and current employees, independent contractors and consultants, pursuant to which such Person has (i) presently assigned to the applicable member of the Company Group all such Person’s right, title, and interest in and to all material Intellectual Property created or developed for such member of the Company Group in the course of such Person’s employment or engagement thereby and (ii) agreed to hold all material Trade Secrets of any member of the Company Group in confidence both during and after his or her employment or engagement, as applicable. To the Knowledge of the Company, no such Person is in material default or breach of any such Contract.

(f)                None of the material source code or related materials for any Company Software has been licensed or provided to, or, to the Knowledge of the Company, otherwise used or accessed by, any Person other than employees, independent contractors and consultants of the Company Group who have a written and binding confidentiality obligation to the Company with respect to such source code or related materials. No member of the Company Group is obligated to provide to any Person the source code for any material Company Software. None of the material source code or related materials for any Company Software is in escrow or under any obligation to be deposited in escrow. The Company Group possesses sufficient source code and other documentation and materials to compile and operate the products and services of each member of the Company Group in all material respects, including the Company Software.

(g)               A member of the Company Group owns, or has a valid right to access and use the IT Systems that are material to the business of such member of the Company Group. The IT Systems are adequate for, and operate and perform in all material respects as required in connection with, the operation of the businesses of the Company Group as presently conducted. The IT Systems do not contain any defects, bugs, viruses, worms, Trojan horses, faults or other devices, errors, contaminants or effects (collectively, “Contaminants”) that (i) materially disrupt or adversely affect the functionality of any IT Systems or (ii) enable or assist any Person to access without authorization any IT Systems. Each member of the Company Group has taken reasonable measures to maintain the performance and security of the IT Systems in all material respects, and the IT Systems have not suffered any material malfunction, material failure or material security breach in the past three (3) years. Each member of the Company Group has reasonable back-up and disaster recovery arrangements in the event of a failure of the IT Systems.

(h)               Except as would not reasonably be expected, individually or in the aggregate, to be material to any of the businesses of the Company Group, taken as a whole, no member of the Company Group has used any Open Source Software in any manner that would (i) require the Company Group to contribute, license, attribute or disclose to any Person any Company Software to any downstream recipients at no cost, (ii) grant to any Person any licenses, rights or immunities under or with respect to any Company Software, (iii) violate any applicable Open Source Software license or (iv) otherwise diminish or transfer the rights of ownership in any Owned Intellectual Property to any Person. Each member of the Company Group has taken commercially reasonable steps, to (x) identify all Open Source Software included, incorporated or embedded in, linked to, combined or distributed with the Company Software or any other products or services distributed or provided by the Company Group and (y) regulate the use, modification and distribution of Open Source Software by the Company Group, in compliance with the applicable licenses.

(i)                 The Company Software is free from any Contaminant that would, individually or in the aggregate, reasonably be expected to materially and adversely affect the operation or use of the Company Software. To the Knowledge of the Company, none of the Company Software contains any “back door”, “drop dead device”, “time bomb” (as such terms are commonly understood in the software industry) or other Contaminant, or any other code designed or intended to have, or capable of performing or that without user intent will cause, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any computer or other device on which such Company Software is stored, installed or used; (ii) damaging or destroying any data or file without the user’s consent or (iii) sending information to the Company Group or any other Person. To the Knowledge of the Company, none of the Company Software (x) constitutes, contains or is considered “spyware” or “trackware” (as such terms are commonly understood in the software industry), (y) records a user’s actions without such user’s knowledge or (z) employs a user’s Internet connection without such user’s knowledge to gather or transmit information on such user or such user’s behavior.

3.7              Financial Statements; No Undisclosed Liabilities.

(a)               The Company has previously made available to Purchaser and Merger Sub true, correct and complete copies of the audited consolidated balance sheets of the Company as of December 31, 2018, December 31, 2019 and December 31, 2020 and the related audited consolidated statements of comprehensive income, shareholders’ equity and cash flows of the Company for the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020 including, in each case, the notes thereto (collectively, the “Audited Financial Statements”). The Audited Financial Statements fairly present, in each case, in all material respects (x) the consolidated financial position of the Company Group as of the dates thereof and (y) the consolidated results of operations and cash flows of the Company Group for the fiscal periods covered thereby. The Audited Financial Statements have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods covered thereby, except as described in the notes thereto.

(b)               Section 3.7(b) of the Company Disclosure Schedule sets forth true, correct and complete copies of the consolidated unaudited balance sheet of the Company as of March 31, 2021 (the “Latest Balance Sheet” and the date thereof, the “Latest Balance Sheet Date”) and the related consolidated statements of comprehensive income and cash flows of the Company for the three (3) months ended March 31, 2021 (collectively, the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Interim Financial Statements fairly present in all material respects (i) the consolidated financial position of the Company Group as of the date thereof and (ii) the consolidated results of operations of the Company Group for the fiscal period covered thereby. The Interim Financial Statements have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods covered thereby, except for the absence of footnotes, statement of stockholders’ equity and normal year-end adjustments.

(c)               No member of the Company Group has any Liability, except such Liabilities (i) as are reserved against or reflected in the Latest Balance Sheet included in the Interim Financial Statements or of a nature not otherwise required pursuant to GAAP to be reserved against or reflected therein, (ii) as have been incurred in the ordinary course of business since the Latest Balance Sheet Date, (iii) incurred in connection with the transactions contemplated hereby, and (iv) that would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole.

(d)               Except as set forth in the Financial Statements, no member of the Company Group has any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities and Exchange Commission.

3.8              Absence of Certain Events. Since December 31, 2020, (a) there has not been any Change that has had or would reasonably be expected to have a Material Adverse Effect, (b) each member of the Company Group has operated in all material respects in the ordinary course of business and consistent with past practice (other than actions or inactions taken in response to COVID-19 and COVID-19 Measures) and (c) no member of the Company Group has taken any action that, if taken during the period from the date of this Agreement through the Closing Date, would constitute a breach of Section 5.1(b)(iv), (viii), (x), (xi), (xii) and (xiii).

3.9              Tax Matters.

(a)               Each member of the Company Group has duly and timely (i) filed (or there has been filed on its behalf) with the appropriate Governmental Body all U.S. federal income and other material Tax Returns required to have been filed by it, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are true, correct and complete in all material respects, and (ii) paid (or there has been paid on its behalf) all income Taxes and other material amounts of Taxes, including all legally required installments on account of Taxes, required to have been paid by it, whether or not shown (or required to be shown) on any Tax Return. No member of the Company Group has granted any consent to extend any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax. There are no Liens for Taxes upon the assets of any member of the Company Group other than Permitted Liens.

(b)               (i) There are no disputes, audits, examinations, investigations or proceedings pending (or threatened), or claims asserted, for and/or in respect of any material Taxes or material Tax Returns of any member of the Company Group and no member of the Company Group is a party to any litigation or administrative proceeding relating to material Taxes; (ii) no deficiency for Taxes of any member of the Company Group has been claimed, proposed, assessed or threatened, by any Governmental Body; (iii) no member of the Company Group has received a claim by any Governmental Body in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction and (iv) no member of the Company Group has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).

(c)               Each member of the Company Group has complied in all material respects with all applicable Law relating to the withholding of Taxes and has duly and timely withheld and, in each case, has paid over to the appropriate Governmental Body any and all material amounts required to have been so withheld and paid over on or prior to the due date thereof under all applicable Law.

(d)               No member of the Company Group has ever been a member of an affiliated group of corporations (other than amongst the Company and its current or former Subsidiaries) within the meaning of Section 1504(a) of the Code filing a combined federal income Tax Return or other affiliated, consolidated, unitary or combined group for Tax purposes, nor does any member of the Company Group have any Liability for Taxes of any other Person under Treasury Regulation §1.1502-6 or subsection 160(1) of the Income Tax Act (Canada) (or any similar provision of foreign, state or local Law) or as a transferee or successor.

(e)               No member of the Company Group is a party to any Tax allocation, sharing, indemnity or similar agreement (other than any customary commercial agreement entered into in the ordinary course of business the principal subject matter of which is not Taxes).

(f)                No member of the Company Group has agreed to, nor is required to make any adjustments or changes either on, before or after the Closing Date, to its accounting methods pursuant to Section 481 of the Code (or similar provisions of state, local, or foreign Law), and neither the IRS nor any other taxing authority has proposed any such adjustments or changes in the accounting methods of any member of the Company Group.

(g)               No member of the Company Group has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). In the past two (2) years, no member of the Company Group has distributed stock or equity securities of another entity, and has not had its equity securities distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 (or so much of Section 356 as relates to Section 355) or 361 of the Code.

(h)               No member of the Company Group currently is subject to any written ruling of a Governmental Body or has entered into any written agreement with a Governmental Body with respect to any Taxes that remains in effect.

(i)                 No member of the Company Group will be required to include any material item or amount of income in, or exclude any material item or amount of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or improper use of a method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) “closing agreement,” as described in Section 7121 of the Code (or any similar provision of the Code) entered into on or prior to the Closing Date, (iii) intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state local or foreign Law), (iv) installment sale or open transaction disposition made on or prior to the Closing, or (v) prepaid amount received or deferred revenue realized on or prior to the Closing outside of the ordinary course of business.

(j)                 The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k)               Section 3.9(k) of the Company Disclosure Schedule lists the entity classifications of each member of the Company Group for U.S. federal income Tax purposes.

(l)                 No member of the Company Group has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(m)             Each member of the Company Group is in compliance in all material respects with all applicable transfer pricing laws and regulations.

(n)              No member of the Company Group was required to include any amounts in income as a result of the application of Code Section 965 and has not made an election under Section 965(h) of the Code.

(o)               No member of the Company Group has (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) otherwise deferred any Taxes or changed any material Tax practice or filed an amended Tax Return under, or in response to, any COVID-19 Measure, (iii) claimed any Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act or (iv) sought a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act (or similar loan under any subsequent COVID-19 Measure). Each member of the Company Group meets all eligibility requirements for, and is entitled to, all amounts applied for or received under or in connection with any COVID-19 Measure, including any supports or programs adopted pursuant to Canada’s COVID-19 Economic Response Plan or related measures, and any applications, declarations or other filings made with any Governmental Body in connection therewith are complete and accurate in all material respects.

(p)               No member of the Company Group is the beneficiary of any Tax incentive, Tax rebate, Tax holiday, or similar arrangement or agreement with any Governmental Body.

3.10          Legal Proceedings; Compliance with Laws.

(a)               There is no Legal Action pending or, to the Knowledge of the Company threatened, or, to the Knowledge of the Company, any audit or investigation by any Governmental Body pending or threatened, against any member of the Company Group involving any of their respective businesses, assets, properties or employees that would, if adversely determined, individually or in the aggregate, reasonably be expected to materially and adversely affect the Company Group, taken as a whole.

(b)               Each member of the Company Group is, and during the past three (3) years has been, in compliance in all material respects with all orders, judgments, injunctions, awards, decrees, sanctions, compliance agreements or writs (collectively, “Orders”) of any Governmental Body applicable to any member of the Company Group’s businesses, assets, properties or employees and all applicable Law. As of the date hereof, no member of the Company Group has received any written or, to the Knowledge of the Company, oral communication during the past three (3) years from a Governmental Body that alleges that any member of the Company Group is not in compliance in any material respect with any applicable Law or Order. No member of the Company Group is subject to any material Order.

(c)               Card Associations.

(i)                 The applicable members of the Company Group are registered in an appropriate capacity by a member of, and are in good standing with, those payment card networks (the “Card Associations”) required to operate the business of the Company and its Subsidiaries (collectively, the “Card Association Registrations”). The Card Association Registrations are in full force and effect. No additional registration or qualification with any Card Association or any member bank of such Card Association (each, a “Member Bank”) is required to operate the business of the Company and its Subsidiaries. Except for the Card Association Registrations, the operation of the business of the Company and its Subsidiaries does not require any such business to be registered with the Card Associations as a third-party agent, third-party processor other type of entity, whether with a particular Member Bank or otherwise. All of the services that the Company and its Subsidiaries provide to customers are of the type authorized to be provided by the Company and its Subsidiaries pursuant to the Card Association Registrations.

(ii)              The applicable members of the Company Group have complied with during the last three (3) years and is in compliance with, in all material respects, all requirements of the Card Associations applicable to their respective businesses, including the applicable bylaws, manuals, operating rules, mandates and identification standards, and any other rules, regulations, policies and procedures promulgated by such Card Associations, in each case as may be in effect from time to time (collectively, “Network Rules”). No member of the Company Group has received notice of any actual or alleged violation of any Network Rules, except with respect to such violations that would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Company Group, taken as a whole. For the past three (3) years, to the Knowledge of the Company, none of the Merchants, ISO Partners, ISV Partners or Referral Banks of any of the Company and its Subsidiaries have failed to comply with the Network Rules in such a way that it would cause any of the Company and its Subsidiaries to incur any material fee, fine or liability to the Card Associations, any Member Bank of such Card Associations or the applicable processor.

(iii)            Each of the Company’s or its Subsidiaries’ ISO Partners, ISV Partners or Referral Banks acting on behalf of the Company or any of its Subsidiaries either (A) is not required to be registered with the Card Associations in order to perform its obligations under any agreement with any of the Company or any of its Subsidiaries, (B) is required to be registered with the Card Associations and is so registered as of the date of this Agreement or (C) is required to be registered with the Card Associations but is not so registered as of the date of this Agreement and the failure to be registered does not have a material impact on the Company’s operations.

(iv)             Each the Company and its Subsidiaries uses commercially reasonable efforts to monitor that all of its Merchants, ISO Partners, ISV Partners or Referral Banks and other business relationships are and have been in material compliance with all Network Rules and all applicable Laws, including by monitoring such Merchants, ISO Partners, ISV Partners or Referral Banks and other business relationships from time to time.

3.11          Employee Benefits Matters.

(a)               Section 3.11(a) of the Company Disclosure Schedule lists each Benefit Plan.

(b)               With respect to each Benefit Plan listed in Section 3.11(a) of the Disclosure Schedule, the Company has delivered or made available to Purchaser true, accurate and complete copies of each of the following: (i) the plan document, together with all amendments thereto, and any applicable trust, insurance, funding or custodial agreement, (ii) copies of any summary plan descriptions, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination or opinion letter from the Internal Revenue Service, (iv) (x) in the case of any plan for which Forms 5500 are required to be filed, a copy of the most recently filed Forms 5500, with schedules attached and (y) the most recent audited financial statements, (v) in the case of any plan that is intended or required to be registered under the Income Tax Act (Canada) or any applicable federal or provincial pension legislation, evidence of such registration, (vi) in the case of any “registered pension plan” within the meaning of Section 248(1) of the Income Tax Act (Canada), a copy of (A) the most recently filed annual information return, (B) the most recently filed actuarial report, if any, (C) the current statement of investment policies and procedures and most recently filed investment information summary, if applicable, (D) any applicable investment management agreement and (E) any governance policy or funding policy, (vii) written summaries of all non-written Benefit Plans, including any summaries of material amendments, (viii) non-routine correspondence relating to any Benefit Plan and (ix) all current employee booklets, handbooks, manuals and policies.

(c)               There is no pending or, to the Knowledge of the Company, threatened Legal Action relating to a Benefit Plan (including the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Benefit Plan with respect to the operation thereof), other than routine claims in the ordinary course of business for benefits provided for by the Benefit Plans and other actions, suits or claims that, individually or in the aggregate, have not had and would not reasonably be expected to materially and adversely affect the Company Group, taken as a whole. Each Benefit Plan has been established, maintained, sponsored, funded, invested (where applicable), and administered in compliance in all material respects with all applicable Laws and in accordance with its terms. There are no audits, inquires or investigations pending, or, to the Knowledge of the Company, threatened by the Internal Revenue Service or the United States Department of Labor or any Governmental Body with respect to any Benefit Plan. To the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Legal Action, audits, inquiries, or investigations, other than any Legal Action, audit, inquiry, or investigation that would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Company Group, taken as a whole. No non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred or is reasonably expected to occur with respect to any Benefit Plan.

(d)               Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Benefit Plan and, to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of such Benefit Plan. Each Benefit Plan that is intended to be registered or qualified under the Income Tax Act (Canada) or other applicable legislation in Canada is duly registered and, to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to adversely affect the registered or qualified status of such Benefit Plan.

(e)               With respect to the Benefit Plans, all required contributions, premiums, and payments that are required to have been made as of the date hereof have been timely made or properly accrued. No event has occurred, and to the Knowledge of the Company, no condition exists that would, alone or by reason of the Company’s affiliation with any of its ERISA Affiliates, subject any member of the Company Group to any material Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or any other Law.

(f)                Except (i) as set forth on Section 3.11(f) of the Company Disclosure Schedule, (ii) as required under Section 601 et seq. of ERISA, Section 4980B of the Code or similar state or provincial law, or (iii) at the sole expense of the participant or the participant’s beneficiary, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

(g)               Neither the Company nor any Subsidiary of the Company nor any current or former ERISA Affiliate maintains, contributes to or is obligated to contribute to, nor has the Company or any Subsidiary of the Company or any ERISA Affiliate in the last six (6) years maintained, contributed to, been obligated to contribute to, nor has the Company or any ERISA Affiliate ever incurred in the last six (6) years any liability under, (i) a plan subject to Title IV of ERISA or Code Section 412, including, but not limited to, any “multiemployer plan” (as defined in Sections 3(37) and 4001(a)(3) of ERISA), (ii) “multiple employer plan” as defined in Section 413(c) of the Code, (iii) a “multiple employer welfare arrangements” within the meaning of Section 3(40) of ERISA, or (iv) a “multi-employer plan” within the meaning of Section 147.1(1) of the Income Tax Act (Canada) or any applicable federal or provincial pension legislation.

(h)               None of the members of the Company Group, nor any ERISA Affiliates maintains, sponsors, or has any liability with respect to any Benefit Plan that is subject to the Laws of any jurisdiction outside of the United States. No Subsidiary of the Company sponsors or maintains, or has ever sponsored or maintained, any Benefit Plan that is a “registered pension plan” or a “retirement compensation arrangement” within the meaning of Section 248(1) of the Income Tax Act (Canada), including any such plan that contains a “defined benefit provision” within the meaning of Section 147.1(1) of the Income Tax Act (Canada).

(i)                 Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (alone or in combination with any other event) (i) entitle any employee, director, officer or independent contractor of any member of the Company Group to severance pay, unemployment compensation or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due to any employee, director, officer or independent contractor, (iii) directly or indirectly cause any member of the Company Group to transfer or set aside any assets to fund any benefits under any Benefit Plan, (iv) otherwise give rise to any material liability under any Benefit Plan, (v) limit or restrict the right to amend, terminate or transfer the assets of any Benefit Plan on or following the Closing or (vi) result in any payment or benefit that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) to any current or former employee, director, officer or independent contractor of any member of the Company Group. No member of the Company Group maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(j)                 There is no action currently contemplated to be taken by any member of the Company Group, and no action has been taken by any member of the Company Group, in respect of the service providers of any member of the Company Group or any such individual’s compensation or benefits, in each case, in response to the COVID-19 pandemic.

3.12          Material Contracts.

(a)           Section 3.12(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the following currently effective Contracts, other than Benefit Plans, to which any member of the Company Group is a party as of the date hereof:

(i)                 each limited liability company agreement, partnership agreement, joint venture agreement, and material strategic alliances, collaboration and other similar Contract (however named) that involves sharing profits or losses by any member of the Company Group with any other Person;

(ii)              each Contract (other than in respect of trade debt incurred in the ordinary course of business) under which any member of the Company Group (A) has borrowed any money from, or issued any note, bond, debenture or other evidence of Indebtedness to, any Person, or any guarantee of the Indebtedness of any other Person or (B) is limited or restricted to incur, assume or guarantee Indebtedness or to create Liens;

(iii)              each Contract under which any Person has directly guaranteed any Indebtedness, liabilities or obligations of any member of the Company Group;

(iv)             each Contract which purports to limit or restrict in any material respect (A) the ability of any member of the Company Group to solicit customers, (B) the manner in which, or the localities in which, all or any portion of the business and operations of any member of the Company Group or any of its Affiliates (including, following consummation of the transactions contemplated by this Agreement, Purchaser or any of its Subsidiaries), is or would be conducted or (C) the ability of any member of the Company Group to purchase products or services from any Person;

(v)               each Contract granting to any Person a right of first refusal or right of first offer on the sale of any part of the business, assets or properties of any member of the Company Group, other than in the ordinary course of business;

(vi)             each Contract, excluding purchase orders in the ordinary course of business, with respect to which the Company expects that any member of the Company Group is obligated to (A) make future aggregate payments in any twelve (12)-month period of more than $250,000 or (B) receive future aggregate payments in any twelve (12)-month period of more than $250,000, and in each case that have a remaining term of more than one (1) year from the date hereof and are not terminable, without penalty or further obligation, by any member of the Company Group, upon notice of ninety (90) days or less;

(vii)          any Contract pursuant to which any member of the Company Group (A) is granted by any Person any license, sublicense, right, consent or non-assertion under or with respect to any Intellectual Property of any Person (other than licenses for Open Source Software or off-the-shelf Software commercially available on standard terms for a one-time or annual fee (whichever is higher) of no more than $100,000), or (B) grants to any Person any license, sublicense, right, consent or non-assertion under or with respect to any Intellectual Property (other than non-exclusive licenses of Intellectual Property granted in the ordinary course of business to (1) resellers of the Company Group’s products and services who have paid to the Company Group less than $100,000 in any twelve (12)-month period, (2) customers (including Merchants) that do not permit further resale or distribution (other than to end users as permitted under the applicable customer’s Contract with such member of the Company Group), or (3) consultants or independent contractors for the use of such Intellectual Property solely for such consultants’ or independent contractors’ performance of services for any member of the Company Group);

(viii)        each Contract with any Person under which (A) any member of the Company Group is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person other than a member of the Company Group (other than any Contracts that do not involve the payment by or to any member of the Company Group of more than $250,000 in any twelve (12)-month period) or (B) any member of the Company Group is a lessor or sublessor of, or makes available for use by any Person (other than a member of the Company Group), any tangible personal property owned or leased by any member of the Company Group (other than any Contracts that do not involve the payment by or to any member of the Company Group of more than $250,000 in any twelve (12)-month period);

(ix)             each Contract with a purchase price in excess of $250,000 that relates to the acquisition of any material assets or properties (including equity interests) of any other Person or relate to any such prior acquisition to the extent any member of the Company Group has any remaining right, obligation or liability thereunder (whether contingent or fixed) that would, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole;

(x)               each Contract that is material to the Company Group, taken as a whole, and contains a “most favored nation” clause or other term providing preferential pricing or treatment to a third party;

(xi)             each Contract with (A) the suppliers or vendors listed on Section 3.22(a) of the Company Disclosure Schedule, (B) the ISO partners listed on Section 3.22(b) of the Company Disclosure Schedule; (C) the ISV Partners listed on Section 3.22(c) of the Company Disclosure Schedule; (D) the Referral Banks listed on Section 3.22(d) of the Company Disclosure Schedule and (E) the Merchants listed on Section 3.22(e) of the Company Disclosure Schedule.

(xii)          each Contract with any Related Persons;

(xiii)        each Contract that reflects a settlement of any threatened or pending Legal Action either (A) in excess of $100,000 and entered into since January 1, 2018 or (B) containing any material continuing obligations or restrictions on any member of the Company Group;

(xiv)         each Contract, other than a Benefit Plan, between any member of the Company Group, on the one hand, and any Affiliate, holder of Common Stock or Series A Preferred Stock, current officer or director of any member of the Company Group, on the other hand; and

(xv)           any Contract with an employee or director that provides for annual compensation in excess of $150,000.

(the Contracts set forth in the foregoing clauses (i) through (xvi), other than the Leases, are collectively referred to herein as the “Material Contracts”).

(b)           The Material Contracts are in full force and effect, constitute legal, valid and binding obligations of the applicable members of the Company Group and, to the Knowledge of the Company, the other parties thereto, and are enforceable in accordance with their respective terms, except (i) for such failures to be in full force and effect or enforceable or to be legal, valid and binding that would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Company Group, taken as a whole, or (ii) to the extent that enforceability may be limited by the Enforceability Exceptions. No member of the Company Group is in default in any material respect under any Material Contract or, to the Knowledge of the Company, has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default in any material respect by any member of the Company Group under any of the Material Contracts. To the Knowledge of the Company, no party to any Material Contract (other than the members of the Company Group) is in material default under any Material Contract. Prior to the date hereof, the Company has provided to Purchaser true, complete and correct copies of all Material Contracts.

3.13          Brokers. No broker, finder or investment banker acting on behalf of the Company or any other member of the Company Group or under the authority of any of them is or will be entitled to any broker’s fee, “finder’s fee” or any other commission or similar fee directly or indirectly from the Company or any other member of the Company Group in connection with any of the transactions contemplated hereby.

3.14          Insurance. Set forth in Section 3.14 of the Company Disclosure Schedule is a true, correct and complete list, as of the date hereof, of all insurance policies, bonds, and insurance risk arrangements currently maintained by the members of the Company Group on behalf of themselves (the “Insurance Policies”). All Insurance Policies are in full force and effect and no member of the Company Group is in material default, whether as to the payment of premium or otherwise, under the terms of the Insurance Policies. There are no claims involving more than $100,000 in any individual circumstance pending under any of the Insurance Policies and no such claim has been made under any of such Insurance Policies in the last two (2) years. There is no material claim under any Insurance Policy as to which coverage has been denied, nor to the Knowledge of the Company, are there any material, known losses currently unreported to the insurers. No member of the Company Group is in breach or default or has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Insurance Policies. The members of the Company Group and their respective assets and properties are insured in amounts no less than as required by applicable Law and the terms of any Contract to which a member of the Company Group is a party.

3.15          Labor Matters.

(a)               No member of the Company Group is, or has within the past six (6) years been, party to or otherwise bound by any collective bargaining agreement, labor union contract or other Contract with any labor union or other representative of employees and no such agreement is being negotiated by any member of the Company Group. To the Knowledge of the Company, there are no current activities or proceedings of any labor or trade union to organize any employees of any member of the Company Group, and no union has bargaining rights in respect of any employees of any member of the Company Group.

(b)               There is no strike, lockout, work slowdown, work stoppage, picketing or union organizational activity currently pending against any member of the Company Group or, to the Knowledge of the Company, threatened against any member of the Company Group. There is no representation or certification petition pending or, to the Knowledge of the Company, threatened with respect to any employee of the Company Group.

(c)               For the past four (4) years, each member of the Company Group has complied in all material respects with all Laws regarding employment and employment practices (including employment standards, labour relations, human rights, pay equity, accessibility, language, occupational health and safety, immigration, workers’ compensation, classification (including exempt classification) of employees and independent contractors, workplace violence and harassment, employee privacy, business closings and group dismissals or layoffs, terminations and severances, and all other applicable Law in respect of any reduction in force (including notice, information and consultation requirements), and collection and payment of withholding Taxes) relating to employees, former employees or prospective employees. For the past three (3) years, there has been no WARN Act event with respect to any member of the Company Group.

(d)                As of the date hereof, (i) to the Knowledge of the Company, there is no investigation, audit or review pending or threatened by any Governmental Body with respect to any member of the Company Group concerning employment-related matters, including any fatal or critical accidents that have led or may reasonably lead to charges, penalties or fines against the Company Group under any occupational health and safety Laws, (ii) no current or former employee or independent contractor of any member of the Company Group is currently asserting any Legal Action (or, to the Knowledge of the Company, has threatened to bring any Legal Action) against any member of the Company Group (iii) to the Knowledge of the Company, the Company Group, and each of them, has promptly, thoroughly and impartially investigated all workplace violence and/or harassment allegations of which it is or was made aware, and has taken all corrective action necessary under all Laws and does not reasonably expect any material liability with respect to any such allegations, and (iv) no member of the Company Group has taken any action that would constitute a mass layoff or plant closing under the WARN Act or a group termination under the Employment Standards Act (British Columbia).

(e)                 No member of the Company Group has received any notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment (collectively, “WCB Assessments”) or any other communications related thereto from any workers’ compensation or workplace safety and insurance board or similar authorities in any jurisdictions where the Company Group carries on business. There are no WCB Assessments which have not been paid in full and, to the Knowledge of the Company Group, there are no facts or circumstances which would be reasonably likely to result in an increase in liability under any Laws after the Closing. The Company Group's accident cost experience is such that there are no pending WCB Assessments and there are no known claims or potential claims which may adversely affect the Company Group’s accident cost experience.

(f)                 The Company Group has paid all wages, salaries, indemnities, bonuses, commissions, wage premiums, fees, expense reimbursement, termination and severance pay and other compensation that has come due and payable to its current employees, consultants, independent contractors, and other individual service providers pursuant to any Laws, written contract or workplace policy and there is no commitment or agreement to increase wages or to modify the terms and conditions of employment of any employee other than regularly scheduled wage increases made in the ordinary course of business.

(g)                Section 3.15(g) of the Company Disclosure Schedule sets forth a true, correct and complete census of Continuing Employees, including each Continuing Employee’s name, unique employee identification number, employing entity, job title, location, supervisor, organizational level, annual salary or hourly wage rate, accrued paid time off and right to any non-discretionary bonus.

3.16          Environmental Matters.

(a)                There are no Legal Actions pending or threatened against or affecting, any member of the Company Group under any Environmental Law that would, if adversely determined, individually or in the aggregate, reasonably be expected to materially and adversely affect the Company Group, taken as a whole.

(b)               No member of the Company Group has caused (or otherwise been responsible for) any Release of Hazardous Material, and to the Knowledge of the Company, no Release of Hazardous Material has otherwise occurred, on real property now or previously owned or operated (including as a lessee) by any member of the Company Group, except as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Company Group, taken as a whole.

(c)               There have been no Hazardous Materials generated by any member of the Company Group or for which any member of the Company Group could otherwise be liable, that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Body or at any other location for which any member of the Company Group could have any material liability or obligation under any Environmental Law or any lease or other agreement.

(d)               Except as would not, individually or in the aggregate, reasonably be expected to result in any member of the Company Group incurring any material liability or obligation, each member of the Company Group is, and has been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits and approvals required by any Environmental Law for the operation of its business.

(e)               The Company has made available to Purchaser true, complete and correct copies of (i) all Environmental Reports and (ii) all material correspondence to or from any member of the Company Group that relates to known or potentially material environmental matters involving or otherwise affecting any of the Leased Real Property or the operation of the Company’s business (including any such correspondence prepared for or submitted to any applicable Governmental Body).

3.17          Data Privacy.

(a)               Each member of the Company Group is, and has at all times in the last three (3) years been, in material compliance with (i) all applicable Privacy Laws, (ii) all of the policies and notices of any member of the Company Group regarding Personal Information and (iii) all of the obligations of any member of the Company Group with respect to any Personal Information under any Contract. Each of the members of the Company Group has implemented and maintained adequate policies, procedures and systems for receiving and appropriately responding to requests from individuals concerning their Personal Information. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group taken as a whole, none of the privacy policies or notices of any member of the Company Group have contained any omissions or been misleading or deceptive. In the past six (6) years, no member of the Company Group has received any written (or, to the Knowledge of the Company, oral) notice of any claims of or investigations or regulatory inquiries related to, or been charged with, the violation of any Privacy Laws, applicable privacy policies, or commitments under any Contract with respect to any Personal Information. To the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to form the basis of any such notice or claim.

(b)               Each member of the Company Group has (i) implemented and, at all times in the last three (3) years, maintained reasonable and appropriate technical and organizational safeguards, which safeguards are at least consistent with practices in the industry in which the members of the Company Group operate, to protect all Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, including by implementing, and monitoring compliance with, policies and procedures regarding the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, and periodic destruction of Personal Information which no longer serves a legitimate business purpose (to the extent not prohibited by applicable Law or any privacy policies or contractual commitments of any member of the Company Group), and (ii) ensured that all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle any Personal Information for or on behalf of any member of the Company Group have agreed to comply with applicable Privacy Laws and taken reasonable steps to maintain the privacy and confidentiality of, and to protect and secure, Personal Information from loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure. To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group taken as a whole, any third party who has provided any Personal Information to any member of the Company Group has done so in compliance with applicable Privacy Laws.

(c)               There have been no material breaches, material security incidents or material misuse of or unauthorized access to or disclosure of any Personal Information or other confidential data in the possession or control of any member of the Company Group or collected, used or processed by or on behalf of any member of the Company Group. No member of the Company Group has provided or been required to provide any notices to any Person in connection with any disclosure of any Personal Information. Each member of the Company Group has implemented reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans, to the extent required, to safeguard all data and Personal Information in its possession or control. Each member of the Company Group has conducted commercially reasonable privacy and data security testing or audits at reasonable and appropriate intervals and has fully resolved or remediated any material privacy or data security issues or vulnerabilities identified or otherwise known to such member. No member of the Company Group nor any third party acting at the direction or with the authorization of any member of the Company Group has paid (i) any perpetrator of any data breach incident or cyber-attack or (ii) any third party with actual or alleged information about any data breach incident or cyber-attack.

(d)               Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole, (i) no member of the Company Group is subject to any requirements under any Contract or any other legal obligations that, following the Closing, would prohibit Purchaser or any member of the Company Group from receiving, accessing, storing or using any Personal Information in the manner in which the members of the Company Group received, accessed, stored and used such Personal Information prior to the Closing and (ii) the execution, delivery and performance of this Agreement, including any transfer of Personal Information in connection therewith, complies with all applicable Privacy Laws, privacy policies and obligations of any member of the Company Group under any Contract.

(e)               Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole, in connection with the Company Group’s collection, use, disclosure and other processing of Personal Information, the Company Group has provided all necessary notices to, and has obtained all necessary consents from, each individual to whom the Personal Information relates, as required by applicable Privacy Laws, to enable the Company Group to collect, use, disclose and process such information for the purposes and in the manner that the Company Group currently collects, uses, discloses and otherwise processes such Personal Information in the conduct of the business as currently conducted. The members of the Company Group have not received notice that any such consent has been withdrawn or varied.

3.18          Transactions with Related Persons. Except for benefits under the terms of any Benefit Plan, none of the members of the Company Group, is party to any Contract or engaged in any transaction or other arrangement with (a) OTPP or its Affiliates, (b) any director of any member of the Company Group or any Affiliate of any such director or (c) any officers, directors, managers or other employees of any Person (other than an individual) described in clause (a) or (b) (each, a “Related Person”) (other than any Contract, transaction or arrangement with any direct or indirect portfolio companies of OTPP or any of its Affiliates entered into in the ordinary course of business on an arms’-length basis and on market terms).

3.19          Anti-Corruption Matters. For the past five (5) years, no member of the Company Group, nor, to the Knowledge of the Company, any director, officer, employee, or agent of any member of the Company Group (in their capacity as such), has directly or indirectly, (a) used any funds of any member of the Company Group for unlawful contributions, gifts, entertainment or other unlawful expenses; or (b) made or offered any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, in each case, in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada), as amended, or other applicable Laws prohibiting bribery or corruption.

3.20          Permits. Each member of the Company Group possesses all permits, licenses, registrations, accreditations, approvals, certificates, and government authorizations (the “Permits”) required by all applicable Laws or otherwise necessary for the operation of its business, the non-possession of which would, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the Company Group, taken as a whole. Each member of the Company Group is in compliance in all material respects with such Permits, all of which are in full force and effect. No such Permit will be adversely affected by, or will expire or terminate as a result of, the consummation of the transactions contemplated hereby, and each such Permit will continue in full force and effect following the Closing without requiring the consent or approval of any Governmental Body or other Person, except as would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the Company Group, taken as a whole. There is not any Legal Action pending or, to the Knowledge of the Company, threatened against, and, to the Knowledge of the Company, there is no investigation by any Governmental Body pending or threatened against, any member of the Company Group seeking to revoke, suspend, or otherwise limit any such Permit.

3.21          Sanctions and AML.

(a)               Each member of the Company Group and each of their respective directors (or equivalent), managers, officers, and to the Knowledge of the Company, their employees and agents are, and have been, in the past five (5) years, in compliance in all material respects with all Anti-Corruption and Anti-Money Laundering Laws. No member of the Company Group is (nor are any of their respective directors (or equivalent), managers, officers, employees, agents or Affiliates) a Governmental Body or instrumentality of a Governmental Body. No member of the Company Group has (nor, to the Knowledge of the Company, have any of their respective directors (or equivalent), managers, officers, employees or agents) been the subject of any investigations, reviews, audits or inquiries by a Governmental Body related to Anti-Corruption and Anti-Money Laundering Laws, and no investigation, review, audit, or inquiry by any Governmental Body with respect to Anti-Corruption and Anti-Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

(b)               There have been no false or fictitious entries made in the books or records of the Company Group relating to any illegal payment or secret or unrecorded fund and the Company has not established or maintained a secret or unrecorded fund. The Company Group has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Company Group, and its respective directors, officers, employees, agents, and representatives with Anti-Corruption and Anti-Money Laundering Laws.

(c)               None of the members of the Company Group nor, to the Knowledge of the Company, any of their respective directors, managers, officers, employees or agents (i) is a Person with whom transactions are prohibited under any Sanctions; (ii) has been or is owned or controlled by a Person with whom transactions are prohibited under any Sanctions; (iii) has maintained or maintains any offices, branches, operations, assets, investments, employees, or agents in any country or territory that is the subject or target of comprehensive Sanctions (at the time of this agreement, Crimea, Cuba, Iran, North Korea, and Syria), to the extent in violation of Sanctions; or (iv) in the past five (5) years, has violated any Sanctions. Each member of the Company Group is in compliance with all applicable Sanctions. None of the products or services sold by any member of the Company Group are subject to any export control Laws.

3.22          Suppliers and Vendors; Customers.

(a)               Section 3.22(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of the top ten (10) suppliers or vendors (determined by the dollar amount of goods and services purchased, in the aggregate) of the Company Group, taken as a whole, for the twelve (12)-month period ended December 31, 2020. No such supplier or vendor has, during the last twelve (12) months, cancelled or terminated, or, to the Knowledge of the Company, made any threat to a senior manager of the Company Group to cancel or terminate, any of its Contracts with any member of the Company Group.

(b)               Section 3.22(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of the (i) top ten (10) retail ISO Partners (determined by gross revenue, in the aggregate) of the Company Group, taken as a whole, for the twelve (12)-month period ended December 31, 2020 and (ii) top ten (10) wholesale ISO Partners (determined by gross revenue, in the aggregate) of the Company Group, taken as a whole, for the twelve (12)-month period ended December 31, 2020. No such ISO Partner has, during the last twelve (12) months, cancelled or terminated, or, to the Knowledge of the Company, made any threat to a senior manager of the Company Group to cancel or terminate, any of its Contracts with any member of the Company Group.

(c)               Section 3.22(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of the top ten (10) ISV Partners (determined by gross revenue, in the aggregate) of the Company Group, taken as a whole, for the twelve (12)-month period ended December 31, 2020. No such ISV Partner has, during the last twelve (12) months, cancelled or terminated, or, to the Knowledge of the Company, made any threat to a senior manager of the Company Group to cancel or terminate, any of its Contracts with any member of the Company Group.

(d)               Section 3.22(d) of the Company Disclosure Schedule sets forth a true, complete and correct list of the top ten (10) Referral Banks (determined by gross revenue, in the aggregate) of the Company Group, taken as a whole, for the twelve (12)-month period ended December 31, 2020. No such Referral Bank has, during the last twelve (12) months, cancelled or terminated, or, to the Knowledge of the Company, made any threat to a senior manager of the Company Group to cancel or terminate, any of its Contracts with any member of the Company Group.

(e)               Section 3.22(e) of the Company Disclosure Schedule sets forth a true, complete and correct list of the top ten (10) Merchants (determined by gross revenue, in the aggregate) of the Company Group, taken as a whole, for the twelve (12)-month period ended December 31, 2020. No such Merchant has, during the last twelve (12) months, cancelled or terminated, or, to the Knowledge of the Company, made any threat to a senior manager of the Company Group to cancel or terminate, any of its Contracts with any member of the Company Group.

3.23          Other Representations or Warranties. Except for the representations and warranties of Purchaser in Article 4, and the covenants and agreements of Purchaser contained in this Agreement and the other Purchaser Documents, the Company acknowledges that neither Purchaser nor any other Person on behalf of Purchaser has made or will be deemed to have made to the Company, and the Company has not relied on, any representation or warranty, whether express or implied, or any covenant or agreement, in each case with respect to this Agreement, the Merger, the other Purchaser Documents, Purchaser or its businesses, Affiliates, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or the accuracy or completeness of any information relating to any of the foregoing or any other information, in each case provided or made available to the Company by or on behalf of Purchaser.

Article 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company as follows:

4.1              Authority of Purchaser. Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Purchaser and Merger Sub has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Purchaser Documents, to carry out the transactions contemplated hereby or thereby, to own, lease and operate its properties and to carry on its business as now being conducted. The execution, delivery and performance of this Agreement and the other Purchaser Documents (other than those Purchaser Documents executed as of the date hereof but which are not to become effective until the Effective Time) by Purchaser and Merger Sub have been duly authorized by all necessary corporate action of Purchaser and Merger Sub (and those Purchaser Documents executed as of the date hereof but which are not to become effective until the Effective Time will be duly authorized by all necessary corporate action of Purchaser and Merger Sub, as applicable, at the Effective Time). This Agreement has been duly and validly executed and delivered by Purchaser and Merger Sub. This Agreement constitutes, and, when executed and delivered by Purchaser and Merger Sub, each of the other Purchaser Documents (other than those Purchaser Documents executed as of the date hereof but which are not to become effective until the Effective Time) will constitute, the legal, valid and binding obligation of such Party (and those Purchaser Documents executed as of the date hereof but which are not to become effective until the Effective Time will constitute, the legal, valid and binding obligation of Purchaser and Merger Sub, as applicable, at the Effective Time), enforceable against Purchaser and Merger Sub in accordance with its terms, except as may be limited by the Enforceability Exceptions.

4.2              Activities of Merger Sub. Purchaser directly or indirectly owns beneficially and of record all of the outstanding equity securities of Merger Sub, free and clear of any and all Liens, other than Liens resulting from the execution, delivery or performance of this Agreement. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

4.3              Consents and Approvals. Except for compliance with, and filings under, the HSR Act, the execution and delivery of this Agreement and the other Purchaser Documents by each of Purchaser and Merger Sub does not, and the consummation of the transactions contemplated hereby and thereby and performance by each of Purchaser and Merger Sub of its obligations hereunder and thereunder will not, violate or conflict with any provision of: (i) the Organizational Documents of each of Purchaser and Merger Sub; (ii) any material agreement, lease, instrument, mortgage, license or franchise to which Purchaser or Merger Sub is a party or by which any of its properties is bound or (iii) any Law applicable to Purchaser or Merger Sub, in each case except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition or operations of Purchaser or the ability of Purchaser or Merger Sub to consummate the transactions contemplated hereby. Except for compliance with the HSR Act and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no authorization, consent or approval of, or filing with, any Governmental Body or other Person is required in connection with the execution and delivery of, or performance by each of Purchaser and Merger Sub of its obligations under, this Agreement or any other Purchaser Document. Merger Sub has received, as of the date hereof, approval from its equityholder duly adopting and approving this Agreement and the other Purchaser Documents, and the transactions contemplated hereby and thereby, including the Merger, and each of the boards of directors of Purchaser and of Merger Sub has duly adopted, approved and declared advisable this Agreement and the other Purchaser Documents, and the transactions contemplated hereby and thereby, including the Merger.

4.4              Brokers and Finders. None of Purchaser or its Affiliates have, directly or indirectly, entered into any agreement with any Person that would obligate the Company to pay any commission, broker’s fee or “finder’s fee” in connection with the transactions contemplated by this Agreement.

4.5              Financing. Purchaser has delivered to the Company true, complete and correct copies of (a) duly executed commitment letters (such letters, including all exhibits, schedules and annexes thereto, as may be amended, modified or replaced in accordance with the terms hereof or thereof and, in each case, including any amendments and/or joinders, the “Debt Commitment Letters”) and (b) duly executed and customarily redacted fee letters relating to such commitment letters (as the same may be amended, modified or replaced in accordance with the terms hereof or thereof) and, in each case, including any amendments and/or joinders, (any such letter, a “Fee Letter” and, together with the Debt Commitment Letters, the “Debt Financing Commitments”), pursuant to which the Debt Financing Sources party thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (together with any Alternate Debt Financing, the “Debt Financing”) The Debt Financing Commitments are in full force and effect as of the date hereof and are legal, valid and binding obligations of Purchaser and Merger Sub and, to the Knowledge of Purchaser, are legal, valid and binding obligations of the Debt Financing Sources party thereto, enforceable against Purchaser and Merger Sub and, to the Knowledge of Purchaser, the Debt Financing Sources party thereto in accordance with their terms, except to the extent that enforceability may be limited by the Enforceability Exceptions. None of the Debt Financing Commitments has been amended or modified and the respective commitments contained in the Debt Financing Commitments have not been withdrawn or rescinded in any respect by Purchaser or Merger Sub, or to the Knowledge of Purchaser, by any other party thereto, as of the date hereof. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Purchaser or Merger Sub nor to the Knowledge of Purchaser, any other party thereto, under any Debt Financing Commitment and, neither Purchaser nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it in any of the Debt Financing Commitments on or prior to the Closing Date. There are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Debt Financing other than as expressly set forth in or contemplated by the Debt Financing Commitments. There are no other agreements, side letters, or Contracts (except that financial terms and other customarily redacted terms not affecting conditionality may be redacted) related to the Debt Financing that could affect the availability of the Debt Financing. Subject to the terms and conditions of the Debt Financing Commitments, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Debt Financing Commitments and unrestricted cash on hand and available credit of Purchaser, will be sufficient to pay (i) the full amount of any payments required to be paid by Purchaser pursuant to Article 2 and (ii) all of Purchaser’s fees, costs and expenses relating to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. Each of Purchaser and Merger Sub has fully paid any and all commitment fees, if any, or other fees required by the Debt Financing Commitments to be paid as of the date hereof, and, as of the date hereof, each of Purchaser and Merger Sub is unaware of any fact or occurrence existing on the date hereof that would reasonably be expected to make any of the assumptions or any of the statements set forth in the Debt Financing Commitments inaccurate or that would reasonably be expected to cause the Debt Financing Commitments to be ineffective. The obligations of Purchaser and Merger Sub under this Agreement are not contingent on the availability of financing for, or related to, the transactions contemplated by this Agreement.

4.6              Independent Investigations. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, other than reliance on the representations, warranties, covenants and obligations of the Company set forth in this Agreement and the other Company Documents, Purchaser has relied solely on its own independent investigation, analysis and evaluation of the equity securities of the Company (including the Purchaser’s own estimate and appraisal of the value of the business, financial condition, assets, operations and prospects of the members of the Company Group). Purchaser confirms to the Company that Purchaser is sophisticated and knowledgeable in both the industry and the business of the members of the Company Group and is capable of evaluating the matters set forth above. For the avoidance of doubt, Purchaser acknowledges and agrees that neither the Company nor any director, officer, representative, or Affiliate of the Company shall have any Liability under this Agreement with respect to any information concerning the members of the Company Group not expressly represented and warranted to in this Agreement, including, but only to the extent not also expressly represented and warranted to in this Agreement, (a) any information set forth in any Confidential Information Memorandum distributed by Jefferies with respect to the members of the Company Group, (b) any information regarding the members of the Company Group provided at any management presentation related to the transactions contemplated by this Agreement, (c) any information communicated by or made available through the data room process or otherwise or (d) any financial projection, forecast, estimate or budget relating to any of the members of the Company Group, and neither Purchaser nor any of its Affiliates have relied upon any of the foregoing.

4.7              Litigation; Orders.

(a)               As of the date hereof, there is no Legal Action pending or, to the Knowledge of Purchaser, threatened, or, to the Knowledge of Purchaser, investigation by Governmental Bodies pending or threatened, against Purchaser or Merger Sub seeking to enjoin, challenge or prevent the transactions contemplated hereby. There is no Legal Action pending or, to Knowledge of Purchaser, threatened, or, to the Knowledge of Purchaser, investigation by Governmental Bodies pending or threatened, against Purchaser or Merger Sub or involving any of their properties or assets that would, individually or in the aggregate, be reasonably be expected to (i) have a material adverse effect on the ability of Purchaser or Merger Sub to perform its obligations under this Agreement or (ii) otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b)               Neither Purchaser nor Merger Sub is (i) in default under or in breach of any Order or (ii) a party or subject to any Order, except, in each case, where such default or breach, or such Order, would not, individually or in the aggregate, reasonably be expected to (A) have a material adverse effect on the ability of Purchaser or Merger Sub to perform its obligations under this Agreement or (B) otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement.

4.8              Solvency. Assuming the accuracy of the representations and warranties of the Company set forth in Article 3, and that the members of Company Group are solvent immediately prior to Closing, immediately after giving effect to the transactions contemplated by this Agreement, including the Debt Financing, the Surviving Company and its Subsidiaries, taken as a whole, will be able to pay their debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the Surviving Company and its Subsidiaries, taken as a whole, will have adequate capital to carry on their businesses. No transfer of property is being made and no obligation is being incurred by the Purchaser or Merger Sub in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Purchaser, the Company, the Surviving Company or any of their respective Subsidiaries.

4.9              No Other Representations. Except for the representations and warranties of the Company in Article 3, and the covenants and agreements of the Company contained in this Agreement and the other Company Documents, Purchaser acknowledges that no member of the Company Group or any other Person, has made or will be deemed to have made to Purchaser, and Purchaser has not relied on, any representation or warranty, whether express or implied, or any covenant or agreement, in each case with respect to this Agreement, the Merger, the other Company Documents, any member of the Company Group, or their respective businesses, Affiliates, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, budgets, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, budgets, plans or prospects), or the accuracy or completeness of information relating to any of the foregoing or any other information, in each case provided or made available to Purchaser by or on behalf of any member of the Company Group or any of their Affiliates or Representatives. No Representative of the Company Group has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided.

Article 5

Covenants of the Company

5.1              Conduct of Business.

(a)           Except as otherwise expressly required by applicable Law, the transactions contemplated hereby or as set forth in Section 5.1(a) of the Company Disclosure Schedule, from the date hereof through the Closing, the Company shall, and shall cause each other member of the Company Group to, use its commercially reasonable efforts to carry on its business in all material respects in the ordinary course of business and consistent with past practice and in compliance with all applicable Law, and the Company shall, and shall cause each other member of the Company Group to, use its commercially reasonable efforts to (i) preserve the goodwill, reputation and present relationships of the Company Group with suppliers, employees and customers, (ii) keep its businesses substantially intact and (iii) pay and perform all of its material obligations when due in accordance with past practice and use its cash and cash equivalents in the ordinary course of business consistent with past practice. Notwithstanding anything to the contrary contained herein, nothing herein shall prevent the Company Group from taking or failing to take any action, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures and (x) no such actions or failure to take such actions shall be deemed to violate or breach this Agreement in any way, (y) all such actions or failure to take such actions shall be deemed to constitute an action taken in the ordinary course of business and (z) no such actions or failure to take such actions shall serve as a basis for the Purchaser or Merger Sub to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied.

(b)           From and after the date hereof through the Closing, except as is expressly required by this Agreement, or as set forth in Section 5.1(b) of the Company Disclosure Schedule, the Company shall not, and shall cause each other member of the Company Group not to:

(i)               adopt any change to its Organizational Documents;

(ii)              merge or consolidate with any other Person or adopt a plan of merger or complete or partial liquidation, dissolution, or reorganization;

(iii)             enter into any Contract that restricts in any material respect the ability of any member of the Company Group to engage or compete in any line of business or to enter into any new line of business or discontinue a line of business;

(iv)             declare or pay any dividend or other distribution, payable in equity, property or otherwise, with respect to any of its capital stock or other equivalent equity securities or enter into any agreement with respect to the voting of its capital stock or other equivalent equity securities (other than cash dividends that will be paid in full prior to the Adjustment Time); provided that the Company’s Subsidiaries may declare or pay any dividend or distribution at any time to the Company or a wholly-owned Subsidiary of the Company;

(v)              (A) issue, sell, purchase, redeem, retire or grant registration rights with respect to any equity interests or any other securities, including any securities convertible into, or options, warrants or rights to purchase or subscribe for, its capital stock or other securities or (B) enter into any arrangement or Contract with respect to the issuance, sale, purchase or redemption of any equity interests or other securities (other than, in the case of each of the foregoing clauses (A) and (B), by the Company in connection with the exercise or conversion of any Options or other securities outstanding on the date hereof);

(vi)             sell, lease, license, sublicense, assign, transfer, abandon, allow to lapse or expire, or otherwise dispose of any Owned Intellectual Property (other than non-exclusive licenses granted to third Persons in the ordinary course of business consistent with past practice or with respect to immaterial or obsolete Intellectual Property) or disclose any material Trade Secrets of the Company Group to any other Person (other than in the ordinary course of business consistent with past practice to a Person bound by adequate confidentiality obligations);

(vii)          reclassify, split, combine, or subdivide, directly or indirectly, any of its securities, or effect any like change in the capitalization of any member of the Company Group;

(viii)        except as required by applicable Law, (A) increase or promise to increase the compensation or benefits payable to any current or former director, officer, employee or individual independent contractor of the Company or its Subsidiaries, other than increases in base salary in the ordinary course of business and consistent with past practice for employees with base salary below $150,000, (B) adopt, amend or terminate any material Benefit Plan, (C) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment of, compensation or benefits under any Benefit Plan, (D) grant any equity or equity-based awards, (E) make or forgive any loans to directors, managers, officers or employees of the Company, its Subsidiaries (other than loans under any 401(k) plan), or (F) hire (other than as a replacement for a vacant position) or terminate the employment of any employee or individual independent contractor with annual compensation or wages in excess of $50,000, other than a termination for “cause”;

(ix)             mortgage, pledge or subject to any Lien any of its properties, rights or assets, except for Permitted Liens, or sell, assign, transfer, convey, lease or otherwise dispose of any portion of its assets that is material to the Company Group, taken as a whole;

(x)               acquire by merging or consolidating with, or by purchasing a substantial portion of the equity securities of, or by any other manner, any Person or acquire any material properties or assets from any Person or enter into any material partnerships or joint ventures;

(xi)             except as required by GAAP or applicable Law, make any change in its accounting principles or the methods by which such principles are applied for financial reporting purposes;

(xii)          settle any Legal Action other than the settlement of Legal Actions that are solely for cash payments and in the aggregate do not exceed insurance proceeds received by the Company Group in connection therewith, if any, by $100,000, provided that such settlement does not impose any material restrictions on the operations or businesses of the Company Group or require the Company or any of its Subsidiaries to admit any wrongdoing;

(xiii)        except as required by GAAP, make, revoke or change any entity classification election or any other material Tax election, change an annual Tax accounting period, adopt or change any accounting method (including any Tax accounting method), fail to pay any material Taxes (including material estimated Taxes) required to be paid, prepare or file any material Tax Return in a manner which is inconsistent with past practices (unless otherwise required by applicable Law), amend any material Tax Return, enter into any closing agreement in respect of Taxes, settle any claim or assessment for Taxes, enter into any Tax sharing, allocation or indemnity agreement (other than a customary commercial agreement entered into in the ordinary course of business the principal subject matter of which is not Taxes), affirmatively surrender any right to claim a refund of material Taxes, or agree to any extension or waiver of the statute of limitations in respect of any material amount of Taxes (except where such extension or waiver is requested by the applicable Governmental Body and notice is provided to the Purchaser within five (5) days of the granting of any such extension or waiver), or request any private letter ruling or similar ruling from any Governmental Body;

(xiv)         amend, modify, elect not to renew or terminate any Material Contract or enter into any Contract after the date hereof that if in effect on the date hereof would have been a Material Contract or grant any waiver of any material provision of any Material Contract, in each case, other than in the ordinary course of business consistent with past practice;

(xv)           grant recognition to any labor union enter into any new collective bargaining agreements, or amend any existing collective bargaining agreement;

(xvi)         take any action which would be considered to be a plant closing or a mass layoff under the WARN Act or any similar Law;

(xvii)      incur, create, assume or otherwise become liable for any Indebtedness, amend the terms of any instruments of Indebtedness, cancel, repay or compromise any Indebtedness, make any guarantees or enter into hedging, swap or other derivative Contracts, in each case other than, prior to the Adjustment Time, (1) Indebtedness for borrowings under the credit and financing arrangements of the members of the Company Group (excluding any hedging, swap or other derivative Contracts) not to exceed $250,000 in the aggregate that is fully prepayable and terminable by the Company prior to Closing, (2) Indebtedness under the Credit Facility, in the ordinary course of business, or (3) Indebtedness incurred pursuant to arrangements solely among the Company Group;

(xviii)    make or commit to any capital expenditures or commitment, capital addition or capital improvement or enter into any capital or operating lease which, individually is in excess of $50,000, or, in the aggregate, are in excess of $250,000;

(xix)         enter into, amend, modify or waive any rights under any Contract with any Related Persons;

(xx)           allow any Insurance Policy to lapse or otherwise terminate any Insurance Policy except to the extent replaced by substantially similar insurance coverage, or reduce the amount or scope of any coverage provided by existing insurance policies;

(xxi)         make any loans or advances to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, other than advances to employees and consultants for travel and other expenses in the ordinary course of business, consistent with past practice;

(xxii)      participate in any scheduled meetings or teleconferences with, or correspond in writing, communicate or consult with the FTC or any similar Governmental Body without providing Purchaser (whenever feasible and to the extent permitted under applicable Law) with prior written notice and, within twenty-four (24) hours from the time such written notice is delivered, the opportunity to consult with the Company with respect to such correspondence, communication or consultation; or

(xxiii)    agree, commit, arrange or enter into any understanding to do any of the foregoing.

5.2              Access to Information. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall, subject in all respects to the terms of, and the restrictions contained in, the Confidentiality Agreement: (i) afford to the Representatives of Purchaser, reasonable access during normal business hours to the properties, books and records of Company Group, upon reasonable advance notice as Purchaser may reasonably request; (ii) furnish Purchaser and its Representatives with copies of all such Contracts, books and records and other existing documents and data (including employee data similar to what is set forth in Section 3.15(g) of the Company Disclosure Schedule, including status as exempt or non-exempt from minimum wage and overtime Laws and right to receive any increase in compensation in the twelve (12) months following the Closing Date) as Purchaser and/or its Representatives may reasonably request; and (iii) make available during normal business hours to Purchaser and/or its Representatives upon reasonable advance notice the appropriate individuals (including senior-level Company management, attorneys and accountants) for discussion of the Company’s business, properties, prospects and personnel as Purchaser may reasonably request; provided that nothing in this Section 5.2 or otherwise shall require the Company to furnish to Purchaser or its Representatives any materials prepared by the Company’s financial, accounting, or legal Representatives that is subject to an attorney/client or an attorney work product privilege or which may not be disclosed pursuant to Law, a protective order or confidentiality agreement (provided that upon request from Purchaser, the Company and its Subsidiaries shall use commercially reasonable efforts to seek a waiver of such confidentiality obligations, enter into a customary joint defense agreement or take other reasonable actions to mitigate such restrictions); provided further, that no such access, information gathering or discussions shall unreasonably interfere with any of the businesses, personnel or operations of the Company or its Subsidiaries. For the avoidance of doubt, nothing in this Section 5.2 shall limit the obligations of the Company under Section 7.4(e). Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of the Company, which may be withheld for any reason, Purchaser shall have no right to perform invasive or subsurface investigations of the properties or facilities of any member of the Company Group.

5.3              Payoff Letters. The Company will use reasonable best efforts to cause the agent for the lenders or other counterparties with respect to the Credit Facility to prepare and deliver to the Company, at least three (3) Business Days prior to the Closing, a “payoff letter” or similar document (the “Payoff Letter”) which letter shall be in form and substance reasonably satisfactory to Purchaser, the lenders thereunder, and the Debt Financing Sources, and shall provide for, among other things, upon payment of the specified amount provided therein (i) all obligations with respect to the Credit Facility of the Company Group shall be satisfied, (ii) such creditor terminates, effective as of the repayment of the Credit Facility, all Liens and other security interests, and the release of all Liens and other security interests, relating to or securing the Credit Facility and (iii) that such creditor agrees to execute Uniform Commercial Code termination statements and such other documents or endorsements necessary to release its Liens and other security interests in the assets, properties and securities of the Company Group.

5.4              Exclusive Dealing. From and after the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, none of the Company Group or any of their respective Affiliates or Representatives shall take any action to, directly or indirectly, encourage, initiate, continue or engage in discussions or negotiations with, enter into any agreement with or provide any information to, any Person (other than Purchaser, its Affiliates and their respective Representatives) concerning any, direct or indirect, purchase, transfer or other disposition of the equity securities of any member of the Company Group to such Person, any merger or other business combination involving any member of the Company Group, any sale of all or a material portion of the assets of any member of the Company Group or any similar transaction involving any member of the Company Group.

5.5              Written Consent; Notice to Company Stockholders.

(a)               Promptly, and in any event within twenty-four (24) hours following the execution of this Agreement, the Company shall deliver to Purchaser a copy of an irrevocable written consent of the Stockholders constituting the Stockholder Approval in the form attached hereto as Exhibit D (the “Written Consent”) evidencing the adoption of this Agreement and the approval of the Merger pursuant to Section 251 of the DGCL and the Company’s Organizational Documents and the transactions contemplated hereby.

(b)               The Company will prepare an information statement (the “Information Statement”) relating to this Agreement and the transactions contemplated hereby. The Information Statement will (i) provide notice to all holders of Common Stock that did not deliver a written consent of the action taken by the Stockholder Approval, pursuant to and in accordance with Section 228(e) of the DGCL, the certificate of incorporation of the Company and other applicable Laws, (ii) provide each holder of Common Stock that did not deliver a Written Consent with the notice required pursuant to Section 262 of the DGCL informing such holder that appraisal rights are available for the holder’s shares of Common Stock pursuant to Section 262 of the DGCL along with such other information as required by Section 262 of the DGCL and other applicable Laws and (iii) describe this Agreement and the transactions contemplated hereby. At least five (5) Business Days prior to the distribution of the Information Statement to such holders of Common Stock that did not deliver a Written Consent pursuant to this Section 5.5(b), the Company shall deliver to Purchaser, for review and comment, the Information Statement before it is mailed to such stockholders, and shall consider in good faith all changes reasonably proposed by Purchaser and its legal counsel delivered to the Company within three (3) Business Days after receiving such Information Statement.

(c)               Promptly following receipt of the Stockholder Approval, the Company shall distribute (in any manner permitted by its Organizational Documents and applicable Law), no later than ten (10) Business Days after the date of this Agreement, the Information Statement to all holders of Common Stock that did not deliver a Written Consent. Simultaneously with the delivery of the Information Statement, the Company, acting through the board of directors of the Company, shall request, in accordance with applicable Law, that such Stockholders approve the Merger, this Agreement and the other transactions contemplated by this Agreement, in each case, by executing a counterpart to the Written Consent and waive any appraisal rights under Section 262 of the DGCL. Thereafter, the Company shall distribute by any manner permitted by the DGCL any subsequent notice required to be delivered with respect to Dissenting Shares pursuant to the DGCL, as applicable.

5.6              Affiliate Contracts. Other than with respect to the Contracts set forth on Section 5.6 of the Company Disclosure Schedule, on or prior to the Closing Date, the Company shall cause the termination, effective no later than the Effective Time, of any Contracts or arrangements required to be set forth on Section 3.18 of the Company Disclosure Schedule without any further cost or liability to the Company Group (or, after the Effective Time, Purchaser, the Surviving Company and their respective Affiliates).

5.7              Required Financials. The Company will use commercially reasonably efforts to provide the Purchaser as soon as reasonably practicable following the date hereof, SAS 100 review of the Q1 Financials by the Company’s independent auditors (the “Required Financials”).

Article 6

Covenants of Purchaser

6.1              Access to Information. From and after the Closing, Purchaser and the Surviving Company shall afford (and shall cause their respective Subsidiaries to afford) the Stockholder Representative and its Representatives reasonable access, upon reasonable written request and upon reasonable notice, during normal business hours, to the books and records of the Company Group (and shall permit such Persons to examine and copy such books and records to the extent reasonably requested by such Party, at the Stockholder Representative’s expense) and shall cause their Representatives to furnish all information reasonably requested by the Stockholder Representative or its Representatives, including, upon reasonable request, using commercially reasonable efforts to make available to the Stockholder Representative their respective officers, directors, employees, agents, and other Representatives for fact finding, consultation and interviews, and as witnesses, relating to the ownership or operations of the Company Group prior to the Effective Time to the extent such access is reasonably required in connection with any bona fide Tax, accounting or legal purpose (including the defense of any third-party claim); provided that nothing in this Section 6.1 shall require Purchaser or the Surviving Company to furnish to the Stockholder Representative or its Representatives any materials prepared by the Surviving Company’s financial or legal advisors which is subject to an attorney/client privilege or an attorney work product privilege or which may not be disclosed pursuant to Law, a protective order or confidentiality agreement; provided that upon request from the Stockholder Representative, Purchaser and the Surviving Company shall use commercially reasonable efforts to seek a waiver of such confidentiality obligations, enter into a customary joint defense agreement or take other reasonable actions to mitigate such restrictions; provided further, that no access or information gathering shall unreasonably interfere with any of the business, personnel or operations of Purchaser or the Surviving Company. For a period of seven (7) years following the Closing, or such longer period as may be required by Law or necessitated by applicable statutes of limitations, Purchaser shall, and shall cause the Surviving Company and its Subsidiaries to maintain all books and records relating to the purposes described in the immediately preceding sentence in the jurisdiction in which such books and records were located prior to the Closing Date and shall not destroy or dispose of any such books and records without first advising the Stockholder Representative in writing and giving the Stockholder Representative a reasonable opportunity to obtain possession thereof. The Stockholder Representative agrees to keep confidential the information provided pursuant to this Section 6.1 in accordance with the terms and conditions substantially equivalent to those set forth in the Confidentiality Agreement that apply to “Confidential Information” mutatis mutandis. Notwithstanding anything to the contrary contained in this Section 6.1, if any of the Parties are in an adversarial relationship with one another in any Legal Action, the furnishing of information, documents or records in accordance with any provision of this Section 6.1 shall be subject to applicable rules relating to discovery rather than the terms of any provision of this Section 6.1.

6.2              Indemnification of Directors and Officers.

(a)               From and after the Closing Date, Purchaser shall, and shall cause each member of the Company Group to, indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the individuals who on or prior to the Closing Date were directors, managers, partners, members, officers or employees of any member of the Company Group (collectively, the “Indemnitees”) as provided in any member of the Company Group’s Organizational Documents or any indemnification Contract of any member of the Company Group set forth on Section 6.2 of the Company Disclosure Schedule with respect to all acts or omissions by them in their capacities as such or taken at the request of any member of the Company Group at any time on or prior to the Closing Date to the extent set forth in any member of the Company Group’s Organizational Documents and any indemnification Contract of any member of Company Group set forth on Section 6.2 of the Company Disclosure Schedule. From and after the Closing Date, Purchaser shall, and shall cause each member of the Company Group, to the fullest extent permitted by applicable Law to, advance any costs or expenses (including advancing attorneys’ fees and expenses) incurred by any Indemnitee prior to the final disposition of any claim, suit, proceeding or investigation; provided that such advance shall be conditioned upon the receipt of a customary undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined by final judgment of a court of competent jurisdiction that such Indemnitee is not entitled to be indemnified pursuant to this Section 6.2. Purchaser agrees that all rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the respective Organizational Documents of each member of the Company Group effective immediately prior to the Effective Time, and any indemnification Contract of any member of the Company Group shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by applicable Law.

(b)               Purchaser hereby acknowledges that certain Indemnitees may have rights to indemnification, advancement of expenses and/or insurance provided by persons other than the Company and the Subsidiaries (collectively, the “Indemnitors”). Purchaser hereby agrees (i) that Purchaser and the Surviving Company are the indemnitors of first resort (i.e., their obligations to the Indemnitees are primary and any obligation of the Indemnitors are secondary), (ii) Purchaser and the Surviving Company shall be required to advance the full amount of expenses incurred by any Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or the Surviving Company’s or its Subsidiaries’ respective Organizational Documents (or any indemnification Contract of any member of the Company Group set forth on Section 6.2 of the Company Disclosure Schedule, without regard to any rights the Indemnitee may have against the Indemnitors), and (iii) Purchaser and the Surviving Company irrevocably waive, relinquish and release the Indemnitors from any and all claims against the Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Each of Purchaser and the Surviving Company further agrees that no advancement or payment by an Indemnitor on behalf of an Indemnitee with respect to any claim for which an Indemnitee has sought indemnification from the Surviving Company shall affect the foregoing and the applicable Indemnitor shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnitee against the Surviving Company. Purchaser and the Indemnitees agree that the Indemnitors are express third party beneficiaries of the terms of this Section 6.2(b).

(c)               On or immediately prior to the Closing Date, the Company may purchase, or cause to be purchased, a six (6) year tail insurance policy with respect to officers’ and directors’ liability insurance covering the Persons who are presently covered by the officers’ and directors’ Liability policies of the Company Group, with respect to actions and omissions occurring prior to the Closing, on terms which are at least as favorable as the terms of such insurance in effect for the Company Group on the date hereof and from an insurer or insurers having claims paying ratings no lower than the Company Group’s current insurer (the “D&O Tail Insurance”); provided that the Surviving Company shall not be required to pay a premium for such D&O Tail Insurance in excess of 300% of the most recent annual premium for such coverage paid by the Company prior to the date of this Agreement and provided further, that if the Company notifies the Purchaser within ten (10) Business Days prior to the Closing that the Company will not purchase any such policy on or prior to the Closing, Purchaser shall or shall cause the Company Group to purchase and maintain in effect the D&O Tail Insurance, without any lapses in coverage. Purchaser shall pay, or cause the Surviving Company to pay, for all of the fees, costs and expenses of the D&O Tail Insurance provided that the premium for such D&O Tail Insurance shall not exceed 300% of the most recent annual premium for such coverage paid by the Company prior to the date of this Agreement and if the premium for such D&O Tail Insurance would otherwise exceed such amount, the Surviving Company shall purchase the maximum coverage available for 300% of such most recent annual premium paid by the Company prior to the date of this Agreement.

(d)               The obligations of Purchaser under this Section 6.2 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.2 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 6.2 applies shall be third party beneficiaries of this Section 6.2).

6.3              Employee Matters.

(a)               Through December 31, 2021, Purchaser shall provide, or shall cause to be provided, to each employee of the Company Group for so long as he or she remains employed with Purchaser or any of its Subsidiaries (“Continuing Employee”), annual base salary or base hourly wages and annual target cash bonus opportunity as a percentage of base salary (if such Continuing Employee has an annual target cash bonus opportunity as a percentage of base salary) that is no less favorable than the annual base salary or base hourly wages and annual target cash bonus opportunity as a percentage of base salary (if such Continuing Employee has an annual target cash bonus opportunity as a percentage of base salary) provided to such Continuing Employees immediately prior to the Closing Date. For a period of twelve (12) months following the Closing Date, Purchaser shall provide, or shall cause to be provided, to each such Continuing Employee, other employee benefits (excluding equity-based compensation and any retention, change of control, transaction or similar bonuses) that are no less favorable in the aggregate than those provided to similarly situated employees of Purchaser.

(b)               Purchaser shall cause the Company Group to ensure, and the Company Group immediately following the Closing agrees to ensure, that all Continuing Employees who were notified of their target bonuses for the calendar year in which the Closing occurs (as set forth on Section 6.3(b) of the Company Disclosure Schedule) receive annual bonuses at least equal to the bonuses to which such employees would be entitled to receive under the terms of the applicable bonus arrangements of the Company Group list on Section 6.3(b) of the Company Disclosure Schedule and provided to Purchaser prior to the date hereof.

(c)               For purposes of eligibility and vesting conditions under the employee benefit plans of Purchaser providing severance and vacation benefits to Continuing Employees (the “Purchaser Plans”), Purchaser shall credit each Continuing Employee with his or her years of service with the Company, its Subsidiaries, and any predecessor entities to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Benefit Plan; provided that nothing herein shall result in the duplication of any benefits for the same period of service.

(d)               Purchaser shall, or shall cause the Company or a Subsidiary to, use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods applicable to the Continuing Employees and their covered dependents under any Purchaser Plans providing welfare benefits following the Closing and (ii) provide each Continuing Employee and his or her covered dependents with credit for any co-payments and deductibles paid under any medical benefit plans prior to the Closing in the calendar year in which the Closing occurs in satisfying any applicable deductible or out-of-pocket requirements under such Purchaser Plans for the calendar year in which the Closing occurs.

(e)               As soon as reasonably practicable following the date hereof and prior to the Closing, the Company shall take all actions necessary to correct any tax qualification issues with respect to the First American Payment Systems, L.P. 401(k) Retirement Plan (the “FAPS 401(k) Plan”) so that the FAPS 401(k) Plan remains tax qualified under Section 401(a) of the Code. As soon as reasonably practicable following the date hereof and prior to the Closing, the Company shall consult with Purchaser with respect to the applicable voluntary correction program and shall take all necessary actions, including making all required filings with the Internal Revenue Service.

(f)                Prior to the Closing, the Company shall cause the sponsor of the FAPS 401(k) Plan to adopt resolutions to cause such plan to be terminated effective immediately prior to the Closing and in connection therewith, the Company shall fully vest all Continuing Employees in their account balances under the FAPS 401(k) Plan. The Company shall provide Purchaser with evidence that the FAPS 401(k) Plan has been so terminated. Prior to terminating the FAPS 401(k) Plan, the Company shall make all pro-rated employer contributions for participants for all periods up to and including the Closing Date without regard to any minimum hours or last day of work requirements, subject to applicable plan limits. At least five (5) Business Days prior to the Closing, the Company shall provide all resolutions to be adopted to terminate the FAPS 401(k) Plan to Purchaser for Purchaser’s review, comment and approval.

(g)               Effective as of the Closing Date, the Company shall cause the Subsidiary of the Company in Canada to terminate the participation of employees of such Company Subsidiary in any Benefit Plans sponsored or maintained by the Company Subsidiary which provide for life, health, disability and similar benefits or which provide retirement savings and shall, as necessary, cause the Company Subsidiary to take steps prior to the Closing to terminate such Benefit Plans and the related Contracts effective as of the Closing Date. The Company and its Subsidiary shall remain responsible for payment of all claims incurred, and all contributions and premiums payable, under such Benefit Plans for all periods up to and including the Closing Date, whether such claims are asserted prior to, on or after the Closing Date. Effective from the Closing Date, the Purchaser shall extend participation to Continuing Employees in similar benefit plans sponsored or maintained by the Purchaser or a Subsidiary thereof in accordance with the terms thereof. In respect of any Benefit Plan providing retirement savings to employees of a Subsidiary of the Company in Canada, the Company Subsidiary shall make all employer contributions to such Benefit Plan for participants for all periods up to and including the Closing Date, and shall permit Continuing Employees in Canada the option to transfer their funds on a tax-free basis to the equivalent plan of Purchaser or its Subsidiary in accordance with applicable Law.

(h)               The provisions of this Section 6.3 are solely for the benefit of the Parties to the Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) or any other Person shall be regarded for any purpose as a third party beneficiary of the Agreement, and no provision of this Section 6.3 shall create such rights in any such persons. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Purchaser to terminate the employment of any Continuing Employee at any time and for any reason, (ii) require Purchaser to continue any Benefit Plans or other employee benefit plans or arrangements, or prevent the amendment, modification, suspension or termination thereof after the Closing Date or (iii) constitute, establish or amend any Benefit Plans, Purchaser Plans or other employee benefit plans or arrangements.

(i)                 To the extent that any “disqualified individual” with respect to the Company or any of its Affiliates (within the meaning of Section 280G(c) of the Code and the regulations thereunder) would receive any payments or benefits that would reasonably be expected to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then the Company will use commercially reasonable efforts to (i) no later than five (5) Business Days prior to the Closing Date, obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); provided, that a disqualified individual’s election not to execute a waiver, despite the Company’s commercially reasonable efforts to obtain such waiver will not, by itself, constitute a breach of this Section 6.3(i); and (ii) no later than two (2) Business Days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (i), obtain the approval of holders of the equity interests of the Company entitled to vote on such matters (along with adequate disclosure intended to satisfy the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder) of the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and disclosure and approval materials and any analysis and supporting documents to Purchaser for its review and approval no later than five (5) Business Days prior to soliciting such waivers. If any of the Waived 280G Benefits fail to be approved as contemplated above, such Waived 280G Benefits shall not be made or provided. To the extent applicable, prior to the Closing Date, the Company shall deliver to Purchaser evidence reasonably acceptable to Purchaser that a vote of holders of the equity interests of the Company was solicited in accordance with the foregoing provisions of this Section 6.3(i) and that either (i) the requisite number of votes of holders of the equity interests of the Company was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a result, no Waived 280G Benefits shall be made or provided.

6.4              Merger Sub. Purchaser shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Article 7

Other Covenants and Agreements

7.1              Efforts to Consummate. Except as otherwise provided in this Agreement, each of the Parties agrees to use its reasonable best efforts to cause the Closing to occur as soon as practicable after the date hereof, including satisfying the conditions precedent set forth in Article 8 within the control of such Party, defending against any Legal Actions, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Body that is not yet final and nonappealable vacated or reversed, and executing any additional instruments reasonably requested by another Party (without cost or expense to the executing party) necessary to carry out the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

7.2              Regulatory Matters and Approvals; Other Third-Party Consents.

(a)               Each of Purchaser and the Company will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents and approvals of, any Governmental Body which are necessary to consummate the transactions contemplated hereby, including those set forth in Section 7.2(a) of the Company Disclosure Schedule. Without limiting the generality of the foregoing and to the extent applicable, the Parties shall, no later than three (3) Business Days after the date hereof (unless otherwise mutually agreed), prepare and file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) any notification and report form required under the HSR Act for the transactions contemplated hereby, shall seek to obtain early termination of the waiting period thereunder, and subject to applicable Law, shall furnish to the other Party as promptly as reasonably practicable all information required for any application or other filing to be made by the other Party in connection with the transactions contemplated hereby. Each of the Parties shall submit as soon as practicable and advisable any supplemental or additional information which may reasonably be requested by the FTC, the DOJ, or any other Governmental Body in connection with such filings. Purchaser shall be responsible for the payment of all filing fees (including HSR filing fees) payable to a Governmental Body.

(b)               Without limiting the generality of the foregoing, Purchaser and the Company shall and, shall cause their respective Subsidiaries to, use reasonable best efforts to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under the HSR Act, the Sherman Antitrust Act, the Clayton Act, the Federal Trade Commission Act and any other applicable Law (including foreign laws) designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”) that may be required by any Governmental Body, so as to enable the Parties to cause the Closing to occur as soon as practicable and in any event prior to the End Date. In furtherance and not in limitation of the foregoing, Purchaser shall, and shall cause each of its Subsidiaries to, negotiate, offer to commit and effect by order, consent decree, hold separate order, trust, or otherwise, the sale, divestiture, license, disposition or holding separate of such assets or businesses of the Company or its Subsidiaries, or otherwise offer to take or offer to commit to take any action (provided that Purchaser shall not be obligated to take any such action unless the taking of such action is conditioned upon the consummation of the Merger and the other transactions contemplated by this Agreement), in each case, as may be necessary, required or advisable in order to obtain clearance under the HSR Act or any other Antitrust Law that would otherwise have the effect of restraining, preventing or delaying the consummation of the Merger or the other transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Purchaser be obligated to undertake any efforts or take any action if the taking of such efforts or action, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect on the Company, a material adverse effect on the Purchaser or a material adverse effect on the Purchaser’s expected benefits of the Merger and the other transactions contemplated by this Agreement. The Company shall not offer or take any action or make any agreement required by any Governmental Body under any Antitrust Law without the prior written consent of the Purchaser, in Purchaser’s sole discretion.

(c)               Each Party shall promptly notify the other Party of any substantive or material correspondence or contact with the DOJ, the FTC, or any other Governmental Body and except as may be prohibited by any Governmental Body or by any applicable Law, or as necessary to preserve any applicable legal privilege, shall furnish to the other Party (if necessary or advisable, on an outside counsel basis) copies of all correspondence and communications relating to any filing, investigation, inquiry or other proceeding pursuant to any Antitrust Law between the Party and the FTC, the DOJ, or any other Governmental Body or members of their respective staffs with respect to the transactions contemplated hereby. Neither Purchaser nor the Company shall agree to participate in any meeting with any Governmental Body in respect of any such filings, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Body, gives the other Party the opportunity to attend and participate at such meeting. Except as may be prohibited by any Governmental Body or by any applicable Law, Purchaser, on the one hand, and the Company on the other, will reasonably consult and cooperate with one another in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Body in connection with any such filing, investigation, or inquiry related to the Merger contemplated hereby; provided that subject to its obligations under this Section 7.2, and after considering in good faith the views of the Company, Purchaser shall have the final authority to direct and implement the regulatory strategy (including with regard to any voluntary timing agreement with any Governmental Body) and, to the extent permitted, lead communications with any Governmental Body on behalf of the parties with respect to the matters set forth in this Section 7.2.

7.3              Public Announcements. Between the date of this Agreement and the Closing Date, except to the extent required by Law, neither Purchaser nor the Company shall, directly or indirectly, issue any press release or public announcement of any kind concerning the transactions contemplated by this Agreement without the prior written consent of the other Parties (not to be unreasonably withheld, conditioned or delayed); provided that any Party may make any public announcement, release or disclosure which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of Law or regulation or pursuant to the requirements of any national securities exchange, it being understood that Purchaser and the Company will provide the other Party with copies of any such announcement in advance of such issuance and use commercially reasonable efforts to consult and to agree upon a mutually satisfactory text prior to the making thereof; and provided further that any public announcement, release or disclosure by Purchaser in respect of the Specified Matter that is not consistent in all material respects with Section 7.3 of the Company Disclosure Schedule shall require the prior written consent of the Company (such consent not to be unreasonably withheld or delayed). Following the Closing, the Purchaser and the Company shall consult with the Stockholder Representative prior to making any public announcement, release or disclosure in respect of the Specified Matter that is not consistent in all material respects with Section 7.3 of the Company Disclosure Schedule, or in respect of any development or update on status regarding the Specified Matter, and consider in good faith any comments to such public announcement, release or disclosure from the Stockholder Representative.

7.4              Financing.

(a)               From the date hereof until the Closing Date, the Company shall, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause the respective Representatives of the Company Group to, at the sole expense of Purchaser and Merger Sub, provide such reasonable cooperation in connection with the arrangement of the Debt Financing as is customary and may be reasonably requested by Purchaser and Merger Sub, including using commercially reasonable efforts to: (i) upon reasonable advance notice, have appropriate officers or members of the management team (with appropriate seniority and expertise) participate in a reasonable number of meetings, calls, due diligence sessions or presentations with prospective lenders or investors and rating agencies as are reasonably requested in connection with the completion of the Debt Financing, in each case, at reasonable times and locations to be mutually agreed, subject to customary confidentiality arrangements for a financing similar to the Debt Financing; (ii) assist with the preparation of materials for customary bank information memoranda and lender presentations (including customary authorization letters), offering memoranda, rating agency presentations, roadshow presentations and similar marketing materials reasonably requested in connection with the Merger or the Debt Financing; (iii) furnish Purchaser, Merger Sub and the Debt Financing Sources reasonably promptly with the financial information related to the Company Group necessary to satisfy the conditions set forth in paragraph 5 of the “Conditions Precedent” exhibit of each of the Debt Commitment Letters, including the Required Financials (the information set forth in this Section 7.4(a), collectively, subject to the immediately following proviso, the “Required Information”); provided that (x) in no event, shall the Required Information be deemed to include or shall the Company otherwise be required to provide pro forma financial statements or pro forma adjustments related to the Debt Financing, (y) the Company shall not be required to provide any requested quarterly financial statements prior to forty-five (45) days after the relevant fiscal quarter end unless such financial statements are available to the Company prior thereto; and (z) any SAS 100 review by the Company’s independent auditors of the Q1 Financials shall be at the sole expense of the Purchaser and Merger Sub; provided further, that each such recipient agrees to customary confidentiality restrictions with respect to such information; (iv) assist in the preparation and negotiation of and execute and deliver as of the Closing the definitive documents evidencing, governing, security or otherwise relating to the Debt Financing (including any schedules and exhibits thereto) as may be reasonably requested by Purchaser, Merger Sub or any Debt Financing Source, including customary certificates (including a certificate of the chief financial officer of or person performing similar functions for the Company with respect to solvency matters substantially in the form attached to the Debt Commitment Letters), documents and instruments relating to guarantees and other matters ancillary to the Debt Financing as may be reasonably requested by the Debt Financing Sources; provided that no obligation of any party under such agreements shall be effective until the Closing; (v) facilitate the granting and perfection of liens and security interests in the assets of the Company and its subsidiaries required to secure the Debt Financing; (vi) cause the taking of corporate and other actions by the Company Group reasonably necessary to permit the consummation of the Debt Financing on the Closing Date and to permit the proceeds thereof to be made available to Purchaser as of the Closing, it being understood that no such corporate or other action will take effect prior to the Closing; (vii) cause the Company’s independent accountants to deliver customary comfort letters (including customary “negative assurance”) with respect to the Company’s financial statements and pro forma financial statements (which, if provided, shall be at the sole expense of the Purchaser and Merger Sub), provide reasonable assistance to Purchaser in connection with the preparation of pro forma financial statements and information and partake in customary accounting due diligence sessions and to provide customary consents for use of their auditor opinions in any materials relating to the Debt Financing at the expense of and as reasonably requested by Purchaser on behalf of the Debt Financing Sources; (viii) at least three (3) Business Days prior to the Closing Date, provide all documentation and other information about the Company as is reasonably requested by the Debt Financing Sources in writing at least ten (10) Business Days prior to the Closing Date with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act; (ix) as promptly as reasonably practicable, inform Purchaser if the Company or its Subsidiaries shall have actual knowledge of any facts that would be reasonably likely to (1) require the restatement of any financial statements comprising a portion of the Required Information in order for such financial statements to comply with GAAP or (2) result in any of the Required Information containing any untrue statement of a material fact or omitting to state any material fact necessary in order to make such Required Information not misleading in light of the circumstances under which they were made and, in the case of either clause (1) or clause (2), supplementing and/or updating such Required Information as promptly as reasonably practicable after obtaining knowledge thereof; (x) cooperate with Purchaser to obtain any corporate and/or facilities ratings required by the Debt Financing Sources; (xi) assist with the preparation of disclosure related to the Company for customary offering documentation reasonably requested by the Purchaser, Merger Sub or Debt Financing Sources in connection with the Debt Financing; and (xii) cooperate with due diligence requests of the Debt Financing Sources to the extent customary and reasonable. Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to provide, or cause its Subsidiaries to provide, cooperation under this Section 7.4(a) that: (A) unreasonably interferes with the ongoing business of the Company or any of its Subsidiaries; (B) causes any representation or warranty in this Agreement to be breached; (C) causes any closing condition set forth in Article 3 to fail to be satisfied or otherwise cause any breach of this Agreement; (D) reasonably could be expected to conflict with, violate, breach or otherwise contravene (1) any Organizational Document of the Company and/or its Subsidiaries, (2) any applicable Law and/or (3) any Contract to which the Company or any of its Subsidiaries is a party; or (E) requires the Company, its Subsidiaries or their respective officers, managing members, managers or employees (other than those directors, officers, managing members, managers or employees that shall continue in the same or similar capacity after Closing) to execute, deliver or enter into, or perform any agreement, document or instrument, including any Debt Financing Document, or adopt resolutions approving the agreements, documents and/or instruments to which the Debt Financing is obtained or pledge any collateral with respect to the Debt Financing, in each case which is not contingent upon the Closing or would be effective prior to the Closing. In no event shall the Company be in breach of this Agreement because of the failure to deliver any quarterly financial statements prior to forty-five (45) days after the relevant fiscal quarter end unless available to the Company prior thereto. In no event shall the Company or any of its Subsidiaries be required to pay any commitment or similar fee or incur any Liability (including due to any act or omission by the Company or any of its Subsidiaries or any of their respective Representatives, except to the extent such act or omission constitutes gross negligence or willful misconduct on the part of such Person or is in breach of this Agreement) or expense in connection with assisting Purchaser and Merger Sub in arranging the Debt Financing or as a result of any information provided by the Company, any of its Subsidiaries or any of their Affiliates or Representatives, in connection therewith, except to the extent in breach of this Agreement. Notwithstanding anything to the contrary in this Agreement, none of the Company, its Subsidiaries, and their respective officers, directors, equityholders, employees, accountants, legal counsel and other Representatives shall be required to take any action that would subject such Person to bear any costs, fees or expenses or to pay any commitment or other similar fee or make any other payment, or incur any other Liability, or provide or agree to provide any indemnity in connection with the Debt Financing or their performance of their respective obligations under this Section 7.4 and any information utilized in connection therewith, in each case, with respect to the Company Group, that is not conditioned on, or is effective prior to, the Closing.

(b)               The Company hereby consents to the reasonable use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended to, or reasonably likely to, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and (ii) are used solely in connection with a description of the Company or any of its Subsidiaries, its or their respective businesses and products, or the Merger or the other transactions contemplated hereby.

(c)               Each of Purchaser and Merger Sub shall promptly upon request by the Company (i) reimburse the Company for all reasonable and documented out-of-pocket fees and expenses (including the reasonable fees and expenses of outside counsel, accountants, consultants, agents and other Representatives, including for the avoidance of doubt the cost of the SAS 100 review of the Q1 Financials and any comfort letters delivered by the Company’s independent accountants) actually incurred by the Company Group in connection with such cooperation and (ii) indemnify and hold harmless the Company, its Subsidiaries and their respective officers, directors, employees, Affiliates and other Representatives from and against any and all Liabilities or losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than information provided by the Company, its Subsidiaries and/or their respective Representatives expressly for use in connection with the Debt Financing); in each case, other than to the extent such Liabilities or losses occurred as a result of the gross negligence or willful misconduct of the Company or its Subsidiaries, or constituted a breach of this Agreement. For the avoidance of doubt, the Parties acknowledge and agree that the provisions contained in this Section 7.4 represent the sole obligation of the Company, its Subsidiaries and their respective Affiliates and Representatives with respect to cooperation in connection with the arrangement of the Debt Financing.

(d)               Subject to the terms and conditions of this Agreement and the Debt Financing Commitments, each of Purchaser and Merger Sub shall not, without the prior written consent of the Company, permit or grant any withdrawal, rescindment, amendment, replacement, supplement, consent or modification to be made to, or any waiver of any provision or remedy pursuant to, the Debt Financing Commitments or any definitive agreement relating to the Debt Financing if such withdrawal, rescindment, amendment, replacement, supplement, consent, modification or waiver would, or would reasonably be expected to (i) reduce the aggregate amount of the Debt Financing to an amount such that the Purchaser and Merger Sub would not have sufficient funds (including unrestricted cash on hand and available credit of Purchaser) to enable Purchaser and Merger Sub to pay (A) the full amount of any payments required to be paid by Purchaser pursuant to Article 2 and (B) all of Purchaser’s fees, costs and expenses relating to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including by changing the amount of the fees to be paid or the original issue discount of the Debt Financing; (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing (including expanding the information required to be provided by the Company) or any other terms to the Debt Financing in a manner that would reasonably be expected to (A) materially delay or prevent the Closing; or (B) make the timely funding of the Debt Financing, or the satisfaction of the conditions to obtaining the Debt Financing, materially less likely to occur in any respect; or (iii) materially adversely impact the ability of Purchaser, Merger Sub or the Company, as applicable, to enforce its rights against the other parties to the Debt Financing Commitments or the definitive agreements with respect thereto. Purchaser shall promptly furnish to the Company a true and complete copy of any amendment, replacement, supplement, modification, consent or waiver relating to the Debt Financing Commitments or any definitive agreements relating to the Debt Financing. Any reference in this Agreement to (1) the Debt Financing will include the financing contemplated by the Debt Financing Commitments as amended or modified and (2) “Debt Financing Commitments” will include such documents as amended or modified. Purchaser shall not release or consent to the termination of any individual lender under the Debt Financing Commitments, except for (x) assignments and replacements of an individual lender under the terms of, and only in connection with, the syndication of the Debt Financing under the Debt Financing Commitments; or (y) replacements of the Debt Financing Commitments with alternative financing commitments pursuant to Section 7.4(g).

(e)               Subject to the terms and conditions of this Agreement, Purchaser and Merger Sub shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange, consummate and obtain the Debt Financing on a timely basis, but in any event no later than the Closing Date, on the terms and conditions (including, to the extent required, the full exercise of any “flex” provisions in any Fee Letter) described in the Debt Financing Commitments, including using their reasonable best efforts to (i) maintain in effect the Debt Financing Commitments in accordance with the terms and subject to the conditions thereof; (ii) negotiate, enter into, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Financing Commitments on a timely basis on the terms and conditions (including any “flex” provisions in any Fee Letter) contemplated by the Debt Financing Commitments; (iii) satisfy on a timely basis all conditions that are within its control and applicable to Purchaser and Merger Sub contained in the Debt Financing Commitments and such definitive agreements related thereto on or prior to the Closing Date; (iv) consummate the Debt Financing at or prior to the Closing, including causing the Debt Financing Sources to fund the Debt Financing at the Closing; and (v) comply with their applicable covenants and other obligations pursuant to the Debt Financing Commitments and the definitive documents relating to the Debt Financing on or prior to the Closing Date. Purchaser and Merger Sub shall fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Debt Financing Commitments as and when they become due.

(f)                Purchaser shall (i) keep the Company informed on a current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and (ii) provide the Company with drafts of all definitive agreements related to the Debt Financing in advance of execution. Without limiting the generality of the foregoing, Purchaser and Merger Sub shall give the Company prompt notice in writing (A) of any material breach (or threatened material breach), material default, cancellation, termination or repudiation by any party to the Debt Financing Commitments or definitive agreements related to the Debt Financing; (B) of the receipt by Purchaser or Merger Sub of any written notice or communication from any Debt Financing Source with respect to any (1) actual or threatened breach, default, cancellation, termination or repudiation by any party to the Debt Financing Commitments or any definitive agreements related to the Debt Financing of any provisions of the Debt Financing Commitments or such definitive agreements; or (2) material dispute or disagreement between or among any parties to the Debt Financing Commitments or any definitive agreements related to the Debt Financing; (C) if for any reason Purchaser or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Debt Financing such that the Purchaser and Merger Sub would not have sufficient funds (including funds available from internally generated cash flow) to enable Purchaser and Merger Sub to (1) satisfy all of its obligations under this Agreement and the other Transaction Documents, (2) consummate the transactions contemplated by this Agreement and the other Transaction Documents, including the payment of all amounts required to be paid pursuant to this Agreement and (3) pay all fees and expenses in connection therewith; and (D) of the occurrence of an event or development that could reasonably be expected to materially adversely impact the ability of Purchaser or Merger Sub to obtain all or any portion of the Debt Financing in an amount sufficient to consummate the transactions contemplated by this Agreement. Purchaser and Merger Sub shall provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as promptly as reasonably practicable after the date that the Company delivers a written request therefor to Purchaser; provided that none of Purchaser or Merger Sub shall be required to disclose or provide any such information, the disclosure of which, in the judgement of Purchaser upon advice of outside counsel, is subject to attorney client privilege or which would be in violation of any confidentiality obligation.

(g)               If any portion of the Debt Financing becomes unavailable, or Purchaser becomes aware of any event or circumstance that makes any portion of the Debt Financing unavailable, on the terms and conditions (including any “flex” provisions in any Fee Letter) contemplated in the Debt Financing Commitments such that the Purchaser and Merger Sub would not have sufficient funds (including unrestricted cash on hand and available credit of Purchaser,) to enable Purchaser and Merger Sub to pay (1) the full amount of any payments required to be paid by Purchaser pursuant to Article 2 and (2) all of Purchaser’s fees, costs and expenses relating to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, then Purchaser and Merger Sub shall promptly notify the Company in writing (but in any event within two Business Days after the discovery thereof) and Purchaser and Merger Sub shall use their respective reasonable best efforts to, as promptly as practicable following the occurrence of such event, (i) arrange and obtain the Debt Financing or such portion of the Debt Financing from the same or alternative sources in an amount sufficient to enable Purchaser and Merger Sub to (1) satisfy all of its obligations under this Agreement and the other Transaction Documents, (2) consummate the transactions contemplated by this Agreement and the other Transaction Documents, including the payment of all amounts required to be paid pursuant to this Agreement and (3) pay all fees and expenses in connection therewith, (A) on terms and conditions not materially less favorable in the aggregate to Purchaser and Merger Sub than those contained in the Debt Financing Commitments, (B) containing conditions to draw, conditions to closing and other terms that would reasonably be expected to affect the availability thereof that (1) are not more onerous than those conditions and terms contained in the Debt Financing Commitments, (2) would not reasonably be expected to delay the Closing or make the Closing materially less likely to occur, and (3) in an amount at least sufficient to enable Purchaser to (x) satisfy all of its obligations under this Agreement and the other Transaction Documents, (y) consummate the transactions contemplated by this Agreement and the other Transaction Documents, including the payment of all amounts required to be paid pursuant to this Agreement and (z) pay all fees and expenses in connection therewith (the “Alternate Debt Financing”); and (ii) obtain one or more new debt financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which new letters will replace the existing Debt Commitment Letters in whole or in part. Purchaser shall promptly provide a copy of any New Debt Commitment Letters (and any fee letter in connection therewith or other agreements related thereto) to the Company. In the event that any New Debt Commitment Letters are obtained, (A) any reference in this Agreement to the “Debt Financing Commitments” will be deemed to include the Debt Commitment Letters to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letters to the extent then in effect; and (B) any reference in this Agreement to the “Debt Financing” means the debt financing contemplated by the Debt Commitment Letters as modified pursuant to the foregoing.

(h)               Nothing in this Agreement shall require Purchaser or any of its Affiliates to (i) commence any suit, claim or similar proceeding with respect to or in order to enforce the Purchaser’s rights under the Debt Commitment Letters or (ii) pay any fees or agree to pay any interest, in either case in excess of those contemplated by the Debt Commitment Letters (including any “flex” provisions in any Fee Letter).

7.5              Further Assurances.

(a)               If any further action is necessary or desirable to carry out the purposes of this Agreement, each Party, upon request of the other Party and from time to time, will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request and deem necessary or desirable to consummate the transactions contemplated by this Agreement, all at the sole cost and expense of the requesting Party; provided that the foregoing shall not otherwise enlarge or expand the obligations of the Parties hereto.

(b)               At and after the Effective Time, the officers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

7.6              Notices of Certain Events. Each of the Company and Purchaser shall promptly notify the other after becoming aware of:

(a)               any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement; and

(b)               any Legal Action commenced or, to the Knowledge of the respective Party, threatened against any Party in connection with this Agreement and the transactions contemplated hereunder;

provided that the delivery of any notice pursuant to this Section 7.6 shall not limit or otherwise affect the remedies available hereunder to the Party receiving that notice.

7.7              Tax Matters.

(a)               All federal, state, local, foreign and other transfer, sales, use or similar Taxes that are payable by the Company and its Subsidiaries in connection with or arising out of the Merger shall be borne 50% by the Selling Equityholders and 50% by the Purchaser. The Party legally responsible for doing so will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges. The Parties will cooperate with respect to any such Tax Returns and other documentation and, if required by Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. The Party not filing such Tax Returns shall have the right to review such Tax Returns prior to filing and provide comments with respect thereto. Any filing party shall incorporate any reasonable comments received from the other Party with respect to such Tax Returns.

(b)               The Parties acknowledge and agree that for U.S. federal income tax purposes no election under Section 336 or Section 338 of the Code (or any analogous election under state, local or non-U.S. Law) shall be made with respect to the Company or any Company Subsidiary with respect to the transactions contemplated by this Agreement.

(c)               The Company shall prepare or cause to be prepared all Tax Returns of the Company Group for any Pre-Closing Tax Period (including, for the avoidance of doubt, any Tax Returns for a Straddle Period) that are required to be filed, taking into account extensions, after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with past practice, except as required by applicable Law. The Company shall provide the Selling Equityholders with copies of each such Tax Return that is filed prior to the final determination of the Closing Date Class A Merger Consideration pursuant to Section 2.10 at least 30 days before the due date for filing thereof in the case of an income Tax Return (or as soon as practicable in the case of a non-income Tax Return), and shall reflect any reasonable comments made by Selling Equityholders. For the avoidance of doubt, the Selling Equityholders shall not bear any cost or expense related to the preparation and filing of Tax Returns of the Purchaser or its consolidated group, and shall not have any right to review or comment on any such Tax Returns.

(d)               In the case of any real property, personal property, ad valorem, or other Taxes that are calculated on a periodic basis and are payable for a Straddle Period, the portion of such Tax which relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period. The amount of any other Taxes of the Company Group that relate to the Pre-Closing Tax Period portion of a Straddle Period will be determined based on an interim closing of the books as of the end of the Adjustment Time; provided, however, that any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the period ending on the Closing Date and the period beginning on the day after the Closing Date.

(e)               Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that all Transaction Tax Deductions shall be allocated to and deducted by the Company Group in determining its Pre-Closing Income Taxes to the extent permitted by Law and supportable at a more likely than not level of comfort.

Article 8

CONDITIONS PRECEDENT

8.1              Conditions to Each Party’s Obligation. The respective obligations of the Parties to effect the transactions contemplated hereby are subject to the satisfaction, at or prior to the Closing, of the following conditions, unless waived, in whole or in part, by Purchaser and the Company:

(a)               Governmental Authorizations. The applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

(b)               No Order. No Order (whether permanent, preliminary or temporary) shall be in effect by a Governmental Body of competent jurisdiction that restrains, enjoins or otherwise prevents the consummation of the Merger due to (i) antitrust, competition, merger controls or similar concerns of a Governmental Body or (ii) any other reason.

(c)               Stockholder Approval. The Stockholder Approval shall have been obtained and shall not have been rescinded.

8.2              Conditions to Obligation of Purchaser and Merger Sub. The obligation of Purchaser and Merger Sub to effect the transactions contemplated hereby is subject to the satisfaction, at or prior to the Closing, of the following additional conditions, unless waived, in whole or in part, by Purchaser:

(a)               Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.1 (Organization; Authority of the Company), Section 3.2 (Capitalization). Section 3.3 (Subsidiaries of the Company) and Section 3.4 (No Conflicts; Consents and Approvals) shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period) and (ii) the other representations and warranties of the Company contained in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materially”, “Material Adverse Effect” and words of similar import set forth therein (other than Section 3.7(a) and Section 3.7(b) (Financial Statements), and Section 3.8 (Absence of Certain Events))) at and as of the Effective Time as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)               Performance of Covenants and Obligations. The Company shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing.

(c)               No Material Adverse Effect. Since the date of this Agreement, there shall not have been any change, event, circumstance, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

8.3              Conditions to Obligations of the Company. The obligation of the Company to effect the transactions contemplated hereby, including the Merger, is subject to the satisfaction, on or prior to the Closing Date, of the following additional conditions unless waived, in whole or in part, by the Company:

(a)               Representations and Warranties. Each of the representations and warranties of Purchaser and Merger Sub set forth in Article 4 shall be true and correct in all material respects (without giving effect to any qualifications or limitations as to “materiality” or words of similar import set forth therein) as of the Effective Time (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such date); provided that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of any inaccuracies of such representation and warranties would be reasonably likely to have a material adverse effect on Purchaser’s or Merger Sub’s ability to consummate the transactions contemplated hereby.

(b)               Performance of Covenants and Obligations. Each of Purchaser and Merger Sub shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing.

8.4              Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, if such failure was primarily caused by such Party’s failure to comply with any provision of this Agreement.

Article 9

Termination

9.1              Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company, including the Stockholder Approval):

(a)               by mutual written agreement of the Company and Purchaser;

(b)               by either the Company or Purchaser, if:

(i)                 the Merger has not been consummated on or before September 21, 2021 (the “End Date”); provided that this Section 9.1(b)(i) shall not be available to any Party (A) whose failure to perform any material obligation under this Agreement is the primary cause in the failure of the Merger to be consummated by such time or (B) during the pendency of any legal proceeding by the other Party for specific performance of this Agreement; or

(ii)              there is an Order in effect by a Governmental Body of competent jurisdiction that restrains, enjoins or otherwise prevents the consummation of the Merger and such enjoinment shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used all reasonable best efforts as may be required by Section 7.1 or Section 7.2 to prevent, oppose and remove such Order;

(c)               by Purchaser, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred (A) that would cause any of the conditions set forth in Section 8.2 not to be satisfied, and (B) such breach or failure is not cured by the Company by the earlier of (x) the End Date (provided that notice of such violation or breach is provided at least ten (10) Business Days prior to the End Date) or (y) twenty (20) Business Days following receipt by the Company of written notice of such breach or failure, provided that at the time of the delivery of such written notice, neither Purchaser nor Merger Sub shall be in material breach of its obligations under this Agreement;

(d)               by the Company, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Purchaser or Merger Sub set forth in this Agreement shall have occurred (A) that would cause any of the conditions set forth in Section 8.3 not to be satisfied, and (B) such breach or failure is not cured by the earlier of (x) the End Date (provided that notice of such violation or breach is provided at least ten (10) Business Days prior to the End Date) or (y) twenty (20) Business Days following receipt by the Company of written notice of such breach or failure, provided that at the time of the delivery of such written notice, the Company shall not be in material breach of its obligations under this Agreement; or

(e)               by Purchaser, if the Company does not deliver to Purchaser the Written Consent constituting the Stockholder Approval within twenty-four (24) hours following the execution of this Agreement.

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give written notice of such termination to the other Party, including a description in reasonable detail of the reasons for such termination, in accordance with Section 11.7, specifying the provision or provisions hereof pursuant to which such termination is effected.

9.2              Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall become void and there shall be no Liability on the part of any Party, except (i) the obligations provided for in this Section 9.2 and Section 7.3 (Public Announcements) and Article 11 (General Provisions) hereof shall survive any such termination of this Agreement; provided that the term of the Confidentiality Agreement shall not be affected by the termination of this Agreement and shall survive any such termination in accordance with its terms, and (ii) subject to Section 11.18, nothing herein shall relieve any Party from Liability for any willful and material breach by such Party prior to such termination.

Article 10

indemnification

10.1          Indemnification.

(a)               From and after the Effective Time, subject to this Article 10, the Purchaser and its Subsidiaries, including the Surviving Company, and their respective officers, directors, agents, attorneys and employees (each of the foregoing, an “Indemnified Person”) shall be indemnified and held harmless from and against any and all Losses (calculated on an After-Tax Basis) actually incurred by an Indemnified Person after the Closing (“Recoverable Losses”), whether or not the possibility of such Losses has been disclosed in advance or whether or not such Losses could have been reasonably foreseen by the Indemnified Persons. For purposes hereof, “After-Tax Basis” means that, in determining the amount necessary to indemnify an Indemnified Person hereunder, the amount of any Loss shall be determined net of any Tax benefit reasonably expected by Purchaser, in its reasonable judgment, to be realized by such Indemnified Person as the result of sustaining or paying such Loss in the year of the Loss or the following taxable year, (determined on a with and without basis), provided that if any Tax benefit is actually realized before the end of the second taxable year following the year in which the Loss occurs, and was not taken into account under the previous sentence, the Purchaser shall pay the amount of such Tax Benefit (or shall cause the Surviving Company to pay from its own resources) to the Paying Agent, for distribution to each Stockholder in accordance with the allocation calculations of the Stockholder Representative. Any net Tax benefit shall be reduced by any Tax detriment resulting from the receipt or accrual of the indemnification payment in respect of such Loss.

(b)               Except as otherwise required by Law, the Parties shall treat any indemnification payments made hereunder as an adjustment to the Aggregate Common Stock Closing Payment Amount for accounting and tax purposes.

(c)               Except as set forth in Section 6.2, neither the Selling Equityholders nor the Sponsor will have any right of contribution, right of indemnity or other right or remedy against Purchaser or the Surviving Company in connection with any other liability to which such person may become subject pursuant to or in connection with this Agreement.

(d)               No Indemnified Person’s rights pursuant to this Section 10.1 will be adversely affected by any investigation conducted, or any knowledge acquired or capable of being acquired by an Indemnified Person at any time, whether before or after the execution or delivery of this Agreement or the Closing, or by the waiver of any condition to Closing. No Indemnified Person shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Person to be entitled to indemnification hereunder.

(e)               Notwithstanding anything to the contrary contained in this Agreement, claims for indemnification under this Article 10 are limited to claims for reimbursement of Recoverable Losses from the Special Escrow Account in accordance with this Article 10 and the Escrow Agreement, and in no event shall the Indemnified Persons be entitled to recover Recoverable Losses, in the aggregate, in excess of the Special Escrow Amount.

10.2          Escrow Claim Period. The period during which claims for indemnification from the Special Escrow Account may be initiated will commence at the Closing Date and terminate upon the Special Escrow Termination Date. Notwithstanding anything contained in this Agreement or the Escrow Agreement to the contrary, on the Special Escrow Termination Date such portion of the Special Escrow Account as may be necessary in the good faith judgment of the Purchaser to satisfy any unresolved or unsatisfied Liability Claims specified in any Claims Notice delivered to the Escrow Agent with a copy to the Stockholder Representative before the Special Escrow Termination Date will remain in the Special Escrow Account until such Liability Claims have been resolved or satisfied (at which time, any remaining amounts shall be promptly released pursuant to Section 10.6).

10.3          Claims for Indemnification. At any time that an Indemnified Person desires to claim Recoverable Losses (a “Liability Claim”) that it believes are or may be indemnifiable under Section 10.1, Purchaser will deliver a notice of such Liability Claim (a “Claims Notice”) to the Escrow Agent with a copy to the Stockholder Representative reasonably promptly following the time that such Indemnified Person first learns of any such Liability Claim. A Claims Notice will (a) be signed by an officer of Purchaser, (b) describe the Liability Claim in reasonable detail and (c) indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be paid, suffered, sustained or accrued by the Indemnified Persons. To the extent that the amount of Recoverable Losses is not reasonably determinable as of the date of delivery of a Claims Notice, Purchaser may deliver a Claims Notice stating the maximum amount of Recoverable Losses that Purchaser in good faith estimates or anticipates that an Indemnified Person may incur, except that Purchaser’s provision of an estimated or anticipated amount of Recoverable Losses will not limit the Recoverable Losses recoverable by an Indemnified Person. No delay in or failure to give a Claims Notice by Purchaser to the Stockholder Representative will adversely affect the Indemnified Persons’ rights to be indemnified pursuant to this Article 10, except and to the extent that such delay or failure increases the amount of Recoverable Losses in respect of such Liability Claims, and in such case, only to the extent of such increase.

10.4          Payment of Claims. With respect to a Liability Claim for which Recoverable Losses are not in dispute, subject to the terms and conditions of the Escrow Agreement, Purchaser and the Stockholder Representative shall instruct the Escrow Agent to disburse to Purchaser as soon as practicable cash from the Special Escrow Account in an amount equal to the Recoverable Losses recoverable in respect of such Liability Claim, or if the amount of such Recoverable Losses claimed in the Liability Claim is greater than the balance of the Special Escrow Account, an amount equal to such remaining balance.

10.5          Third-Party Claims. If Purchaser receives written notice of a third-party claim that Purchaser believes may result in a Liability Claim by or on behalf of an Indemnified Person, Purchaser will notify the Stockholder Representative in writing of such third-party claim (describing the factual basis for such claim and the estimated amount of such claim, in each case in reasonable detail in light of the facts then known), and provide the Stockholder Representative the opportunity to participate (at the Stockholder Representative’s sole cost) in, but not direct or conduct, any defense of such claim, except that the Stockholder Representative shall not be provided such opportunity to the extent that Purchaser reasonably determines that such participation could result in the loss of any attorney-client privilege or right under the workproduct doctrine of Purchaser or any Indemnified Person in respect of such claim; provided that Purchaser shall use commercially reasonable efforts to permit such access through entering into a joint defense, common interest, or similar agreement. The Stockholder Representative’s participation will be subject to Purchaser’s right to control such defense. Purchaser may not settle any such claim without the written consent of the Stockholder Representative (such consent not to be unreasonably withheld, conditioned or delayed). If the Stockholder Representative consents to any such settlement, the Stockholder Representative will not have any power or authority to object to the amount or validity of any Liability Claim for Recoverable Losses by or on behalf of any Indemnified Person in respect of any such settlement. Purchaser shall maintain the Company’s current counsel for purposes of litigation and negotiation of the Specified Matter prior to the Specified Matter Conclusion Date.

10.6          Early Release; Disbursement of Special Escrow Amount.

(a)               Five (5) Business Days following the Specified Matter Conclusion Date, the Stockholder Representative and Purchaser shall direct the Escrow Agent to disburse the Special Escrow Early Release Amount (i) to the Paying Agent for distribution to the Stockholders in accordance with the allocation calculations of the Stockholder Representative, subject to Section 2.12, in cash and without interest thereon, an aggregate amount equal to (x) the quotient of the Special Escrow Early Release Amount divided by the Fully-Diluted Class A Common Shares (the “Special Escrow Early Release Amount Per Class A Share”) multiplied by (y) the sum of the number of shares of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares) plus the aggregate number of Preferred Stock Deemed Conversion Shares in respect of all shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, by wire transfer of immediately available funds to an account specified in writing by the Paying Agent, and (ii) to the Surviving Company, for further payment through the next practicable payroll of the Surviving Company to the Optionholders in accordance with the allocation calculations of the Stockholder Representative, subject to Section 2.12, in cash and without interest thereon, an aggregate amount equal to the product of (x) the Special Escrow Early Release Amount Per Class A Share multiplied by (y) the number of shares of Class A Common Stock issuable upon exercise in full of all Options outstanding and unexercised immediately prior to the Effective Time. For the avoidance of doubt, a holder of Dissenting Shares shall not be entitled to receive any portion of such amounts disbursed Purchaser and shall only have the dissenters’ rights set forth in Section 2.7(h).

(b)               Subject to this Article 10, if any portion of the Special Escrow Amount remains in the Special Escrow Account after the Special Escrow Termination Date (the “Excess Special Escrow Amount”), then the Stockholder Representative and Purchaser shall direct the Escrow Agent to disburse such remaining amounts (i) to the Paying Agent for distribution to the Stockholders in accordance with the allocation calculations of the Stockholder Representative, subject to Section 2.12, in cash and without interest thereon, an aggregate amount equal to (x) the quotient of the Excess Special Escrow Amount divided by the Fully-Diluted Class A Common Shares (the “Excess Special Escrow Amount Per Class A Share”) multiplied by (y) the sum of the number of shares of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares) plus the aggregate number of Preferred Stock Deemed Conversion Shares in respect of all shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, by wire transfer of immediately available funds to an account specified in writing by the Paying Agent, and (ii) to the Surviving Company, for further payment through the next practicable payroll of the Surviving Company to the Optionholders in accordance with the allocation calculations of the Stockholder Representative, subject to Section 2.12, in cash and without interest thereon, an aggregate amount equal to the product of (x) the Excess Special Escrow Amount Per Class A Share multiplied by (y) the number of shares of Class A Common Stock issuable upon exercise in full of all Options outstanding and unexercised immediately prior to the Effective Time. For the avoidance of doubt, a holder of Dissenting Shares shall not be entitled to receive any portion of such amounts disbursed Purchaser and shall only have the dissenters’ rights set forth in Section 2.7(h).

10.7          Specified Matter Exclusive Remedy. Following the Closing, the sole and exclusive remedy of the Indemnified Persons for any and all Losses or other claims or causes of action (whether in contract or tort, in law or in equity, or granted by statute or otherwise) that may be based upon, arise out of or relate to the Specified Matter or the underlying facts thereof, shall be the rights of indemnification set forth in this Article 10, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, or whether at law or in equity, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by Law.  The provisions of this Article 10 were specifically bargained for among the Parties and were taken into account by the Parties in arriving at the Enterprise Value and the terms and conditions of this Agreement.

Article 11

General Provisions

11.1       Survival. The agreements in Article 2, Article 10, this Article 11 and Sections 6.1, 6.2, 6.3, 7.5 and 7.7 of this Agreement shall survive the Closing in accordance with their terms. The remainder of the representations, warranties, covenants and agreements in this Agreement or in any schedule, exhibit, instrument or other document pursuant to this Agreement shall terminate at the Closing, and thereafter none of the Parties or any of their Affiliates or any of their respective current or former officers, directors, employees, partners, managers, members, advisors, consultants, agents or representatives, or their respective successors and assigns shall have any liability whatsoever with respect to any such representation, warranty, covenant or agreement, and no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto against the Company, Purchaser, Merger Sub, their respective Affiliates or their respective current and former officers, directors, employees, partners, managers, members, advisors, consultants, agents or representatives, or their respective successors and assigns (the “Released Group”), and there will be no liability in respect thereof, whether such liability has accrued prior to, on or after the Closing, on the part of Purchaser, Merger Sub, any member of the Company Group or any other member of the Released Group. The provisions of this Section 11.1 will not, however, prevent or limit a cause of action (i) under Section 11.13 to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, (ii) under Section 2.10 to enforce any decision or determination of the Accountant or (iii) for Fraud of a Party (including, for the avoidance of doubt, with respect to misrepresentations with regard to the Specified Matter).

11.2       Company Disclosure Schedule. If and to the extent any information required to be furnished in any Section of the Company Disclosure Schedule is contained in this Agreement or in any other Section of the Company Disclosure Schedule, such information shall be deemed to be included in all Sections of the Company Disclosure Schedule in which the information would otherwise be required to be included to the extent that it is reasonably apparent on its face that such disclosure is applicable to such other Section. Disclosure of any item or matter in any Section of the Company Disclosure Schedule shall not be considered an admission by the disclosing party that such item or matter (or any non-disclosed item, matter or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item or matter has had or would reasonably be expected to have a Material Adverse Effect, or that such item or matter does in fact exceed any applicable threshold limitation set forth in the Agreement. Such disclosure of any item or matter shall not be construed as an admission by the disclosing party of any non-compliance with, or violation of, any third party rights (including any Intellectual Property) or any applicable Law of any Governmental Body, such disclosures having been made solely for the purposes of creating exceptions to the representations, warranties, covenants or other statements made herein or of disclosing any information required to be disclosed under the Agreement. The Company Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties or covenants contained in this Agreement, and do not, except as expressly set forth in the representations and warranties which they qualify, constitute representations and warranties as to the matters described therein. The Company shall not be prejudiced in any manner whatsoever, and no presumptions shall be created, by virtue of the disclosure of any matter in the Company Disclosure Schedule which otherwise is not required to be disclosed by this Agreement.

11.3       Entire Agreement. This Agreement and the other Transaction Documents, the Company Disclosure Schedule and the Confidentiality Agreement contain the entire understanding of the Parties with respect to the subject matter contained herein and therein. This Agreement supersedes all prior and contemporaneous agreements, arrangements, Contracts, discussions, negotiations, undertakings and understandings (whether written or oral and including any letter of intent or other similar preliminary documents) between the Parties with respect to such subject matter, other than the Confidentiality Agreement.

11.4       Amendment and Waiver. This Agreement may be amended, supplemented or changed, and any provision hereof can be waived, only by a written instrument making specific reference to this Agreement executed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought; provided that notwithstanding anything in this Agreement to the contrary, the provisions relating to the Debt Financing and the Debt Financing Sources set forth in this Agreement (including this Section 11.4, 11.9, 11.10, 11.12, 11.14 and 11.19) may not be amended in a manner adverse to the Debt Financing Sources without the written consent of the Debt Financing Sources. No failure of or delay by a Party to insist upon strict adherence to any term or provision of this Agreement or to exercise any right, power or privilege hereunder on any occasion shall operate as a waiver thereof. Nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

11.5       Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any applicable Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Any such term or provision held invalid, illegal, or incapable of being enforced only in part or degree will remain in full force and effect to the extent not held invalid, illegal, or incapable of being enforced. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, such term or provision is hereby deemed modified to give effect to the original written intent of the Parties to the greatest extent consistent with being valid and enforceable under Law.

11.6       Expenses and Obligations. Unless otherwise expressly provided herein, all costs and expenses incurred by the Parties in connection with the transactions contemplated by this Agreement shall be borne solely and entirely by the Party that has incurred such expenses; provided that if the Closing occurs, the Purchaser’s expenses may be funded by the Surviving Company with the proceeds of the Debt Financing or its own available cash.

11.7       Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and (a) delivered by hand, (b) sent by email or (c) sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and e-mail addresses set forth below (or to such other addresses as a Party may designate by notice to the other Parties):

If to the Company:

FAPS Holdings, Inc.

100 Throckmorton Street, Suite 1800

Fort Worth, TX 76102

Attention: General Counsel

Email: notices@first-american.net

with a copy to (which will not constitute notice to the Company):

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Christopher Ewan and David McDonald

Email: Christopher.Ewan@friedfrank.com and

    david.mcdonald@friedfrank.com

Ontario Teachers’ Pension Plan Board

5650 Yonge Street

Toronto, Ontario

Canada M2M 4H5

Attention: Legal Department

E-mail: law_investments@otpp.com

Stella Point Capital, LP

444 Madison Avenue, 25th Floor

New York, NY 10022

Attention:  Robert Jahn

Email:  legal@stellapoint.com

If to Purchaser or Merger Sub, or to the Surviving Company:

Deluxe Corporation

3680 Victoria St. N.

Shoreview, MN 55126

Attention: Jeffrey Cotter

Email: jeff.cotter@deluxe.com

with a copy to (which will not constitute notice to Purchaser or Merger Sub):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention:	Michael J. Aiello; Matthew J. Gilroy
Email:	michael.aiello@weil.com; matthew.gilroy@weil.com

If to the Stockholder Representative:

c/o ApplePoint FAPS Holdings LP

Ontario Teachers’ Pension Plan Board

5650 Yonge Street

Toronto, Ontario

Canada M2M 4H5

Attention: Legal Department

E-mail: law_investments@otpp.com

with a copy to (which will not constitute notice to the Stockholder Representative):

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Christopher Ewan and David McDonald

Email: Christopher.Ewan@friedfrank.com and

     david.mcdonald@friedfrank.com

Stella Point Capital, LP

444 Madison Avenue, 25th Floor

New York, NY 10022

Attention:  Robert Jahn

Email:  legal@stellapoint.com

Any of the above addresses may be changed at any time by notice given as provided above; provided that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if by hand delivery or by email and one (1) Business Day after the date of sending, if mailed by nationally recognized overnight delivery service.

11.8       Counterparts. This Agreement may be executed in two or more counterparts (including by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one instrument. Delivery of a signed counterpart of a signature page of this Agreement by facsimile or by .PDF file (portable document format file) shall be as effective as delivery of a manually signed counterpart of this Agreement.

11.9       Governing Law.

(a)          Subject to the last sentence of this Section 11.9(a) and to Section 11.9(c), this Agreement, and all Legal Actions (whether in contract or tort) that may be based upon, arise out of or relate, in whole or in part, to this Agreement or the negotiation, execution or performance of this Agreement (including any Legal Actions based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice of law principles or rules that would require or permit the application of the laws of another jurisdiction, including statutes of limitations. Each of the Parties agrees that it will not, nor will it permit any Affiliate to, bring or support any Legal Actions of any kind (whether pursuant to a legal requirement, in equity, in contract, in tort or otherwise) against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing Commitments or the performance thereof, in any forum other than the Supreme Court of the State of New York, borough of Manhattan (and appellate courts thereof), or, if under applicable legal requirements exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

(b)          Each of the Parties agrees (i) that any Legal Action, whether at law or in equity, whether in contract or in tort or otherwise, that may be based upon, arise out of or relate, in whole or in part, to this Agreement shall be brought in the Court of Chancery of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and, by execution and delivery of this Agreement, each Party hereby irrevocably submits itself generally and unconditionally, to the exclusive jurisdiction of the aforesaid court in any Legal Action arising out of this Agreement, (ii) not to bring or permit any of their controlled Affiliates to bring or support anyone else in bringing any such Legal Action in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 11.7 shall be effective service of process against it for any such Legal Action brought in any such court, and (iv) to waive and hereby waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Action in any such court, and (v) that, notwithstanding the foregoing, a final judgment in any such Legal Action shall be conclusive and may be enforced in any court in any other jurisdictions (where the Party against which enforcement is sought has operations or owns assets) by suit on the judgment or in any other manner provided by Law. Nothing in this paragraph shall affect or eliminate any right to serve process in any other manner permitted by Law.

(c)          Each of the Parties agrees that, except as specifically set forth in the Debt Financing Commitments, all Legal Actions (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Financing Commitments or the performance thereof or the financings contemplated thereby, will be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to any choice of law principles or rules that would require or permit the application of the laws of another jurisdiction.

11.10     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING COMMITMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING THE DEBT FINANCING) OR THE ACTIONS OF ANY PARTY HERETO OR THERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

11.11     Rights Cumulative. Except as expressly limited by this Agreement, all rights and remedies of each of the Parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or Law.

11.12     Assignment. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law and permitted assigns of the Parties. No assignment of this Agreement may be made by any Party at any time, whether or not by operation of law, without the other Parties’ prior written consent; provided that Purchaser or Merger Sub may assign, in whole or in part, its rights and obligations under this Agreement without prior written consent to (i) any of its Affiliates; provided  further, that no such assignment shall relieve it of its obligations hereunder, (ii) any Debt Financing Source (or any agent or collateral trustee for any such Person) as collateral in connection with the Debt Financing and (iii) any insurer that underwrites a buyer-side insurance policy covering losses arising from breaches of the representations and warranties in this Agreement in the event of fraud. Any attempted assignment in violation of the foregoing shall be null and void ab initio.

11.13     Specific Performance. The Parties agree that irreparable damage will occur in the event that any of the obligations, undertakings, covenants or agreements of the Parties were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy. It is accordingly agreed that the Company, on the one hand, and Purchaser and Merger Sub, on the other hand, shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the other Party, and to enforce specifically the terms and provisions of this Agreement (including Section 7.1 and Section 7.2, and including to cause Purchaser and Merger Sub to consummate the Merger and the Closing and to make the payments contemplated by this Agreement to be made at the Closing) by a decree of specific performance, without the necessity of proving actual harm or posting a bond or other security therefor, this being in addition to any other remedy to which such Party is entitled at law or in equity, and each Party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance or other equitable remedy is not an appropriate remedy for any reason at law or in equity.

11.14     Third-Party Beneficiaries. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement, nor confer any rights, benefits or remedies hereunder upon any Person other than the Parties and their respective successors and assigns, except (a) as contemplated by Section 6.2 and this Section 11.14, (b) to the extent the Effective Time occurs, for the rights of the Selling Equityholders under Article 2 on and after the Effective Time to receive payment therefor, and (c) with respect to any Debt Financing Source, as contemplated by Sections 11.4, 11.9 11.10, this Section 11.14 and 11.19. Notwithstanding anything herein to the contrary, the Stockholder Representative shall have the right to enforce the rights of the Selling Equityholders to pursue damages in the event of Purchaser’s or Merger Sub’s willful, material breach of this Agreement. In addition, the Company shall have the right, but not the obligation to enforce any rights of the Selling Equityholders under this Agreement.

11.15     Stockholder Representative.

(a)          The Stockholder Representative is hereby irrevocably appointed as the representative, agent, proxy, and attorney-in-fact (with full power of substitution) for all the Selling Equityholders and for all purposes under this Agreement and the other Transaction Documents including the full power and authority on behalf of the Selling Equityholders (and the Stockholder Approval and the Letter of Transmittal will expressly ratify and approve such designation): (1) to consummate the transactions contemplated under this Agreement and the other Transaction Documents and the other agreements, instruments, and documents contemplated hereby or thereby or executed in connection herewith or therewith (including to execute any document or certificate necessary or advisable in order to consummate the transactions contemplated hereby or thereby), (2) to negotiate and settle disputes arising under, or relating to, this Agreement and the other Transaction Documents and the other agreements, instruments, and documents contemplated hereby or thereby or executed in connection herewith or therewith, (3) to receive and disburse to, or engage the Paying Agent to receive and disburse to, the Selling Equityholders any funds received on behalf of the Selling Equityholders under this Agreement or otherwise, (4) to withhold, or cause the Paying Agent to withhold, any amounts received on behalf of the Selling Equityholders pursuant to this Agreement or otherwise to satisfy any and all obligations or liabilities incurred by the Selling Equityholders, the Paying Agent or the Representative in the performance of their duties hereunder or under the other Transaction Documents, (5) to execute and deliver any amendment or waiver to this Agreement and the other Transaction Documents and the other agreements, instruments, and documents contemplated hereby or thereby or executed in connection herewith or therewith (without the prior approval of the Selling Equityholders), (6) to execute and deliver any other agreements, instruments, and documents in connection therewith (without the prior approval of the Selling Equityholders), and (7) to take all other actions to be taken by or on behalf of the Selling Equityholders in connection with this Agreement and the other Transaction Documents and the other agreements, instruments, and documents contemplated hereby or thereby or executed in connection herewith or therewith (including engaging and instructing the Paying Agent). The Selling Equityholders, by approving this Agreement, further agree that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Stockholder Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Selling Equityholder. All decisions and actions by the Stockholder Representative shall be binding upon all of the Selling Equityholders and no Selling Equityholder shall have the right to object, dissent, protest or otherwise contest the same. The Stockholder Representative shall not have the authority to increase the liability of any Selling Equityholder on a non pro rata basis. If an allocation is not otherwise provided for in this Agreement, the Stockholder Representative shall, or may instruct the Paying Agent to, distribute funds to the Selling Equityholders in its discretion. The Company, the Surviving Company, Purchaser, Merger Sub, the Escrow Agent and the Paying Agent shall be entitled to conclusively rely, without independent verification or investigation, upon any such decision or action of the Stockholder Representative as being the binding decision or action of every Selling Equityholder and none of Purchaser, Merger Sub or their respective shareholders, directors, officers or Affiliates shall be liable to any Selling Equityholder or any other Persons for any actions taken or omitted from being taken by it in accordance with or reliance upon any such decision or action of the Stockholder Representative. The Stockholder Representative shall have no duties or obligations to the Selling Equityholders hereunder, except as expressly set forth in this Agreement, and no implied covenants, agreements, functions, duties, responsibilities, obligations or liabilities shall be read into this Agreement, or shall otherwise exist against the Stockholder Representative.

(b)          By the approval of this Agreement, each Selling Equityholder hereby severally, for itself only and not jointly agrees to indemnify and hold harmless the Stockholder Representative and its partners, managers, officers, agents and other representatives against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts incurred by such Persons in connection with any action, suit or proceeding to which the Stockholder Representative or such other Person is made a party by reason of the fact that it is or was acting as the Stockholder Representative pursuant to the terms of this Agreement, other than as a result of the Stockholder Representative’s fraud, bad faith or willful misconduct.

(c)          Neither the Stockholder Representative nor any of its members, managers, officers, agents or other representatives shall incur any liability to any Selling Equityholder by virtue of the failure or refusal of such Persons for any reason to consummate the transactions contemplated hereby or relating to the performance of their duties hereunder, except for actions or omissions constituting fraud, bad faith or willful misconduct. The Stockholder Representative and its members, managers, officers, agents and other representatives shall have no liability in respect of any Legal Action brought against such Persons by any Selling Equityholder, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at Law or in equity, or otherwise, unless such Persons took or omitted taking any action in bad faith or as result of fraud or willful misconduct.

(d)          All out-of-pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) reasonably incurred by the Stockholder Representative in performing any actions under this Agreement and the other Transaction Documents will be paid out of the Stockholder Representative Expense Account from time to time. In the event that the Stockholder Representative determines that the Stockholder Representative Expense Amount is insufficient to cover the fees and expenses incurred or to be incurred by the Stockholder Representative in performing its obligations under this Agreement, the Stockholder Representative shall be entitled to increase the Stockholder Representative Expense Amount and instruct the Escrow Agent or the Paying Agent to direct amounts otherwise payable to the Selling Equityholders pursuant to this Agreement to the Stockholder Representative Expense Account in order to cover any such fees and expenses. The Stockholder Representative Expense Amount shall be held by the Stockholder Representative in the Stockholder Representative Expense Account for the benefit of the Selling Equityholders for reimbursements payable to the Stockholder Representative under this Section 11.15. As soon as reasonably practicable after the date that amounts payable pursuant to this Agreement and the other Transaction Documents to the Selling Equityholders or Purchaser (other than pursuant to this Section 11.15(d)) or any advisors or other third Persons have been paid or released as determined by the Stockholder Representative, if any amount of the Stockholder Representative Expense Amount remains in the Stockholder Representative Expense Account (together with any amount(s) that have been added thereto pursuant to this Section 11.15(d) which remain in such account) (the aggregate of any such amounts, the “Excess Stockholder Representative Expense Amount”), then the Stockholder Representative shall pay:

(x)       to the Paying Agent for distribution to the Stockholders in accordance with the allocation calculations of the Stockholder Representative, subject to Section 2.12, in cash and without interest thereon, an aggregate amount equal to (x) the quotient equal to the Excess Stockholder Representative Expense Amount divided by the Fully-Diluted Class A Common Shares (the “Excess Stockholder Representative Expense Amount Per Class A Share”) multiplied by (y) the sum of the number of shares of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares) plus the aggregate number of Preferred Stock Deemed Conversion Shares in respect of all shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, by wire transfer of immediately available funds to an account specified in writing by the Paying Agent, and

(y)       to the Surviving Company, for further payment through the next practicable payroll of the Surviving Company to the Optionholders in accordance with the allocation calculations of the Stockholder Representative, subject to Section 2.12, in cash and without interest thereon, an aggregate amount equal to the product of (x) the Excess Stockholder Representative Expense Amount Per Class A Share multiplied by (y) the number of shares of Class A Common Stock issuable upon exercise in full of all Options outstanding and unexercised immediately prior to the Effective Time.

For the avoidance of doubt, a holder of Dissenting Shares shall not be entitled to receive any portion of such amounts disbursed by the Stockholder Representative and shall only have the dissenters’ rights set forth in Section 2.7(h).

(e)          Following the Closing Date, Selling Equityholders entitled to a majority-in-interest of the Adjusted Closing Date Class A Merger Consideration may, by written consent, appoint a new representative as the Stockholder Representative. Notice of such new representative shall be delivered to the Purchaser not less than three (3) days prior to such appointment. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by the Purchaser.

(f)           In the event that the Stockholder Representative becomes unable or unwilling to continue in its capacity as Stockholder Representative, or if the Stockholder Representative resigns, the Selling Equityholders entitled to a majority-in-interest of the Adjusted Closing Date Class A Merger Consideration may by written consent appoint a new representative as the Stockholder Representative. Notice of such new representative shall be delivered to the Purchaser not less than three (3) days prior to such appointment. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by the Purchaser.

11.16     Release.

(a)          Effective as of the Effective Time, each of Purchaser, Merger Sub and the Company Group, on behalf of itself and each of their Subsidiaries and controlled Affiliates and each of their successors and assigns, hereby irrevocably and unconditionally releases and forever discharges each current and former manager, officer, director, employee, agent or representative of the Company Group and the Selling Equityholders of the Company and their respective Affiliates, including OTPP and SPC (together, the “Sponsors”), and their respective former, current and future equityholders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing) (collectively, “Seller Released Parties”) from any and all Legal Actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), obligations, liabilities, claims and demands whatsoever whether in law or in equity, arising out of, or relating to, or accruing from (i) the organization, management or operation of the businesses of the Company Group or their relationship with the Company Group, in each case relating to any matter, occurrence, action or activity on or prior to the Closing Date, (ii) any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement or in any schedule, exhibit, instrument or other document hereto or in any certificate contemplated hereby and delivered in connection herewith, (iii) any information (whether written or oral), documents or materials furnished in connection with the transactions contemplated hereby or (iv) any COVID-19 Measures taken prior to the Closing, and covenant not to initiate any Legal Action relating to the foregoing against the Seller Released Parties; provided that nothing in this Agreement shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any Party with respect to (x) enforcing the terms of this Agreement and (y) Fraud.

(b)          Effective as of the Effective Time, each of the Selling Equityholders, including the Sponsors and their respective controlled Affiliates and each of their successors and assigns hereby irrevocably and unconditionally releases and forever discharges Purchaser, Merger Sub and the Company Group and each of their Subsidiaries and Affiliates and each of their current and former officers, directors, employees, partners, members, advisors, successors and assigns (collectively, “Purchaser Released Parties”) from any and all Legal Actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), obligations, liabilities, claims and demands whatsoever whether in law or in equity, arising out of, or relating to, or accruing from (i) actions taken or failed to be taken by any of the Purchaser Released Parties in any capacity relating to the Company Group or their relationship with the Company Group, in each case relating to any matter, occurrence, action or activity on or prior to the Closing Date, (ii) any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement or in any schedule, exhibit, instrument or other document hereto or in any certificate contemplated hereby and delivered in connection herewith, or (iii) any information (whether written or oral), documents or materials furnished in connection with the transactions contemplated hereby, and covenant not to initiate any Legal Action relating to the foregoing against the Purchaser Released Parties; provided that nothing in this Agreement shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any Party with respect to (x) enforcing the terms of this Agreement and (y) Fraud.

11.17     Legal Representation.

(a)          Each of the Parties acknowledges that Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”) currently serves as counsel to both (i) the Company Group and (ii) the Sponsors, including in connection with the negotiation, preparation, execution and delivery of this Agreement, the Transaction Documents, and the consummation of the Merger.  There may come a time, including after the Closing, when the interests of the Sponsors and the Company Group may no longer be aligned or when, for any reason, the Sponsors, Fried Frank or the Company Group believe that Fried Frank cannot or should no longer represent both the Sponsors and the Company Group.  The Parties understand and specifically agree that Fried Frank may withdraw from representing the Company Group at any time and continue to represent the Sponsors (or any other Selling Equityholder), even if the interests of the Sponsors (or such other Selling Equityholder), and the interests of the Company Group are or may be directly adverse, including in connection with any dispute arising out of or relating to this Agreement, any of the Transaction Documents or the Merger, and even though Fried Frank may have represented the Company Group in a matter substantially related to such dispute or may be handling ongoing matters for the Company Group or any of its Affiliates, and Purchaser, Merger Sub and the Company Group hereby consent thereto and waive any conflict of interest arising therefrom.  In connection with the foregoing, Purchaser and Merger Sub on behalf of themselves and their Affiliates hereby irrevocably waive and agree not to assert, and agree to cause the Company Group (after the Closing) to irrevocably waive and agree not to assert, any conflict of interest arising from or in connection with (i) Fried Frank’s prior representation of the Company Group and (ii) Fried Frank’s representation of the Sponsors (or any other Selling Equityholder) prior to and after the Closing.  Purchaser and Merger Sub on behalf of themselves and their Affiliates further consent and agree to, and agree to cause the Company Group (after the Closing) to consent and agree to, the communication or transfer by Fried Frank to the Sponsors (or any other Selling Equityholder) in connection with any representation of any fact, document or other information known to Fried Frank or in Fried Frank’s possession arising by reason of Fried Frank’s representation of the Company Group prior to the Closing.

(b)          Each of the Parties further agrees that all communications and documents exchanged in any form or format whatsoever between or among any of Fried Frank, the Company Group, the Sponsors (or any other Selling Equityholder), or any of their respective Affiliates, that relate in any way to the consideration, negotiation, documentation and consummation of the Agreement, any of the Transaction Documents or the Merger or any alternative transaction or any dispute arising under or relating to any of the foregoing (collectively, the “Deal Communications”) shall be deemed to be retained and owned solely by the Sponsors, shall be controlled solely by the Sponsors, and shall not pass to or be claimed by Purchaser, Merger Sub or the Company Group or any of their Affiliates.  All Deal Communications that are subject to the attorney-client privilege, the attorney work product doctrine or any other privilege or protection (collectively, the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsors, shall be controlled solely by the Sponsors and shall not pass to or be claimed by Purchaser, Merger Sub, the Company Group or any of their Affiliates.  Neither the Sponsors nor Fried Frank shall have any duty whatsoever to reveal or disclose any Deal Communications, Privileged Deal Communications or files to the Company Group by reason of any attorney-client relationship between Fried Frank and the Company Group or otherwise.  Notwithstanding the foregoing, in the event that a dispute arises after the Closing between Purchaser or the Company Group, on the one hand, and a third party other than the Sponsors, any other Selling Equityholder, or any of their Affiliates, on the other hand, Purchaser and the Company Group may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that neither Purchaser nor the Company Group may waive such privilege without the prior written consent of the Stockholder Representative.  In the event that Purchaser or the Company Group is legally required by Order to produce any Deal Communications or Privileged Deal Communications in their possession, Purchaser shall immediately (and in any event, within two (2) Business Days) notify the Stockholder Representative in writing (including by making specific reference to this section) so that the Stockholder Representative can seek a protective order or take other appropriate action and Purchaser and the Company Group agree to use all commercially reasonable efforts to assist therewith.

(c)          To the extent that files or other materials maintained by Fried Frank constitute property of its clients, only the Stockholder Representative shall hold such property rights with respect to any representation prior to the Closing of the Company Group, and Fried Frank shall have no duty to reveal or disclose any such files or other materials by reason of any attorney-client relationship between Fried Frank, on the one hand, and the Company Group, on the other hand.

(d)          Prior to the Closing, the Stockholder Representative, the Company Group, the Sponsors (or any other Selling Equityholder), or any of their respective directors, officers, employees or other representatives, are permitted to take any action to protect from access or remove from the premises of the Company Group (or any offsite back-up or other facilities) any Deal Communications or Privileged Deal Communications, including by segregating, encrypting, copying, deleting, erasing, exporting or otherwise taking possession of any Deal Communications or Privileged Deal Communications (any such action, a “Permitted Removal”). However, it may not be practicable or cost-effective to undertake a Permitted Removal, or to remove all Deal Communications or Privileged Deal Communications that may exist in the Company Group’s files and electronic servers and databases. In the event that any Deal Communication or Privileged Deal Communication (including any copy, backup, image or other form or version or electronic vestige of any portion of such material) remains accessible to or discoverable or retrievable by Purchaser, Merger Sub or the Company Group (each, a “Residual Communication”), Purchaser and Merger Sub on behalf of themselves and their Affiliates agree, and agree to cause the Company Group (after the Closing) to agree, that they will not intentionally use or attempt to use any means to access, retrieve, restore, recreate, unarchive or otherwise gain access to or view any Residual Communication for any purpose. Purchaser and the Surviving Company, together with any of their respective affiliates, subsidiaries, successors or assigns, agree not to (i) assert that the privilege has been waived as to the Privileged Deal Communications or the subject matter of such material that may be located in the records or electronic servers and databases (or in the knowledge of the officers and employees) of the Company Group or the Surviving Company, (ii) assert that Purchaser, Merger Sub or the Company Group have the right to waive the attorney-client or other privilege with respect to such material or the subject matter contained in it and (iii) seek to obtain the Deal Communications or the Privileged Deal Communications, directly or indirectly, from Fried Frank or any other Person. In furtherance of the foregoing, each of the Parties hereto (and the Surviving Company after the Effective Time) agrees to take the steps necessary to ensure that the privilege with respect to Privileged Deal Communications shall survive the Closing, remain in effect and be assigned to and controlled by the Sponsors, and will not take any action that would result in any waiver of the privilege after the Closing.

(e)          This Section 11.17 is for the benefit of the Sponsors (and any other Selling Equityholder) and Fried Frank, and Fried Frank is an express third-party beneficiary of this Section 11.17.  This Section 11.17 shall be irrevocable, and no term of this Section 11.17 may be amended, waived or modified without the prior written consent of the Stockholder Representative and Fried Frank.

11.18     No Recourse. Except as set forth in the Confidentiality Agreement, this Agreement may only be enforced against, and a Legal Action based upon, arising out of, or related to this Agreement may only be brought by the expressly named Party and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent of a named Party, no present, former or future Affiliate, officer, director, employee, incorporator, member, partner, stockholder, agent, attorney or other Representative of any Party or their Affiliates shall have any Liability (whether in contract, in tort or otherwise) for any obligations or liabilities of any Party which is not otherwise expressly identified as a Party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, agreements or covenants of any Party under this Agreement for any claim based upon, in respect of, or by reason of, the Merger or in respect of any representations made or alleged to have been made in connection herewith or therewith.

11.19     Debt Financing Sources. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Affiliates nor shall have any rights or claims against any Debt Financing Source in connection with this Agreement, the Debt Financing, any Debt Commitment Letter or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise. The Company (on behalf of itself and its Affiliates), (a) hereby waive any claims or rights against any Debt Financing Source relating to or arising out of this Agreement, the Debt Financing, any Debt Commitment Letter and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise and (b) hereby agrees not to bring or support any action against any Debt Financing Source in connection with this Agreement, the Debt Financing, any debt commitment letter and the transactions contemplated hereby and thereby; provided that following the Closing, the foregoing will not limit the rights of the parties to the Debt Financing under any financing agreements related thereto.

IN WITNESS WHEREOF, the Company, Purchaser, Merger Sub and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

Company:

Faps holdings, inc.

By:	/s/ Neil L. Randel
	Name:	Neil L. Randel
	Title:	Chief Executive Officer

STOCKHOLDER REPRESENTATIVE:

APPLEPOINT FAPS HOLDINGS LP

By:	/s/ Gregory Mashinter
	Name:	Gregory Mashinter
	Title:	Authorized Signatory

Purchaser:

Deluxe corporation

By:	/s/ Jeffrey L. Cotter
	Name:	Jeffrey L. Cotter
	Title:	Chief Administrative Officer, Senior Vice President and General Counsel

Merger Sub:

fox aCquirer sub, inc.

By:	/s/ Jeffrey L. Cotter
	Name:	Jeffrey L. Cotter
	Title:	Secretary

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